EXHIBIT 10.3
EXECUTION VERSION

Those portions of the Schedules to this
Agreement marked with an [*] have been omitted
pursuant to a request for confidential treatment
and have been filed separately with the SEC.

Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4)
and 230.24b-2
CREDIT AGREEMENT

Dated as of August 7, 2014

among

ABERCROMBIE & FITCH MANAGEMENT CO.,
as the Lead Borrower

For

The Borrowers Named Herein,

The Guarantors Named Herein,

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Agent, L/C Issuer and Swing Line Lender,

and

The Other Lenders Party Hereto

PNC BANK, NATIONAL ASSOCIATION,
as Syndication Agent and L/C Issuer

JPMORGAN CHASE BANK, N.A.,
as Documentation Agent and L/C Issuer

WELLS FARGO BANK, NATIONAL ASSOCIATION
PNC CAPITAL MARKETS LLC

and

J.P. MORGAN SECURITIES LLC,

as

Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Section		Page
ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS	1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	57
1.03	Accounting Terms	58
1.04	Rounding	59
1.05	Times of Day	59
1.06	Letter of Credit Amounts	59
1.07	Covenant Compliance.	59
ARTICLE II	THE COMMITMENTS AND CREDIT EXTENSIONS	60
2.01	Committed Loans; Reserves	60
2.02	Borrowings, Conversions and Continuations of Committed Loans.	60
2.03	Letters of Credit.	62
2.04	Swing Line Loans.	71
2.05	Prepayments.	74
2.06	Termination or Reduction of Commitments	75
2.07	Repayment of Loans.	76
2.08	Interest.	76
2.09	Fees	76
2.10	Computation of Interest and Fees	77
2.11	Evidence of Debt.	77
2.12	Payments Generally; Agent’s Clawback.	77
2.13	Sharing of Payments by Lenders	79
2.14	Settlement Amongst Lenders	80
2.15	Increase in Commitments.	80
2.16	Foreign Sub-Facility.	82
ARTICLE III	TAXES, YIELD PROTECTION AND ILLEGALITY; APPOINTMENT
	OF LEAD BORROWER	84
3.01	Taxes.	84
3.02	Illegality	88
3.03	Inability to Determine Rates	88
3.04	Increased Costs; Reserves on LIBO Rate Loans.	89
3.05	Compensation for Losses	90
3.06	Mitigation Obligations; Replacement of Lenders.	91
3.07	Survival	91
3.08	Designation of Lead Borrower as Borrowers’ Agent.	91
ARTICLE IV	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	92
4.01	Conditions of Initial Credit Extension	92
4.02	Conditions to all Credit Extensions	95
ARTICLE V	REPRESENTATIONS AND WARRANTIES	96
5.01	Existence, Qualification and Power	96
5.02	Authorization; No Contravention	97
5.03	Governmental Authorization; Other Consents	97
5.04	Binding Effect	97
5.05	Financial Statements; No Material Adverse Effect.	97
5.06	Litigation	98
5.07	No Default	98
5.08	Ownership of Property	98
5.09	Environmental Compliance	99
5.10	Insurance	100
5.11	Taxes	100
5.12	ERISA Compliance.	100
5.13	Subsidiaries; Equity Interests.	101
5.14	Margin Regulations; Investment Company Act;	101
5.15	Disclosure	102
5.16	Compliance with Laws	102
5.17	Intellectual Property; Licenses, Etc.	102
5.18	Labor Matters.	102
5.19	Security Documents.	103
5.20	Solvency	104
5.21	Deposit Accounts; Credit Card Arrangements.	104
5.22	Brokers	104
5.23	Customer and Trade Relations	104
5.24	Material Contracts	104
5.25	Foreign Asset Control Regulations.	104
ARTICLE VI	AFFIRMATIVE COVENANTS	105
6.01	Financial Statements	105
6.02	Certificates; Other Information	106
6.03	Notices	108
6.04	Payment of Obligations	119
6.05	Preservation of Existence, Etc.	110
6.06	Maintenance of Properties	110
6.07	Maintenance of Insurance.	110
6.08	Compliance with Laws	112
6.09	Books and Records; Accountants	112
6.10	Inspection Rights	112
6.11	Use of Proceeds	113
6.12	Additional Loan Parties	114
6.13	Cash Management.	115
6.14	Information Regarding the Collateral.	116
6.15	Physical Inventories.	117
6.16	Environmental Laws.	117
6.17	Further Assurances.	117
6.18	Material Contracts	118
6.19	Post-Closing Covenant	118
ARTICLE VII	NEGATIVE COVENANTS	118
7.01	Liens	119
7.02	Investments	119
7.03	Indebtedness; Disqualified Stock	119
7.04	Fundamental Changes	119
7.05	Dispositions	120
7.06	Restricted Payments	120
7.07	Prepayments of Indebtedness	120
7.08	Change in Nature of Business	121
7.09	Transactions with Affiliates	121
7.10	Burdensome Agreements	121
7.11	Amendment of Material Documents.	122
7.12	Fiscal Year.	122
7.13	Deposit Accounts; Credit Card Processors.	122
7.14	Minimum Availability.	122
ARTICLE VIII	EVENTS OF DEFAULT AND REMEDIES	122
8.01	Events of Default	122
8.02	Remedies Upon Event of Default	125
8.03	Application of Funds	126
ARTICLE IX	THE AGENT	127
9.01	Appointment and Authority.	127
9.02	Rights as a Lender	128
9.03	Exculpatory Provisions	128
9.04	Reliance by Agent.	129
9.05	Delegation of Duties	130
9.06	Resignation of Agent	130
9.07	Non-Reliance on Agent and Other Lenders	131
9.08	No Other Duties, Etc.	131
9.09	Agent May File Proofs of Claim	131
9.10	Collateral and Guaranty Matters	132
9.11	Notice of Transfer.	133
9.12	Reports and Financial Statements.	133
9.13	Agency for Perfection.	134
9.14	Indemnification of Agent	134
9.15	Relation among Lenders	134
9.16	Defaulting Lenders.	135
9.17	Intercreditor Agreement.	137
9.18	Other Liabilities.	137
ARTICLE X	MISCELLANEOUS	138
10.01	Amendments, Etc.	138
10.02	Notices; Effectiveness; Electronic Communications.	140
10.03	No Waiver; Cumulative Remedies	142
10.04	Expenses; Indemnity; Damage Waiver.	142
10.05	Payments Set Aside	144
10.06	Successors and Assigns.	144
10.07	Treatment of Certain Information; Confidentiality	148
10.08	Right of Setoff	149
10.09	Interest Rate Limitation	150
10.10	Counterparts; Integration; Effectiveness	150
10.11	Survival	150
10.12	Severability	151
10.13	Replacement of Lenders	151
10.14	Governing Law; Jurisdiction; Etc.	152
10.15	Waiver of Jury Trial	153
10.16	No Advisory or Fiduciary Responsibility	153
10.17	USA PATRIOT Act Notice	154
10.18	Time of the Essence	154
10.19	Press Releases.	154
10.20	Additional Waivers.	154
10.21	No Strict Construction.	156
10.22	Attachments.	156
10.23	Independent Effect of Covenants; Inconsistencies.	156
10.24	Keepwell.	157
	SIGNATURES	S-1
SCHEDULES
1.01	Borrowers
1.02	Guarantors
1.03	Immaterial Subsidiaries
2.01	Commitments and Applicable Percentages
2.03	Existing Letters of Credit
5.01	Loan Parties Organizational Information
5.08(b)(1)	Owned Real Estate
5.08(b)(2)	Leased Real Estate
5.09	Environmental Matters
5.10	Insurance
5.13	Subsidiaries; Other Equity Investments
5.17	Intellectual Property Matters
5.18	Collective Bargaining Agreements
5.21(a)	DDAs and Securities Accounts
5.21(b)	Credit Card Arrangements
6.02	Financial and Collateral Reporting
6.19	Post-Closing Matters
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.05	Store Closings
10.02	Agent’s Office; Certain Addresses for Notices
EXHIBITS
Form of
A
B
C
D
E
F
G
H-1 through H-4	Tax Compliance Certificates

(i)

CREDIT AGREEMENT
This CREDIT AGREEMENT (“Agreement”) is entered into as of August 7, 2014, among
ABERCROMBIE & FITCH MANAGEMENT CO., a Delaware corporation (the “Lead Borrower”), the Persons named on Schedule 1.01 hereto (collectively, the “Borrowers”), the Persons named on Schedule 1.02 hereto (collectively, the “Guarantors”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”),
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent, L/C Issuer and Swing Line Lender;
PNC BANK, NATIONAL ASSOCIATION, as Syndication Agent; and
JPMORGAN CHASE BANK, N.A., as Documentation Agent.
The Borrowers have requested that the Lenders provide a revolving credit facility, and the Lenders are willing to lend and the L/C Issuer is willing to issue Letters of Credit, in each case on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acceptable Document of Title” means, with respect to any Inventory, a tangible, negotiable bill of lading or other Document (as defined in the UCC) that (a) is issued by a common carrier which is not an Affiliate of the foreign vendor or any Loan Party which is in actual possession of such Inventory, (b) is issued to the order of a Loan Party or, if so requested by the Agent, to the order of the Agent, (c) names the Agent as a notify party and bears a conspicuous notation on its face of the Agent’s security interest therein, (d) is not subject to any Lien (other than in favor of the Agent and the Term Agent), and (e) is on terms otherwise reasonably acceptable to the Agent.
“ACH” means automated clearing house transfers.
“Accommodation Payment” has the meaning specified in Section 10.20(d).
“Account” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.
“Acquisition” means, with respect to any Person (a) an investment in, or a purchase of, a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of another Person, (c) any merger or consolidation of such Person with any other Person or other transaction or series of related transactions resulting in the acquisition of all or substantially all of the assets, or of a Controlling interest in the Equity Interests, of any Person, or (d) any acquisition by such Person of any group of Store locations comprising more than five percent (5%) of the number of Stores operated by the acquiring Person as of the date of such acquisition, in each case acquired in any transaction or group of transactions which are part of a common plan.
“Additional Commitment Lender” has the meaning specified in Section 2.15(c).
“Adjusted LIBO Rate” means:
(a)    for any Interest Period with respect to any LIBO Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of one percent) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate; and
(b)    for any interest rate calculation with respect to any Base Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of one percent) equal to (i) the LIBO Rate for an Interest Period commencing on the date of such calculation and ending on the date that is thirty (30) days thereafter multiplied by (ii) the Statutory Reserve Rate.
The Adjusted LIBO Rate will be adjusted automatically as of the effective date of any change in the Statutory Reserve Rate.
“Adjustment Date” means the first day of each Fiscal Quarter, commencing with the first full Fiscal Quarter ending after the Closing Date.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (ii) any director, officer, managing member, partner, trustee, or beneficiary of that Person, (iii) any other Person directly or indirectly holding 10% or more of any class of the Equity Interests of that Person, and (iv) any other Person 10% or more of any class of whose Equity Interests is held directly or indirectly by that Person.
“Agent” means Wells Fargo in its capacity as administrative agent and collateral agent under any of the Loan Documents, or any successor thereto.
“Agent Parties” has the meaning specified in Section 10.02(c).

“Agent’s Office” means the Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Agent may from time to time notify the Lead Borrower and the Lenders.
“Aggregate Commitments” means the Commitments of all the Lenders. As of the Closing Date, the Aggregate Commitments are $400,000,000.
“Agreement” means this Credit Agreement.
“Allocable Amount” has the meaning specified in Section 10.20(d).
“Applicable L/C Sublimit” means, with respect to (a) Wells Fargo and its Affiliates, $40,000,000, (b) PNC Bank, National Association and its Affiliates, $40,000,000, and (c) JPMorgan Chase Bank, N.A. and its Affiliates, $20,000,000, in each case, as such amounts may be increased as agreed by such applicable L/C Issuer with the approval of the Agent and the Lead Borrower.
“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.
“Applicable Margin” means:
(a)From and after the Closing Date until the first Adjustment Date, the percentages set forth in Level II of the pricing grid below; and
(b)From and after the first Adjustment Date and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the following pricing grid based upon the Average Daily Availability as of the Fiscal Quarter ended immediately preceding such Adjustment Date; provided, however, that (i) until the Adjustment Date which is January 31, 2015, the Applicable Margin shall not be established at Level I (even if the Average Daily Availability requirements for Level I have been met); and (ii) notwithstanding anything to the contrary set forth herein, upon the occurrence and during the continuance of an Event of Default, the Agent may, and at the direction of the Required Lenders shall, upon written notice to the Borrower, increase the Applicable Margin to that set forth in Level III (even if the Average Daily Availability requirements for a different Level have been met) and interest shall, at the Agent’s election or at the direction of the Required Lenders, accrue at the Default Rate; provided further if any Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit, but excluding revisions resulting from (x) normal year-end audit adjustments and changes in GAAP or its application to the financial statements delivered pursuant to Section 6.01 of this Agreement or (y) any other cause other than the correction of an error, omission or misrepresentation of the Loan Parties) or if the information set forth in any Borrowing Base Certificates otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Level	Average Daily Availability	LIBOR Margin	Base Rate Margin	Commercial Letter of Credit Fee	Standby Letter of Credit Fee
I	Equal to or greater than 66% of the Loan Cap	1.25%	0.25%	0.75%	1.25%
II	Equal to or greater than 33% of the Loan Cap but less than 66% of the Loan Cap	1.50%	0.50%	1.00%	1.50%
III	Less than 33% of the Loan Cap	1.75%	0.75%	1.25%	1.75%
“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Appraised Value” means, with respect to Eligible Inventory, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of Eligible Inventory as set forth in the inventory stock ledgers of the Loan Parties, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Agent.
“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.
“Arrangers” means each of Wells Fargo, PNC Capital Markets LLC and J.P. Morgan Securities LLC, in their respective capacities as joint lead arranger and joint bookrunner.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Agent, in substantially the form of Exhibit E or any other form approved by the Agent and the Lead Borrower.
“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended February 1, 2014, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of the Parent and its Subsidiaries, including the notes thereto.
“Availability” means, as of any date of determination thereof by the Agent, the result, if a positive number, of:
(a)The Loan Cap
Minus
(b)The Total Outstandings.
“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
“Availability Reserves” means, without duplication of any other Reserves or items to the extent such items are otherwise addressed or excluded through eligibility criteria, Bank Product Reserves, Cash Management Reserves, and such other reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Agent’s ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the Collateral or (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party. Notwithstanding the foregoing, Availability Reserves shall not include (i) Bank Product Reserves for the credit exposure of any Loan Party or any direct or indirect subsidiary of the Parent under a Swap Contract or foreign exchange facility except after the occurrence of a Weekly Borrowing Base Delivery Event or (ii) other Bank Products Reserves until such time as Availability is less than 17.5% of the Loan Cap.
“Average Daily Availability” means, for any Fiscal Quarter, an amount equal to (a) the sum of Availability for each day of such Fiscal Quarter divided by (b) the actual number of days in such Fiscal Quarter.
“Bank Products” means any services of facilities provided to any Loan Party or any direct or indirect subsidiary of the Parent by a Lender Counterparty (but excluding Cash Management Services) including, without limitation, on account of

(a) Swap Contracts, (b) merchant services constituting a line of credit, (c) leasing, (d) foreign exchange facilities, and (e) supply chain finance services including, without limitation, trade payable services and supplier accounts receivable purchases.
“Bank Product Reserves” means such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties or any direct or indirect subsidiary of the Parent with respect to Bank Products then provided or outstanding.
“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the Adjusted LIBO Rate plus one percent (1.00%), or (c) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate.” The “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Loan that bears interest at the Base Rate.
“Blocked Account” means the deposit accounts maintained by the Loan Parties in which funds of any of the Loan Parties from one or more DDAs (other than Excluded DDAs) are concentrated.
“Blocked Account Agreement” means with respect to any Blocked Account, an agreement, in form and substance reasonably satisfactory to the Agent, establishing control, pursuant to Section 9-104 of the UCC or other applicable section of the UCC, of such account by the Agent and whereby the bank maintaining such account agrees, upon the occurrence and during the continuance of a Cash Dominion Event, to comply only with the instructions originated by the Agent without the further consent of any Loan Party.
“Blocked Account Bank” means each bank at which a Blocked Account is maintained and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowers” has the meaning specified in the introductory paragraph hereto.
“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.
“Borrowing Base” means, at any time of calculation, an amount equal to:
(a)90% multiplied by the face amount of Eligible Credit Card Receivables;

plus
(b)85% multiplied by the face amount of Eligible Trade Receivables (net of Receivables Reserves applicable thereto);
plus
(c)the Cost of Eligible Inventory, net of Inventory Reserves, multiplied by the product of ninety percent (90%) multiplied by the Appraised Value of Eligible Inventory;
minus
(d)the then applicable amount of all Availability Reserves.
“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit F hereto (with such changes therein as may be required by the Agent to reflect the components of, and reserves against, the Borrowing Base from time to time as provided for hereunder), executed and certified as accurate and complete by a Responsible Officer of the Lead Borrower, which shall include appropriate exhibits, schedules and supporting documentation as reasonably requested by the Agent in its Permitted Discretion.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Office is located and, if such day relates to any LIBO Rate Loan, means any London Business Day.
“Capital Expenditures” means, with respect to any Person for any period, (a) all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, and (b) Capital Lease Obligations incurred by a Person during such period, but excluding Permitted Acquisitions.
“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Collateral Account” means a non-interest bearing account established by one or more of the Loan Parties with Wells Fargo, and in the name of, the Agent (or as the Agent shall otherwise direct) and under the sole and exclusive dominion and control of the Agent, in which deposits are required to be made in accordance with Section 2.03(k) or 8.02(c).

“Cash Collateralize” has the meaning specified in Section 2.03(k). Derivatives of such term have corresponding meanings.
“Cash Dominion Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain Availability of the greater of at least (a) 12.5% of the Loan Cap or (b) $35,000,000 for five (5) consecutive Business Days. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing at the Agent’s option (i) so long as such Event of Default has not been waived, and/or (ii) if the Cash Dominion Event arises as a result of the Borrowers’ failure to achieve Availability as required hereunder, until Availability has exceeded the greater of (x) 12.5% of the Loan Cap or (y) $35,000,000 for thirty (30) consecutive calendar days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing (even if an Event of Default is no longer continuing and/or Availability exceeds the required amount for (30) consecutive calendar days) at all times during any twelve month period if a Cash Dominion Event occurs at any time after a Cash Dominion Event has occurred and been discontinued on two (2) occasions during such twelve month period after the Closing Date. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.
“Cash Management Reserves” means such reserves as the Agent, from time to time, determines in its Permitted Discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties or any direct or indirect subsidiary of the Parent with respect to Cash Management Services then provided or outstanding.
“Cash Management Services” means any cash management services or facilities provided to any Loan Party or any direct or indirect subsidiary of the Parent by any Lender Counterparty, including, without limitation: (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) credit or debit cards, (d) credit card processing services, and (e) purchase cards.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.
“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.
“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.
“CFC Holdco” means any Domestic Subsidiary with no material assets other than the direct or indirect ownership of Equity Interests in one or more CFCs.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, guidelines or directives thereunder or issued in connection therewith and (y) all rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means:
(a)    the acquisition of ownership, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof but in all cases other than the Parent or any Subsidiary of the Parent, in each case including, without limitation, in its fiduciary capacity, or any employee benefit plan of the Parent or any Subsidiary of the Parent, or any entity or trustee holding Equity Interests for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Parent or any Subsidiary of the Parent), of Equity Interests representing more than 33% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent as of the date of such acquisition; or
(b)    the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the board of directors of the Parent nor (ii) appointed by directors so nominated; or
(c)    the Parent fails at any time to own, directly or indirectly, 100% of the Equity Interests of each other Loan Party free and clear of all Liens (other than the Liens in favor of the Agent and the Term Agent), except where such failure is as a result of a transaction permitted by the Loan Documents.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
“Code” means the Internal Revenue Code of 1986, as amended and in effect.
“Collateral” means any and all “Collateral” or “Mortgaged Property” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Agent; provided that “Collateral” shall in no event include a pledge of the Equity Interests of a CFC or CFC Holdco by a Person unless such pledge is limited to 65% of the outstanding voting Equity Interests, and 100% of the non-voting Equity Interests, of such CFC or CFC Holdco.
“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to the Agent executed by (a) a bailee or other Person in possession of Collateral in excess of $2,000,000, and (b) any landlord of Real Estate leased by any Loan Party, pursuant to which such Person (i) acknowledges the Agent’s Lien on the Collateral, (ii)

releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Agent with reasonable access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Agent with a reasonable time to sell and dispose of the Collateral from such Real Estate, and (v) makes such other agreements with the Agent as the Agent may reasonably require related to the use and access of the Collateral.
“Collection Account” has the meaning specified in Section 6.13(b).
“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Loan Party in the ordinary course of business of such Loan Party.
“Commercial Letter of Credit Agreement” means the Commercial Letter of Credit Agreement relating to the issuance of a Commercial Letter of Credit in the form from time to time in use by the L/C Issuer.
“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Commitment Increase” has the meaning specified in Section 2.15(a).
“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of LIBO Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Committed Loan” has the meaning specified in Section 2.01(a).
“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of LIBO Rate Loans, pursuant to Section 2.02, which, if in writing, shall be substantially in the form of Exhibit A.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Concentration Account” has the meaning specified in Section 6.13(d).
“Consent” means actual consent given by a Lender from whom such consent is sought; or the passage of ten (10) Business Days from receipt of written notice to a Lender from the Agent of a proposed course of action to be followed by the Agent without such Lender giving the Agent written notice of that Lender’s objection to such course of action.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.
“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Parent and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income Taxes, (iii) depreciation and amortization expense (including impairment of long-term store fixed assets), (iv) non‑cash stock‑based compensation expense, (v) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (v) for any Measurement Period (or portion thereof) prior to the Closing Date through and including January 31, 2016, (x) charges and expenses relating to process improvement initiatives in an amount not to exceed $25,000,000, (y) corporate governance charges in an amount not to exceed $10,000,000, and (z) restructuring charges relating to the wind down of the Gilly Hicks business line in an amount not to exceed $70,000,000, and (vi) other non-recurring cash expenses reducing such Consolidated Net Income in an aggregate amount not to exceed $10,000,000 during any applicable Measurement Period (in each case of or by the Parent and its Subsidiaries for such Measurement Period) minus (b) to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits (to the extent not already deducted in calculating (a)(ii) above and (ii) all non-cash income or gain increasing Consolidated Net Income for such period (but excluding any such items to the extent they represent (1) the reversal in such period of an accrual of, or reserve for, potential cash expense in a prior period, (2) any non-cash gains with respect to cash actually received in a prior period to the extent such cash did not increase Consolidated Net Income in a prior period or (3) items representing ordinary course accruals of cash to be received in future periods), all as determined on a Consolidated basis in accordance with GAAP.
“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (x) (i) Consolidated EBITDA for such period, minus (ii) Capital Expenditures made during such period, minus (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash during such period, plus (y) Qualified Cash of the Loan Parties for such period to (b) the sum of (i) Debt Service Charges plus (ii) the aggregate amount of all Restricted Payments, in each case, of or by the Parent and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.
“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, but excluding any non-cash or deferred interest financing costs, and (b) the portion of Capital Lease Obligations with respect to such period that is treated as interest in accordance with GAAP minus (c) interest income during such period (excluding any portion of interest income representing accruals of amounts received in a previous period), in each case of or by the Parent and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.
“Consolidated Net Income” means, as of any date of determination, the net income of the Parent and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP, provided, however, that there shall be excluded therefrom (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the income (or loss) of such Person during such Measurement Period in which any other Person has a joint interest, except to the extent of the amount of cash dividends or other distributions actually paid in cash to such Person during such period, (c) the income (or loss) of such Person during such Measurement Period and accrued prior to the date it becomes a Subsidiary of a Person or any of such Person’s Subsidiaries or is merged into or consolidated with a Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries, and (d) the income of any direct or indirect Subsidiary of a Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, except that the Parent’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income.
“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Cost” means the lower of cost or market value of Inventory, based upon the applicable Loan Parties’ accounting practices, known to the Agent, which practices are in effect on the Closing Date, with such changes as permitted by GAAP and with respect to any such material changes, for which the Lead Borrower has notified the Agent that such material changes have been made as promptly as is practicable, as such calculated cost is determined from invoices received by the Loan Parties, the Loan Parties’ purchase journals or the Loan Parties’ inventory stock ledgers.
“Credit Card Issuer” means any person (other than a Borrower or other Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit, debit or charge cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit, debit or charge cards, including, without limitation, credit, debit or charge cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc. and other issuers approved by the Agent in its Permitted Discretion.

“Credit Card Processor” means any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.
“Credit Card Notifications” has the meaning specified in Section 6.13(a)(i).
“Credit Card Receivables” means each “payment intangible” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of a Loan Party on credit, debit or charge cards issued by such Credit Card Issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.
“Credit Extensions” mean each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) the Agent, (iii) each L/C Issuer, (iv) the Arrangers, (v) each Lender Counterparty and (vi) the successors and permitted assigns of each of the foregoing, and (b) collectively, all of the foregoing.
“Credit Party Expenses” means, without limitation, (a) all reasonable and documented out-of-pocket expenses incurred by the Agent and its Affiliates in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable fees, charges and disbursements of (A) counsel for the Agent, (B) outside consultants for the Agent, (C) appraisers, (D) commercial finance examinations, and (E) all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, or (D) any workout, restructuring or negotiations in respect of any Obligations, and (iii) all customary fees and charges (as adjusted from time to time) of the Agent with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrowers (whether by wire transfer or otherwise), together with reasonable out-of-pocket costs and expenses incurred in connection therewith, and (b) with respect to the L/C Issuer, and its Affiliates, all reasonable and documented out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (c) all reasonable and documented out-of-pocket expenses incurred by the Credit Parties who are not the Agent, the L/C Issuer or any Affiliate of any of them in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents; provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel representing all such Credit

Parties under the Loan Documents (absent an actual or perceived conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel).
“Customs Broker/Carrier Agreement” means an agreement in form and substance reasonably satisfactory to the Agent among a Borrower, a customs broker, freight forwarder, consolidator or carrier, and the Agent, in which the customs broker, freight forwarder, consolidator or carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Agent and agrees, upon notice from the Agent, to hold and dispose of the subject Inventory solely as directed by the Agent.
“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.
“Debt Service Charges” means for any Measurement Period, the sum of (a) Consolidated Interest Charges paid or required to be paid for such Measurement Period, plus (b) principal payments scheduled to be made on account of Indebtedness (excluding the Obligations and any Synthetic Lease Obligations but including, without limitation, Capital Lease Obligations) for such Measurement Period, in each case determined on a Consolidated basis in accordance with GAAP.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans, plus (iii) 2% per annum; provided, however, that with respect to a LIBO Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin for Standby Letters of Credit or Commercial Letters of Credit, as applicable, plus 2% per annum.
“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under this Agreement within one (1) Business Day of the date that it is required to do so under this Agreement (including the failure to make available to the Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified the Borrowers, the Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under this Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by the Agent) under which it has committed to extend credit, (d) failed, within one (1) Business Day after written request by the Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it under the Agreement within one (1) Business Day of the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
“Defaulting Lender Rate” means (a) for the first three (3) days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Committed Loans that are Base Rate Loans (inclusive of the Applicable Margin applicable thereto).
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale, transfer, license or other disposition of (whether in one transaction or in a series of transactions) of any property (including, without limitation, any Equity Interests other than Equity Interests of the Parent) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith .
“Disqualified Institutions” means any banks, financial institutions or other Persons separately identified by the Lead Borrower to the Arrangers prior to the Closing Date.
“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Maturity Date; provided, however, that (i) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Parent and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.
“Documentation Agent” means JPMorgan Chase Bank, N.A.
“Dollars” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico or any other territory).
“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.
“Eligible Assignee” means (a) a Credit Party or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; and (d) any other Person (other than a natural Person) satisfying the requirements of Section 10.06(b); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries, or (y) unless an Event of Default shall have occurred and be continuing, Disqualified Institutions.
“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Loan Party from a Credit Card Issuer or Credit Card Processor, and in each case originated in the ordinary course of business of such Loan Party, and (ii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (i) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, such Credit Card Receivable shall indicate no Person other than a Loan Party as payee or remittance party. In determining the amount to be so included, the face amount of a Credit Card Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer, a Credit Card Issuer or Credit Card Processor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Credit Card Receivable but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable. Except as otherwise agreed by the Agent, any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:

(a)Credit Card Receivables which do not constitute a “payment intangible” (as defined in the UCC) or Account;
(b)Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;
(c)Credit Card Receivables (i) that are not subject to a perfected first‑priority security interest in favor of the Agent, or (ii) with respect to which a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Agent pursuant to the Security Documents, to the Term Agent pursuant to the Term Documents, and other Permitted Encumbrances arising by operation of Law);
(d)Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);
(e)Credit Card Receivables as to which the Credit Card Issuer or Credit Card Processor has required a Loan Party to repurchase the Credit Card Receivables from such Credit Card Issuer or Credit Card Processor in connection with customer returns or fraudulent credit transactions;
(f)Credit Card Receivables due from a Credit Card Issuer or Credit Card Processor which is the subject of any bankruptcy or insolvency proceedings;
(g)Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable Credit Card Issuer or Credit Card Processor with respect thereto;
(h)Credit Card Receivables which do not conform in all material respects (subject to any materiality qualifiers contained therein) to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables; or
(i)Credit Card Receivables which the Agent determines in its Permitted Discretion to be uncertain of collection or which do not meet such other reasonable eligibility criteria for Credit Card Receivables as the Agent may determine in its Permitted Discretion.
“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, In-Transit Inventory:
(a)    That has been shipped from a location outside of the United States for receipt by a Loan Party, but which has not yet been delivered to such Loan Party, which In-Transit Inventory has been in transit for sixty (60) days or less from the date of shipment of such Inventory;

(b)    For which the purchase order is in the name of a Loan Party and title to such Inventory and risk of loss has passed to such Loan Party;
(c)    That has been shipped from a location outside of the United States and with respect to which an Acceptable Document of Title has been issued, and in each case as to which the Agent has control (as defined in the UCC) over the documents of title which evidence ownership of the subject Inventory (such as, if requested by the Agent, by the delivery of a Customs Broker/Carrier Agreement);
(d)    That is insured to the reasonable satisfaction of the Agent (including, without limitation, marine cargo insurance); and
(e)    Which otherwise would constitute Eligible Inventory;
provided that the Agent may, in its Permitted Discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event the Agent determines in its Permitted Discretion that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated by the Agent to arise which may otherwise adversely impact the ability of the Agent to realize upon such Inventory.
“Eligible Inventory” means, as of the date of determination thereof, without duplication, (i) Eligible In-Transit Inventory, and (ii) items of Inventory of a Loan Party that are finished goods, merchantable and readily saleable in the ordinary course of such Loan Party’s business, in each case that, except as otherwise agreed by the Agent, (A) complies with each of the representations and warranties with respect to Inventory made by the Loan Parties in the Loan Documents, and (B) is not excluded as ineligible by virtue of one or more of the criteria set forth below, the following items of Inventory shall not be included in Eligible Inventory:
(a)Inventory that is not solely owned by a Loan Party or a Loan Party does not have good and valid title thereto free and clear of any Lien (other than Liens granted to the Agent pursuant to the Security Documents, to the Term Agent pursuant to the Term Documents, and other Permitted Encumbrances arising by operation of Law);
(b)Inventory that is leased by or is on consignment to a Loan Party or which is consigned by a Loan Party to a Person which is not a Loan Party;
(c)Inventory (other than Eligible In-Transit Inventory) that is not located in the United States of America (excluding territories or possessions of the United States (other than Puerto Rico));
(d)Inventory that is not located at a location that is owned or leased by a Loan Party, except (i) Inventory in transit between such owned or leased locations or locations which meet the criteria set forth in clause (ii) below, (ii) to the extent that the Loan Parties have furnished the Agent with (A) any UCC financing statements or other documents that the Agent may determine to be necessary to perfect its security interest in such Inventory at such location, and (B) a Collateral Access Agreement executed by the Person owning any such location on terms reasonably acceptable to the Agent or (iii) Work Room Inventory in an aggregate amount not to exceed $10,000,000 at any time;
(e)Inventory that is located in a distribution center or warehouse leased by a Loan Party unless either (i) the applicable lessor has delivered to the Agent a Collateral Access Agreement or (ii) the Agent has established an Availability Reserve therefor;
(f)Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving, or custom items, work‑in‑process, raw materials, or that constitute samples, spare parts, promotional, marketing, labels, bags and other packaging and shipping materials or supplies used or consumed in a Loan Party’s business, (iv) not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (v) are bill and hold goods;
(g)Inventory that is not subject to a perfected first‑priority security interest in favor of the Agent (other than, with respect to In-Transit Inventory, statutory Liens in favor of carriers permitted under clause (b) of the definition of “Permitted Encumbrances”);
(h)Inventory that is not insured in compliance with the provisions of Section 5.10 hereof;
(i)Inventory that has been sold but not yet delivered or as to which a Loan Party has accepted a deposit;
(j)Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which any Loan Party or any of its Subsidiaries has received written notice of a dispute in respect of any such agreement and such dispute relates to the use of such license by a Loan Party;
(k)Inventory acquired in a Permitted Acquisition or which is not of the type usually sold in the ordinary course of the Loan Parties’ business, unless and until the Agent has completed or received (A) an appraisal of such Inventory from appraisers satisfactory to the Agent and establishes an advance rate and Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory, and (B) upon the reasonable request of the Agent, such other due diligence as the Agent may require, all of the results of the foregoing to be reasonably satisfactory to the Agent; or
(l)Inventory which does not meet such other reasonable eligibility criteria for Eligible Inventory as the Agent may determine in its Permitted Discretion.
“Eligible Trade Receivables” means each Account eligible for inclusion in the calculation of the Borrowing Base arising from the sale of the Loan Parties’ Inventory (but excluding, for the avoidance of doubt, Credit Card Receivables) that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Account (i) has been earned by performance and represents the bona fide amounts due to a Loan Party from an account debtor, and in each case originated in the ordinary course of business of such Loan Party, and (ii) in each case is acceptable to the Agent in its Permitted Discretion, and is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (u) below as determined by the Agent in its Permitted Discretion. Without limiting the foregoing, to qualify as an Eligible Trade Receivable, an Account shall indicate no Person other than a Loan Party as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Loan Parties to reduce the amount of such Eligible Trade Receivable. Except as otherwise agreed by the Agent, any Account included within any of the following categories shall not constitute an Eligible Trade Receivable:
(a)Accounts that are not evidenced by an invoice;
(b)Accounts that have been outstanding for more than one hundred and twenty (120) days from the date of sale or more than sixty (60) days past the due date;
(c)Accounts due from any account debtor for which fifty (50%) percent or more of the Accounts due from such account debtor are ineligible pursuant to clause (b), above.
(d)All Accounts owed by an account debtor and/or its Affiliates together exceed twenty percent (20%) (or any higher percentage now or hereafter established by the Agent for any particular account debtor) of the amount of all Accounts at any one time (but the portion of the Accounts not in excess of the applicable percentages may be deemed Eligible Trade Receivables, in the Agent’s Permitted Discretion); provided that this clause (d) shall not be applicable until such time as the amount of Eligible Trade Receivables included in the Borrowing Base exceeds five (5%) percent of the Borrowing Base;
(e)Accounts (i) that are not subject to a perfected first‑priority security interest in favor of the Agent, or (ii) with respect to which a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Agent pursuant to the Security Documents, to the Term Agent pursuant to the Term Documents, and other Permitted Encumbrances arising by operation of Law);
(f)Accounts which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted, but only to the extent of such dispute, counterclaim, offset or chargeback;

(g)Accounts which arise out of any sale made not in the ordinary course of business, made on a basis other than upon credit terms usual to the business of the Loan Parties or are not payable in Dollars;
(h)Accounts which are owed by any account debtor whose principal place of business is not within the continental United States or Canada;
(i)Accounts which are owed by any Affiliate or any employee of a Loan Party;
(j)Accounts for which all consents, approvals or authorizations of, or registrations or declarations with any Governmental Authority required to be obtained, effected or given in connection with the performance of such Account by the account debtor or in connection with the enforcement of such Account by the Agent have been duly obtained, effected or given and are in full force and effect;
(k)Accounts due from an account debtor which is the subject of any bankruptcy or insolvency proceeding, has had a trustee or receiver appointed for all or a substantial part of its property, has made an assignment for the benefit of creditors or has suspended its business;
(l)Accounts due from any Governmental Authority except to the extent that the subject account debtor is the federal government of the United States of America and has complied with the Federal Assignment of Claims Act of 1940 and any similar state legislation;
(m)Accounts (i) owing from any Person that is also a supplier to or creditor of a Loan Party or any of its Subsidiaries unless such Person has waived any right of setoff in a manner acceptable to the Agent or (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Loan Party or any of its Subsidiaries to discounts on future purchase therefrom;
(n)Accounts arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, set off or charge back;
(o)Accounts arising out of sales to account debtors outside the United States unless such Accounts are fully backed by an irrevocable letter of credit on terms, and issued by a financial institution, acceptable to the Agent and such irrevocable letter of credit is in the possession of the Agent;
(p)Accounts payable other than in Dollars or that are otherwise on terms other than those normal and customary in the Loan Parties’ business;
(q)Accounts evidenced by a promissory note or other instrument;
(r)Accounts consisting of amounts due from vendors as rebates or allowances;

(s)Accounts which are in excess of the credit limit for such account debtor established by the Loan Parties in the ordinary course of business and consistent with past practices;
(t)Accounts which include extended payment terms (datings) beyond those generally furnished to other account debtors in the ordinary course of business; or
(u)Accounts which the Agent determines in its Permitted Discretion to be uncertain of collection or which do not meet such other reasonable eligibility criteria for Accounts as the Agent may determine.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equipment” has the meaning set forth in the UCC.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 and 4971 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification to the Lead Borrower or any ERISA Affiliate that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination of a Pension Plan or a Multiemployer Plan under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Lead Borrower or any ERISA Affiliate; or (g) the determination that any Pension Plan is considered to be an “at-risk” plan, or that any Multiemployer Plan is considered to be in “endangered” or “critical” status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 or 305 of ERISA.
“European Sub-Facility” has the meaning specified in Section 2.16(a).
“Event of Default” has the meaning specified in Section 8.01.
“Excluded DDA” means any deposit account exclusively used for payroll or employee benefits or which is a trust or fiduciary account.
“Excluded Subsidiary” means each (i) Unrestricted Subsidiary, (ii) Immaterial Subsidiary, (iii) Domestic Subsidiary that is a Subsidiary of a CFC, (iv) CFC or CFC Holdco, and (v) Subsidiary that is prohibited by applicable Law, rule or regulation or by any contractual obligation existing on the Closing Date or existing at the time of acquisition thereof after the Closing Date, in each case from guaranteeing the Obligations and the Term Facility or that would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, or that would result in an adverse Tax consequence to the Lead Borrower or one of its Subsidiaries (including as a result of the operation of Section 956 of the Code or any similar Law or regulation in any applicable jurisdiction) because of providing a guarantee as reasonably determined by the Lead Borrower and the Agent; provided that (x) any Domestic Subsidiary of the Parent that is a guarantor under the Term Facility or (y) any other Subsidiary of the Parent that guarantees the obligations under the Term Facility shall become a Guarantor hereunder.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any liability or Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any keepwell, support or other agreement for the benefit of the applicable Loan Party, including under Section 10.24). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.
“Excluded Taxes” means, with respect to the Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any Obligation of the Loan Parties hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), franchise Taxes imposed on it (in lieu of net income Taxes), and branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Lead Borrower under Section 10.13), any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(g), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding Tax pursuant to Section 3.01(a), (c) any U.S. federal, state or local backup withholding Tax, and (d) any U.S. federal withholding Tax imposed under FATCA.
“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of July 28, 2011 among the Parent, the Lead Borrower, certain subsidiaries of the Lead Borrower, the lenders party thereto, PNC Bank, National Association, as global administrative agent, and the other agents party thereto, as amended and in effect.
“Existing Letters of Credit” means each “Revolving Facility Letter of Credit” (as defined in the Existing Credit Agreement) issued under the Existing Credit Agreement and outstanding as of the Closing Date, as more fully described on Schedule 2.03 hereto.
“Existing Term Loan Agreement” means that certain Term Loan Agreement dated as of February 24, 2012 by and among the Parent, the Lead Borrower, certain subsidiaries of the Lead Borrower, the lenders party thereto, PNC Bank, National Association, as administrative agent, as amended and in effect.
“Facility Guaranty” means the Guaranty made by the Guarantors in favor of the Agent and the other Credit Parties, in form reasonably satisfactory to the Agent, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced.
“FAS 13/98 Transactions” means any real estate transaction that (a) falls within the scope of EITF No. 97-10 “The Effect of Lessee Involvement in Asset Construction”, (b) qualifies for sale-leaseback treatment under FAS No. 13 or No. 98, or (c) is accounted for under FAS No. 66 or ASC 840-40-55, but with respect to which neither the Parent nor any of its Subsidiaries has acquired and sold the asset that is the subject of such transaction.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo on such day on such transactions as determined by the Agent.
“Fee Letter” means the Administrative Agent Fee Letter dated as of July 11, 2014, among the Lead Borrower, Holdings and Wells Fargo.
“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the Saturday of the 4-4-5 week period in accordance with the fiscal accounting calendar of the Loan Parties.
“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the Saturday closest to the end of each April, July, October and January of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.
“Fiscal Year” means any period of twelve (12) consecutive Fiscal Months ending on the Saturday closest to the end of January 31 of any calendar year.
“Foreign Bank Guarantee” means any bank guarantee collateralized by cash and securities and directly relating to foreign lease obligations.
“Foreign Lender” means any Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantor” means (a) the Parent, (b) each Subsidiary of the Parent (other than the Borrowers and any Excluded Subsidiary) existing on the Closing Date, and (c) each other Subsidiary of the Parent (other than the Borrowers and any Excluded Subsidiary) that shall be required to execute and deliver a Facility Guaranty pursuant to Section 6.12.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“IFRS” means the International Financial Reporting Standards set by the International Accounting Standards Board (or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or the SEC, as the case may be) or any successor thereto, as in effect from time to time.
“Immaterial Subsidiary” means (x) as of the Closing Date, the Subsidiaries set forth on Schedule 1.03 hereto, and (y) with respect to any Subsidiary formed or acquired after the Closing Date, any such Subsidiary of the Lead Borrower that (i) had less than 5% of consolidated assets and 5% of annual consolidated revenues of the Parent, the Borrowers and their respective Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 6.01 prior to such date and (ii) has been designated as such by the Parent in a written notice delivered to the Agent (other than any such Subsidiary as to which the Parent has revoked such designation by written notice to the Agent); provided that no Subsidiary with property included in the Borrowing Base or related to property included in the Borrowing Base may be designated as an Immaterial Subsidiary (and any such Subsidiary with any assets of the type included in the Borrowing Base shall segregate such assets from the assets of the Loan Parties), and provided further that at no time shall all Immaterial Subsidiaries so designated by the Parent have in the aggregate consolidated assets or annual consolidated revenues (as reflected on the most recent financial statements delivered pursuant to Section 6.01 prior to such time) in excess of 5% of consolidated assets or annual consolidated revenues, respectively, of the Parent, the Borrowers and their respective Subsidiaries.
“Increase Effective Date” shall have the meaning specified in Section 2.15(d).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)net obligations of such Person under any Swap Contract;
(d)all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 90 days after the date on which such trade account payable was created);
(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)All Indebtedness of such Person (i) in respect of any Capital Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligations, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease but excluding any obligations of such Person in respect of operating leases;

(g)all mandatory obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in cash in respect of any Equity Interest in such Person or any other Person (including, without limitation, Disqualified Stock, or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, customer lists, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.
“Intercreditor Agreement” means (i) the Intercreditor Agreement dated as of the Closing Date by and among the Agent and the Term Agent, as it may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof or (ii) any other intercreditor agreement among the Agent and any agent or trustee with respect to the Term Facility or any Permitted Refinancing thereof, as it may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.
“Intercreditor Provisions” has the meaning specified in Section 8.01(m).

“Interest Payment Date” means, (a) as to any LIBO Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBO Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first day after the end of each month and the Maturity Date.
“Interest Period” means, as to each LIBO Rate Loan, the period commencing on the date such LIBO Rate Loan is disbursed or converted to or continued as a LIBO Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Lead Borrower in its Committed Loan Notice; provided that:
(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
(iii)no Interest Period shall extend beyond the Maturity Date; and
(iv)notwithstanding the provisions of clause (iii) above, no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a LIBO Borrowing would be for a shorter period, such Interest Period shall not be available hereunder.
For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“In-Transit Inventory” means Inventory of a Loan Party which is in the possession of a common carrier and is in transit from a foreign vendor of a Loan Party from a location outside of the continental United States to a location of a Loan Party that is within the continental United States.
“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.
“Inventory Reserves” means, without duplication of any other Reserve, such reserves as may be established from time to time by the Agent in its Permitted Discretion with respect to the determination of the salability, at retail, of the Eligible

Inventory, which reflect such other factors as affect the market value of the Eligible Inventory or which reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in the Agent’s Permitted Discretion, include (but are not limited to) reserves based on:
(a)Obsolescence;
(b)Seasonality;
(c)Shrink;
(d)Imbalance;
(e)Change in Inventory character;
(f)Change in Inventory composition;
(g)Change in Inventory mix;
(h)Markdowns (both permanent and point of sale);
(i)Retail markons and markups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events; and
(j)Out-of-date and/or expired Inventory.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt or other obligation of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition, or (d) the purchase, acquisition or any other investment of money or in any stocks, bonds, mutual funds, notes, debentures or other securities, or any deposit account, certificate of deposit or other investment of any kind. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment. For purposes hereof, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment.
“Investment Policy” means the investment policies for global cash management and the rabbi trust of the Parent as approved by the Parent’s board of directors and in effect from time to time.
“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, the Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.
“Joinder” means an agreement, in form reasonably satisfactory to the Agent pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as the Agent may determine.
“Landlord Lien State” means such state(s) in which a landlord’s claim for rent has priority over the Lien of the Agent in any of the Collateral.
“Laws” means each international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof, or the renewal thereof.
“L/C Issuer” means, collectively, (a) Wells Fargo, PNC Bank, National Association and JPMorgan Chase Bank, N.A. and their respective Affiliates in their capacities as issuers of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder, (b) with respect to the Existing Letters of Credit and until such Existing Letters of Credit expire or are returned undrawn, JPMorgan Chase Bank, N.A., and (c) any other Lender who agrees to act as L/C Issuer and is acceptable to the Lead Borrower and approved by the Agent in its reasonable discretion. The L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the L/C Issuer and/or for such Affiliate to act as an advising, transferring, confirming and/or nominated bank in connection with the issuance or administration of any such Letter of Credit, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount available to be drawn under all outstanding Letters of Credit. For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any Rule under the ISP or any article of the UCP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lead Borrower” has the meaning assigned to such term in the preamble of this Agreement.
“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.
“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.
“Lender Counterparty” means the Agent, each Lender, and each of their respective Affiliates counterparty to an agreement governing Bank Products or Cash Management Services (including any Person who is a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into such agreement governing Bank Products or Cash Management Services, ceases to be a Lender).
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Agent.
“Letter of Credit” means each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder and shall include the Existing Letters of Credit.
“Letter of Credit Application” means an application for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
“Letter of Credit Disbursement” means a payment made by the L/C Issuer pursuant to a Letter of Credit.
“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(l).
“Letter of Credit Indemnified Costs” has the meaning specified in Section 2.03(f).
“Letter of Credit Related Person” has the meaning specified in Section 2.03(f).
“Letter of Credit Sublimit” means an amount equal to $100,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments. A permanent reduction of the Aggregate Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, however, that if the Aggregate Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Lead Borrower’s option, less than) the Aggregate Commitments.

“LIBO Borrowing” means a Borrowing comprised of LIBO Rate Loans.
“LIBO Rate” means for any Interest Period with respect to a LIBO Rate Loan, the rate per annum rate which appears on the Reuters Screen LIBOR01 page as of 11:00 a.m., London time, on the second London Business Day preceding the first day of such Interest Period (or if such rate does not appear on the Reuters Screen LIBOR01 Page, then the rate as determined by the Agent from another recognized source or interbank quotation), for a term, and in an amount, comparable to the Interest Period and the amount of the LIBO Rate Loan requested (whether as an initial LIBO Rate Loan or as a continuation of a LIBO Rate Loan or as a conversion of a Base Rate Loan to a LIBO Rate Loan) by Borrowers in accordance with this Agreement (and, if any such rate is below zero, the LIBO Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error.  If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by Wells Fargo and with a term equivalent to such Interest Period would be offered to Wells Fargo by major banks in the London interbank eurodollar market in which Wells Fargo participates at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
“LIBO Rate Loan” means a Committed Loan that bears interest at a rate based on the Adjusted LIBO Rate.
“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation, Synthetic Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Liquidation” means the exercise by the Agent of those rights and remedies accorded to the Agent under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Agent, of any public, private or “going out of business”, “store closing”, or other similarly themed sale or other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.
“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Account” has the meaning specified in Section 2.11(a).
“Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Commitments or (b) the Borrowing Base.
“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, Credit Card Notifications, the Security Documents, the Facility Guaranty, the Intercreditor Agreement, and any other instrument or agreement now or hereafter executed and delivered in connection herewith (excluding any agreement entered into or in connection with any transaction arising out of any Cash Management Services and Bank Products), each as amended and in effect from time to time.
“Loan Parties” means, collectively, the Borrowers and each Guarantor.
“London Business Day” means a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the results of operations, business, properties, liabilities (actual or contingent), or financial condition of the Loan Parties, taken as a whole; (b) a material impairment of the rights and remedies of the Agent under any Loan Document, or of the ability of the Loan Parties to perform their respective obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties of any Loan Document. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.
“Material Contract” means, with respect to any Person, each contract to which such Person is a party material to the financial condition, operations or properties of such Person, the termination of which would reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, the Loan Parties have no Material Contracts.
“Material Indebtedness” means the Term Facility and other Indebtedness (other than the Obligations) of the Loan Parties in an amount exceeding $25,000,000. For purposes of determining the amount of Material Indebtedness at any time, the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof.
“Material Real Property” means any fee owned real property acquired by a Loan Party following the Closing Date with a fair market value in excess of $25,000,000; provided that, notwithstanding the foregoing and for the avoidance of doubt, real property owned by the Loan Parties as of the Closing Date (including additional improvements related thereto acquired or developed following the Closing Date) shall not constitute Material Real Property for purposes hereof.

“Maturity Date” means August 7, 2019.
“Maximum Rate” has the meaning specified in Section 10.09.
“Measurement Period” means, at any date of determination, the most recently completed twelve months.
“MNPI” means, with respect to any Person, material non-public information (within the meaning of the United States Federal securities Laws and applicable state securities Laws) with respect to such Person.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgages” means the collective reference to each mortgage, deed of trust or other real property security document, encumbering any Material Real Property hereafter owned by any Loan Party, in each case, in form and substance reasonably satisfactory to the Agent and executed by such Loan Party in favor of the Agent, for the ratable benefit of the secured parties referred to therein, as any such document may be amended, restated, supplemented or otherwise modified from time to time.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Lead Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Proceeds” means, with respect to any Disposition by any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) net of (ii) the sum of (A) amounts required to be applied to the repayment of principal, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Agent’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents) and (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, relocation expenses, appraisals, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), brokerage, legal, title and recording or transfer Tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates) and any amounts to be provided by such Loan Party as a reserve in accordance with GAAP against any liabilities associated with the Disposition and retained by the Loan Party after such sale or other disposition thereof or such event, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction).
“Non-Consenting Lender” has the meaning specified in Section 10.01.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.
“Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Committed Loans made by such Lender, substantially in the form of Exhibit C, as it may be amended, supplemented or modified from time to time.
“NPL” means the National Priorities List under CERCLA.
“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, costs, expenses and indemnities are allowed claims in such proceeding, and (b) any Other Liabilities; provided that (i) the Obligations shall not include any Excluded Swap Obligations; (ii) Other Liabilities shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (iii) the termination of this Agreement and any release of Collateral or Guarantors permitted or required by this Agreement shall not require the consent of any holder of Other Liabilities in its capacity as such or any repayment of such Other Liabilities as a condition thereto.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its Obligations under, received payments under, received or perfected a Lien or security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any such Obligation or any Loan Document).

“Other Liabilities” means any obligation on account of (i) any Cash Management Services furnished to any of the Loan Parties or any direct or indirect subsidiary of the Parent and/or (ii) any transaction with the Agent, any Lender or any of their respective Affiliates, which arises out of any Bank Product entered into with any Loan Party or any direct or indirect subsidiary of the Parent and any such Person, as each may be amended from time to time.
“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies that arise from any payment made for or on account an Obligation under this Agreement or any other Loan Document, or from the execution, delivery, or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date.
“Overadvance” means a Credit Extension to the extent that, immediately after its having been made, Availability is less than zero.
“Parent” means Abercrombie & Fitch Co., a Delaware corporation.
“Participant” has the meaning specified in Section 10.06(d).
“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that either (1) (a) no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making of such payment, (b) the Borrowers have demonstrated to the reasonable satisfaction of the Agent that Availability, immediately following such specified transaction or payment and as projected on a pro-forma basis for the twelve (12) months following and after giving effect to such specified transaction or payment, will be equal to or greater than the greater of (i) 17.5% of the Loan Cap, and (ii) $50,000,000, and (c) after giving pro forma effect to such specified transaction or payment, the Consolidated Fixed Charge Coverage Ratio for the most recently completed Measurement Period is equal to or greater than 1.00:1.00, (2) (a) no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making of such payment, and (b) the Borrowers have demonstrated to the reasonable satisfaction of the Agent that Availability, immediately following such specified transaction or payment and as projected on a pro-forma basis for the twelve (12) months following and after giving effect to such specified transaction or payment, will be equal to or greater than the greater of (i) 25% of the Loan Cap, and (ii) $75,000,000, or (3) (a) no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making of such payment, and (b) the Borrowers have demonstrated to the reasonable satisfaction of the Agent that Availability, immediately following such specified transaction or payment, will be equal to or greater than the greater of (i) 35% of the Loan Cap, and (ii) $100,000,000. Prior to undertaking any transaction or payment which is subject to the Payment Conditions, the Loan Parties shall deliver to the Agent (i) an updated Borrowing Base Certificate giving effect to the payment or transaction and evidence of satisfaction of the conditions above on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Agent.
“PBGC” means the Pension Benefit Guaranty Corporation.
“PCAOB” means the Public Company Accounting Oversight Board.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Lead Borrower or any ERISA Affiliate or to which the Lead Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Permitted Acquisition” means an Acquisition in which all of the following conditions are satisfied:
(a)    Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;
(b)    The Lead Borrower shall have furnished the Agent with fifteen (15) days’ prior written notice (or such shorter notice as the Agent may agree) of such intended Acquisition and, with respect to any such Acquisition in which clause (f) below applies, shall have furnished the Agent with a current draft of the acquisition documents (and final copies thereof as and when executed) and, if applicable, a copy of any due diligence (or summary thereof) undertaken by the Loan Parties in connection with such Acquisition;
(c)    If any Acquisition, the consideration for which is greater than $50,000,000, is of Equity Interests of a Person, and if proceeds of the Loans are used to pay all or a portion of the consideration for such Acquisition, the legal structure of the Acquisition shall be acceptable to the Agent in its reasonable discretion;
(d)    After giving effect to the Acquisition, if the Acquisition is an Acquisition of Equity Interests, a Loan Party shall acquire and own, directly or indirectly, a majority of the Equity Interests in the Person being acquired and shall Control a majority of any voting interests or shall otherwise Control the governance of the Person being acquired;

(e)    Any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or Acquisition of Equity Interests, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by a Borrower under this Agreement;
(f)    If the Person which is the subject of such Acquisition will be maintained as a Subsidiary of a Loan Party, or if the assets acquired in an acquisition will be transferred to a Subsidiary which is not then a Loan Party, such Subsidiary (unless such Subsidiary is a CFC, in which case such Subsidiary will not be required to be joined as a Borrower or Guarantor) shall have been joined as a “Borrower” hereunder or as a Facility Guarantor, as the Agent shall determine, and the Agent shall have received a security interest in such Subsidiary’s Equity Interests, Inventory, Accounts and other property of the same nature as constitutes Collateral under the Security Documents, (subject only to Permitted Encumbrances having priority by operation of law); and
(g)    The Loan Parties shall have satisfied the Payment Conditions before and immediately after giving effect to such Acquisition.
“Permitted Discretion” means a determination made by the Agent in the exercise of its reasonable credit judgment, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions in the retail industry.
“Permitted Disposition” means any of the following:
(a)Dispositions of Inventory in the ordinary course of business;
(b)bulk sales of other Dispositions of Inventory (i) in connection with Store closings as set forth on Schedule 7.05 hereto, and (ii) otherwise not in the ordinary course of business in connection with Store closings, at arm’s length, provided, that such Store closures and related Inventory Dispositions under this clause (ii) shall not exceed (x) in any Fiscal Year of the Parent and its Subsidiaries, sixty (60) Stores (net of new Store openings) and (y) in the aggregate from and after the Closing Date, one hundred and fifty (150) Stores in existence as of the Closing Date (net of new Store openings), provided, that all sales of Inventory in connection with Store closings shall be undertaken in accordance with past practices;
(c)licenses of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business;
(d)licenses for the conduct of licensed departments in the ordinary course of business; provided that, with respect to the Loan Parties’ Stores and if requested by the Agent, the Agent shall have entered into an intercreditor agreement with the Person operating such licensed department on terms and conditions reasonably satisfactory to the Agent;

(e)(i) Dispositions of Equipment in the ordinary course of business that is worn, damaged, obsolete or, in the judgment of a Loan Party or any of its Subsidiaries, no longer useful, used, useable or necessary in its business or that of any Subsidiary and is not replaced with similar property having at least equivalent value and (ii) other Dispositions of Equipment having a fair market value not to exceed $10,000,000 in the aggregate in any Fiscal Year;
(f)sales, transfers and Dispositions among the Loan Parties or by any Subsidiary to a Loan Party;
(g)sales, transfers and Dispositions (i) by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party or (ii) by any Loan Party to a Subsidiary that is not a Loan Party that constitute a Permitted Investment;
(h)as long as no Event of Default then exists or would arise therefrom, sales of Real Estate of any Loan Party (or sales of any Person or Persons created to hold such Real Estate or the Equity Interests in such Person or Persons), including sale-leaseback transactions involving any such Real Estate pursuant to leases on market terms, as long as, (A) such sale is made for fair market value as determined by such Loan Party in good faith, and (B) in the case of any sale-leaseback transaction permitted hereunder, if reasonably requested by the Agent, the Loan Parties shall use commercially reasonable efforts to cause such purchaser or transferee to deliver a Collateral Access Agreement on terms and conditions reasonably satisfactory to the Agent; and
(i)other Dispositions of assets (other than of the type included in the Borrowing Base) of Parent and its Subsidiaries not otherwise subject to the provisions set forth in this definition, provided, that, at the time of any such Disposition, the Payment Conditions are satisfied.
“Permitted Encumbrances” means:
(a)Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;
(b)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.04;
(c)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;
(d)deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)Liens in respect of judgments that do not constitute an Event of Default hereunder;
(f)easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property;
(g)Liens existing on the Closing Date and listed on Schedule 7.01 and any Permitted Refinancings thereof;
(h)Liens on fixed or capital assets acquired by any Loan Party which are permitted under clause (c) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within one hundred and eighty (180) days after such acquisition, (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of such fixed or capital assets and (iii) such Liens shall not extend to any other property or assets of the Loan Parties;
(i)Liens in favor of the Agent;
(j)statutory Liens of landlords and lessors in respect of rent not past due more than 15 days unless being contested in good faith pursuant to the provisions of Section 6.04 hereof, and customary restrictions on subletting and assignments thereof;
(k)possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Closing Date and Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;
(l)Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;
(m)Liens arising from precautionary UCC filings regarding “true” operating leases or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party;
(n)voluntary Liens on property (other than property of the type included in the Borrowing Base) in existence at the time such property is acquired pursuant to a Permitted Acquisition or on such property of a Subsidiary of a Loan Party in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided, that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other assets of any Loan Party or any Subsidiary;

(o)Liens in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods solely to the extent the following conditions are satisfied: (A) such Liens secure obligations that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;
(p)so long as the same is subject to the Intercreditor Agreement or an intercreditor agreement in form and substance reasonably satisfactory to the Agent, Liens on Collateral securing Indebtedness incurred pursuant to clause (l) of the definition of Permitted Indebtedness;
(q)Liens on assets of Foreign Subsidiaries arising by operation of law (or created as a matter of mandatory law) or pursuant to customary business practice and that do not materially affect the value of such assets;
(r)Liens on cash, cash equivalents, deposits and similar items customary to an applicable jurisdiction and incurred in connection with Foreign Bank Guarantees permitted by clause (n) of the definition of Permitted Indebtedness;
(s)Liens granted by a Foreign Subsidiary on assets securing Indebtedness permitted by clause (o) of the definition of Permitted Indebtedness, except to the extent that a Foreign Sub-Facility is then in effect under this Agreement with respect to a Foreign Subsidiary, in which case such Foreign Subsidiary may only grant Liens to secure its Obligations under the Loan Documents;
(t)posted margin by Foreign Subsidiaries to the extent required by applicable governmental regulations or clearinghouse requirements to be used to secure Swap Contracts; and
(u)additional non-consensual Liens not otherwise permitted by this definition in an aggregate amount not exceed $5,000,000 outstanding at any time.
“Permitted Indebtedness” means each of the following:
(a)Indebtedness outstanding on the Closing Date and, in the case of any such Indebtedness in a principal amount in excess of $1,000,000, listed on Schedule 7.03 and any Permitted Refinancing of the foregoing;
(b)Indebtedness (i) resulting from any loan, advance or guarantee by a Loan Party to or in favor of another Loan Party, (ii) resulting from any loan or advance by a Subsidiary that is not a Loan Party to a Loan Party, (iii) resulting from any loan or advance by any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party, (iv) resulting from any loan, advance or guarantee by any Loan Party to or in favor of any Subsidiary that is not a Loan Party; provided that any such loan, advance or guarantee made pursuant to this clause (iv) is permitted by clause (l) of the definition of Permitted Investments and (v) consisting of Guarantees by the Parent of Indebtedness of Foreign Subsidiaries permitted hereunder (including, without limitation, obligations under Swap Contracts and credit card and related obligations);

(c)purchase money Indebtedness of any Loan Party to finance the acquisition of any personal property (other than Inventory, it being understood that properly perfected consignment arrangements shall not be deemed violative of this clause) consisting solely of fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof, provided, however, that if reasonably requested by the Agent, the Loan Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Agent;
(d)obligations (contingent or otherwise) of any Loan Party or any Subsidiary thereof existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view;”;
(e)Indebtedness of the Parent or any of its Subsidiaries incurred solely in connection with FAS 13/98 Transactions;
(f)contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of Stores;
(g)Indebtedness incurred for the construction, development or acquisition or improvement of, or to finance or to refinance, any Real Estate owned or leased by any Loan Party (including therein any Indebtedness incurred in connection with sale-leaseback transactions permitted hereunder and any Synthetic Lease Obligations), provided that, if reasonably requested by the Agent, the Loan Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness and the lessors under any sale-leaseback transaction to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Agent;
(h)Indebtedness with respect to the deferred purchase price for any Permitted Acquisition, provided that such Indebtedness is subordinated to the Obligations on terms reasonably acceptable to the Agent;

(i)so long as no Default or Event of Default shall have occurred and be continuing or would arise therefrom, liabilities or obligations of any Borrower to any other Borrower or to any Affiliate of any Borrower, and any liability or obligation of any Affiliate of any Borrower to any Borrower or to any other Affiliate of any Borrower, to reimburse or share the costs of any services or third party expenses in accordance with the terms of any intercompany cost sharing agreement or arrangement, in an amount not to exceed $35,000,000 in any Fiscal Year; provided that, if the amount of Indebtedness incurred under this clause (i) does not equal $35,000,000 in any Fiscal Year, fifty (50%) of the difference between $35,000,000 and the actual amount incurred in such Fiscal Year may be carried over to and incurred in the next Fiscal Year (but not in any subsequent Fiscal Year);
(j)Indebtedness of any Person that becomes a Subsidiary after the Closing Date, which Indebtedness is existing at the time such Person becomes a Subsidiary (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary);
(k)the Obligations;
(l)(i) Indebtedness in respect of the Term Facility in an aggregate principal amount at any time outstanding not to exceed the sum of (A) $300,000,000, plus (B) any additional amount under the incremental portion of the Term Facility permitted to be incurred under the Term Documents (as in effect on the Closing Date), (ii) any incremental equivalent Indebtedness permitted under the Term Documents (as in effect on the Closing Date) which is pari passu with or junior to the Liens securing the Term Facility or unsecured, so long as, in the case of clauses (i)(B) and (ii) hereunder, the sum of the aggregate initial principal amount of such facilities does not exceed the amount permitted to be incurred under the Term Documents (as in effect on the Closing Date) and (iii) any Permitted Refinancing of any Indebtedness permitted under clauses (i) or (ii); provided that the Indebtedness described in this clause (l) shall at all times thereof shall be subject to the Intercreditor Agreement or an intercreditor agreement in form and substance reasonably satisfactory to the Agent and duly executed by the Term Agent;
(m)Indebtedness consisting of supply chain finance services, including, without limitation, trade payable services and supplier accounts receivable purchases, (including any such services constituting a Bank Product hereunder);
(n)Indebtedness of Foreign Subsidiaries incurred in connection with Foreign Bank Guarantees; provided that such Indebtedness does not exceed $50,000,000 at any time outstanding;
(o)Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $100,000,000 at any time outstanding, such amount to be reduced by the amount of any Foreign Sub-Facility in effect under this Agreement from time to time;
(p)unsecured Indebtedness, if any, owed to landlords and constituting store lease buyout payments or other related payments related to store closures contemplated by this Agreement in an amount not to exceed $25,000,000 in the aggregate as evidenced by promissory notes or other agreements, the form of which are in form and substance reasonably satisfactory to the Agent (whose approval shall not be unreasonably withheld or delayed); and

(q)Unsecured Indebtedness not otherwise specifically described herein with a maturity date and an average life to maturity that is at least six (6) months following the Maturity Date, that does not require amortization or prepayments prior to the Maturity Date.
“Permitted Investments” means each of the following as long as no Default or Event of Default exists or would arise from the making of such Investment:
(a)readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (including, without limitation, the Government National Mortgage Association, the Federal Home Loan Bank, the Federal Farm Credit Bank, the Federal National Mortgage Association, and the Student Loan Marketing Association) having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
(b)commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 360 days from the date of acquisition thereof;
(c)time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 360 days from the date of acquisition thereof;
(d)corporate debt instruments (including Rule 144A debt securities) which are denominated and payable in U.S. dollars and are issued by companies which carry a rating of A1/A+ or better, or in the case of commercial paper are rated A2/P2 or better;
(e)asset-backed securities of auto and credit card receivables issuers carrying an S&P rating of AAA or better;
(f)auction preferred stock and auction rate certificates that, (i) at the date of purchase are (or were at the date of purchase) rated at least AA by S&P (or the equivalent) and (ii) at the date of purchase have (or had at the date of purchase) not more than 180 days until the next auction;

(g)short-term tax exempt debt obligations of any Governmental Authority consisting of municipal notes, commercial paper, auction rate notes and floating rate notes rated A1/P1 by S&P and Moody’s, municipal notes rated SP1/MIG-1 or better and bonds rated AA or better;
(h)in the case of any Foreign Subsidiary, obligations and securities of any foreign Governmental Authority or financial institution meeting substantially similar criteria as set forth above;
(i)Fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;
(j)Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that are rated at least AA/Aa by S&P and Moody’s;
(k)Investments existing on the Closing Date, and set forth on Schedule 7.02, and any replacement, renewal, reinvestment or extension thereof, but not any increase in the amount thereof;
(l)(i)    Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the Closing Date (and any replacement, renewal, reinvestment or extension thereof, but not any increase in the amount thereof), (ii) additional Investments by any Loan Party and its Subsidiaries in Loan Parties (other than the Parent), (iii) additional Investments by Subsidiaries of the Loan Parties that are not Loan Parties in other Subsidiaries that are not Loan Parties and (iv) so long as the Payment Conditions are satisfied at the time of such Investment, additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties;
(m)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(n)Guarantees constituting Permitted Indebtedness;
(o)Investments by any Loan Party in Swap Contracts entered into in the ordinary course of business and for bona fide business (and not speculative purposes) to protect against fluctuations in interest rates in respect of the Obligations;

(p)Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(q)advances to officers, directors and employees of the Loan Parties and Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $10,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
(r)Investments constituting Permitted Acquisitions;
(s)Capital contributions made by any Loan Party to another Loan Party;
(t)Investments made pursuant to the Investment Policy;
(u)Investments the sole payment for which is Equity Interests of the Parent that are otherwise permitted to be issued under the terms hereof and do not constitute Indebtedness;
(v)Investments by the Parent or any of its Subsidiaries in the form of Equity Interests received as consideration for the sale of assets pursuant to a Permitted Disposition otherwise permitted by this Agreement;
(w)any indemnity, purchase price adjustment, earnout or similar obligation payable to the Parent or any of its Subsidiaries arising pursuant to a Permitted Acquisition or a Permitted Disposition to the extent permitted by this Agreement; and
(x)other Investments not otherwise subject to the provisions set forth in this definition, provided, that, at the time any such Investment is made, the Payment Conditions are satisfied;
provided, however, that notwithstanding the foregoing, after the occurrence and during the continuance of a Cash Dominion Event, no such Investments specified in clauses (a) through (j) and clause (x) shall be made (provided that, for the avoidance of doubt, any existing Investments made under such clauses shall not be required to be unwound) unless (i) either (A) no Loans, or, if then required to be Cash Collateralized, Letters of Credit are then outstanding, or (B) the Investment is a temporary Investment pending expiration of an Interest Period for a LIBO Rate Loan, the proceeds of which Investment will be applied to the Obligations after the expiration of such Interest Period, and (ii) such Investments shall be pledged to the Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Agent.
“Permitted Overadvance” means an Overadvance made by the Agent, in its discretion, which:
(a)Is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties;

(b)Is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; or
(c)Is made to pay any other amount chargeable to any Loan Party hereunder;
provided, however, that together with all other Permitted Overadvances then outstanding, such Permitted Overadvance shall not (i) exceed ten percent (10%) of the Borrowing Base at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case, the Required Lenders otherwise agree;
provided further however, that the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations with respect to Letters of Credit or Section 2.04 regarding the Lenders’ obligations with respect to Swing Line Loans, or (ii) result in any claim or liability against the Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances (and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder), and further provided that in no event shall the Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Commitments (as in effect prior to any termination of the Commitments pursuant to Section 2.06 or Section 8.02 hereof).
“Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus (i) unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses, (ii) reasonable original issue discount and upfront fees plus other fees and expenses reasonably incurred, in connection with such Refinance, and (iii) an amount equal to any existing commitments unutilized under the debt being Refinanced), (b) maturity date and the Weighted Average Life To Maturity of such Permitted Refinancing is greater than or equal to the maturity date and the Weighted Average Life To Maturity of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Credit Parties as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing shall have direct or indirect obligors who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security, than the Indebtedness being Refinanced, (e) such Permitted Refinancing shall be otherwise on terms not materially less favorable to the Credit Parties than those contained in the documentation governing the Indebtedness being Refinanced, including, without limitation, with respect to financial and other covenants and events of default, (f) the interest rate applicable to any such Permitted Refinancing shall not exceed the then applicable market interest rate, and (g) at the time thereof, no Default or Event of Default shall have occurred and be continuing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate, other than a Multiemployer Plan.
“Platform” has the meaning specified in Section 6.02.
“Public Lender” has the meaning specified in Section 6.02.
“Qualified Cash” means cash or cash equivalents owned by a Loan Party, which are (a) available for use by a Loan Party, without condition or restriction (other than in favor of Agent and Term Agent), (b) free and clear of any pledge or other Lien (other than in favor of Agent and Term Agent and other than pursuant to clause (l) of the definition of Permitted Encumbrance), (c) subject to the first priority perfected security interest of Agent (other than Liens pursuant to clause (l) of the definition of Permitted Encumbrance), and (d) in an investment account or deposit account at Wells Fargo or an Affiliate of Wells Fargo specifically and solely used for purposes of holding such cash or cash equivalents and which account is subject to a Blocked Account Agreement.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.
“Receivables Reserves” means such Reserves as may be established from time to time by the Agent in the Agent’s Permitted Discretion with respect to the determination of the collectability in the ordinary course of Eligible Trade Receivables, including, without limitation, on account of dilution.
“Recipient” means (a) the Agent and (b) any Lender, as applicable.
“Register” has the meaning specified in Section 10.06(c).
“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Parent and its Subsidiaries as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Reports” has the meaning specified in Section 9.12(b).
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and, if required by the L/C Issuer, a Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Lenders” means, as of any date of determination, at least two Lenders holding more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, at least two Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Reserves” means, without duplication, all Inventory Reserves, Availability Reserves and Receivables Reserves.
“Responsible Officer” means the chief executive officer, chief operating officer, chief financial officer, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.

“Restricted Subsidiary” means any Subsidiary of the Parent which is not an Unrestricted Subsidiary.
“Reuters Screen LIBOR01 Page” means the display page LIBOR01 on the Reuters service or any successor display page, other published source, information vendor or provider that has been designated by the sponsor of Reuters Screen LIBOR01 page.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Account” has the meaning given to such term in the UCC.
“Securities Account Control Agreement” means with respect to a Securities Account established by a Loan Party, an agreement, in form and substance satisfactory to the Agent, establishing “control,” as such term is defined in Section 8‑106 of the UCC, of such Securities Account by the Agent and whereby the Securities Intermediary maintaining such Securities Account agrees, upon notice received by such Securities Intermediary from the Agent, to comply only with the instructions originated by the Agent without the further consent of such Loan Party.
“Securities Intermediary” has the meaning given to such term in the UCC.
“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.
“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Agent, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“Security Documents” means the Security Agreement, the Blocked Account Agreements, the Credit Card Notifications, the Mortgages, and each other security agreement or other instrument or document executed and delivered to the Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.
“Settlement Date” has the meaning specified in Section 2.14(a).
“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Parent and its Subsidiaries as of that date determined in accordance with GAAP.
“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.
“Solvent” and “Solvency” means, with respect to any Person as of any date of determination, that on such date (a) at fair valuation, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (d) such Person has not incurred and has not incurred and does not intend to and does not believe that it will incur, debts beyond such Person’s ability to pay as such debts mature and (e) such Person is not engaged in a business or transaction and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Spot Rate” for a currency means the rate determined by the Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Agent may obtain such spot rate from another financial institution designated by the Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
“Standard Letter of Credit Practice” means, for the L/C Issuer, any domestic or foreign Law or letter of credit practices applicable in the city in which the L/C Issuer issued the applicable Letter of Credit or, for its branch or correspondent, such Laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit and that (a) is used in lieu or in support of performance guaranties or performance, surety or similar bonds (excluding appeal bonds) arising in the ordinary course of business, (b) is used in lieu or in support of stay or appeal bonds, (c) supports the payment of insurance premiums for reasonably necessary casualty insurance carried by any of the Loan Parties, or (d) supports payment or performance for identified purchases or exchanges of products or services in the ordinary course of business.
“Standby Letter of Credit Agreement” means the Standby Letter of Credit Agreement relating to the issuance of a Standby Letter of Credit in the form from time to time in use by the L/C Issuer.
“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.
“Sub-Facility Request” has the meaning specified in Section 2.16(a).
“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations pursuant to documentation in form and substance reasonably satisfactory to the Agent in its reasonable discretion.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” (other than in the definition of Unrestricted Subsidiary) shall refer to a Subsidiary or Subsidiaries of a Loan Party, but shall exclude Unrestricted Subsidiaries.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender Counterparty).
“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
“Swing Line Lender” means Wells Fargo, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.04(a).
“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.
“Swing Line Sublimit” means an amount equal to the lesser of (a) $50,000,000 (which amount shall increase proportionately in connection with any Commitment Increase pursuant to Section 2.15 hereof) and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.
“Syndication Agent” means PNC Bank, National Association.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent under the Term Facility, and any successor thereto.
“Term Documents” means, collectively, that certain Term Loan Credit Agreement dated as of the Closing Date among the Lead Borrower, as borrower, the Parent, the other Loan Parties party thereto, the lenders party thereto and the Term Agent, and all other documents, agreements and instruments executed and delivered in connection therewith, and any Permitted Refinancing thereof.
“Term Facility” means the term loan financing facility in the initial principal amount of $300,000,000 evidenced by the Term Documents.
“Term Loans” means the term loans made and incurred from time to time under the Term Facility.
“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VIII, or (iii) the termination of the Commitments in accordance with the provisions of Section 2.06(a) hereof.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a LIBO Rate Loan.
“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“UFCA” has the meaning specified in Section 10.20(d).
“UFTA” has the meaning specified in Section 10.20(d).
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“Unintentional Overadvance” means an Overadvance which, to the Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Credit Parties, including, without limitation, a reduction in the Appraised Value of property or assets included in the Borrowing Base, increase in Reserves or misrepresentation by the Loan Parties.
“United States” and “U.S.” mean the United States of America.
“Unrestricted Subsidiary” means, so long as no Default or Event of Default exists, a Subsidiary of a Loan Party designated by the Lead Borrower's board of directors as such, provided that no Subsidiary may be designated as an Unrestricted Subsidiary unless (a) it is a CFC or CFC Holdco, or (b) it does not have any material liabilities, is not engaged in any business or commercial activities, does not own any assets with a book value of more than $100,000 in the aggregate, it is not obligated or liable, directly or indirectly, contingently or otherwise, in respect of any Indebtedness or other material obligations, and none of its assets are included in the calculation of Borrowing Base immediately prior to such Subsidiary’s being designated as an Unrestricted Subsidiary.
“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Code.
“Weekly Borrowing Base Delivery Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain Availability at least equal to the greater of (a) fifteen percent (15%) of the Loan Cap, or (b) $50,000,000. For purposes of this Agreement, the occurrence of a Weekly Borrowing Base Delivery Event shall be deemed continuing at the Agent’s option (i) so long as such Event of Default has not been waived, and/or (ii) if the Weekly Borrowing Base Delivery Event arises as a result of the Borrowers’ failure to achieve Availability as required hereunder, until Availability has exceeded the greater of (x) fifteen percent (15%) of the Loan Cap, or (b) $50,000,000 for thirty (30) consecutive calendar days, in which case a Weekly Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of a Weekly Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Weekly Borrowing Base Delivery Event in the event that the conditions set forth in this definition again arise.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Wells Fargo” means Wells Fargo Bank, National Association and its successors.
“Withholding Agent” means any Loan Party and the Agent.
“Work Room Inventory” means Inventory owned by any Loan Party located at a location that is not owned or leased by a Loan Party for purposes of processing, consolidating and/or packaging in the ordinary course of business.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03    Accounting Terms
(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
(b)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. In furtherance of the foregoing, at the request of the Lead Borrower, the Lead Borrower, the Agent and the Lenders agree to negotiate in good faith any such amendment addressing the impact of changes in GAAP upon the covenants (financial or otherwise) at no cost to the Loan Parties other than the reimbursement of the Agent’s costs and expenses as contemplated by Section 10.04(a). Notwithstanding the foregoing, all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof (“FAS 159”), provided that to the extent any financial statements delivered hereunder are prepared giving effect to FAS 159, the Lead Borrower shall provide to the Agent a reconciliation of such financial statements without giving effect to FAS 159.
(c)Conversion to IFRS. The Lead Borrower may notify the Agent at any time that it has elected to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean IFRS as in effect from time to time; provided that, to the extent that such election would affect any financial ratio set forth in this Agreement, (i) the Lead Borrower shall provide to the Agent financial statements and other documents reasonably requested by the Agent or any Lender setting forth a reconciliation with respect to such ratio or requirement made before and after giving effect to such election and (ii) if the Lead Borrower, the Agent or the Required Lenders shall so request, the Agent, the Required Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such change.

(d)Lease Accounting. Notwithstanding anything to the contrary contained in Section 1.03(a) above or the definition of Capital Lease Obligations, in the event of an accounting change requiring all leases to be capitalized, only those leases that would have constituted capital leases on the date hereof (assuming for purposes hereof that they were in existence on the date hereof) shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith (provided that all financial statements delivered to the Agent in accordance with the terms of this Agreement after the date of such accounting change shall contain a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).
1.04     Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.06    Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.
1.07    Covenant Compliance.
For purposes of determining compliance under Article VII, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent annual financial statements of the Parent and its Restricted Subsidiaries delivered pursuant to Section 6.01(a). Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.02 and 7.03, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.07 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01    Committed Loans; Reserves. (a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Commitment, or (y) such Lender’s Applicable Percentage of the Borrowing Base; subject in each case to the following limitations:
(i)after giving effect to any Committed Borrowing, the Total Outstandings shall not exceed the Loan Cap,
(ii)after giving effect to any Committed Borrowing, the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment,
(iii)The Outstanding Amount of all L/C Obligations shall not at any time exceed the Letter of Credit Sublimit
Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or LIBO Rate Loans, as further provided herein.
(b)The Inventory Reserves and Availability Reserves as of the Closing Date are set forth in the Borrowing Base Certificate delivered pursuant to Section 4.01(c) hereof.
(c)The Agent shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish, modify or eliminate Reserves.
2.02    Borrowings, Conversions and Continuations of Committed Loans.
(a)Committed Loans (other than Swing Line Loans) shall be either Base Rate Loans or LIBO Rate Loans as the Lead Borrower may request subject to and in accordance with this Section 2.02. All Swing Line Loans shall be only Base Rate Loans. Subject to the other provisions of this Section 2.02, Committed Borrowings of more than one Type may be incurred at the same time.

(b)Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of LIBO Rate Loans shall be made upon the Lead Borrower’s irrevocable notice to the Agent, which may be given by telephone. Each such notice must be received by the Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBO Rate Loans or of any conversion of LIBO Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Lead Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Agent of a written Committed Loan Notice or an updated Borrowing Base Certificate as calculated after giving effect to such Borrowing (provided that, for the avoidance of doubt, the Collateral amounts set on such Borrowing Base Certificate shall only be updated as provided in Section 6.02(b) hereof), appropriately completed and signed by a Responsible Officer of the Lead Borrower. Each Borrowing of, conversion to or continuation of LIBO Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Lead Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of LIBO Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Lead Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Lead Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBO Rate Loans. If the Lead Borrower requests a Borrowing of, conversion to, or continuation of LIBO Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a LIBO Rate Loan.
(c)Following receipt of a Committed Loan Notice, the Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Lead Borrower, the Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(b). In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Agent in immediately available funds at the Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Agent shall, absent extenuating circumstances beyond the control of the Agent, to make all funds so received available to the Borrowers in like funds by no later than 4:00 p.m. on the day of receipt by the Agent either by (i) crediting the account of the Lead Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Lead Borrower.
(d)The Agent, without the request of the Lead Borrower, may advance any interest, fee, service charge (including direct wire fees), and (unless a Cash Dominion Event has occurred and is continuing) upon prior notice to the Borrower, Credit Party Expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document, as and when due and payable, and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Agent shall advise the Lead Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Agent shall not constitute a waiver of the Agent’s rights and the Borrowers’ obligations under Section 2.05(c). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(d) shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans.

(e)Except as otherwise provided herein, a LIBO Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBO Rate Loan. During the existence of a Default or an Event of Default, no Loans may be requested as, converted to or continued as LIBO Rate Loans without the Consent of the Required Lenders.
(f)The Agent shall promptly notify the Lead Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBO Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Agent shall notify the Lead Borrower and the Lenders of any change in Wells Fargo’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(g)After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to LIBO Rate Loans.
(h)The Agent, the Lenders, the Swing Line Lender and the L/C Issuer shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result. The Agent may, in its discretion, make Permitted Overadvances without the consent of the Borrowers, the Lenders, the Swing Line Lender and the L/C Issuer and the Borrowers and each Lender and L/C Issuer shall be bound thereby. Any Permitted Overadvance may constitute a Swing Line Loan. A Permitted Overadvance is for the account of the Borrowers and shall constitute a Base Rate Loan and an Obligation and shall be repaid by the Borrowers in accordance with the provisions of Section 2.05(c). The making of any such Permitted Overadvance on any one occasion shall not obligate the Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations to purchase participations with respect to Letter of Credits or of Section 2.04 regarding the Lenders’ obligations to purchase participations with respect to Swing Line Loans. The Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvance(s).
2.03    Letters of Credit.
(a)Subject to the terms and conditions of this Agreement, upon the request of the Lead Borrower made in accordance herewith, and prior to the Maturity Date, the L/C Issuer agrees to issue a requested Letter of Credit for the account of the Loan Parties or any subsidiary thereof. By submitting a request to the L/C Issuer for the issuance of a Letter of Credit, the Borrowers shall be deemed to have requested that the L/C Issuer issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing pursuant to a Letter of Credit Application by a Responsible Officer and delivered to the L/C Issuer and the Agent via telefacsimile or other electronic method of transmission reasonably acceptable to the L/C Issuer not later than 11:00 a.m. at least two Business Days (or such other date and time as the Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the L/C Issuer and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as the Agent or the L/C Issuer may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that the L/C Issuer generally requests for Letters of Credit in similar circumstances. The Agent’s records of the content of any such request will be conclusive.

(b)The L/C Issuer shall have no obligation to issue a Letter of Credit if, after giving effect to the requested issuance, (i) the Total Outstandings would exceed Loan Cap, (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans would exceed such Lender’s Commitment, (iii) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit, or (iv) the Outstanding Amount of the L/C Obligations with respect to Letters of Credit issues to such L/C Issuer would exceed the Applicable L/C Sublimit with respect to such L/C Issuer.
(c)In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the L/C Issuer shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s participation with respect to such Letter of Credit may not be reallocated pursuant to Section 9.16(b), or (ii) the L/C Issuer has not otherwise entered into arrangements reasonably satisfactory to it and the Borrowers to eliminate the L/C Issuer’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include the Borrowers cash collateralizing such Defaulting Lender’s participation with respect to such Letter of Credit in accordance with Section 9.16(b). Additionally, the L/C Issuer shall have no obligation to issue a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit or request that the L/C Issuer refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally, or (C) if the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the date of issuance of such Letter of Credit (or such later date as to which the Agent may agree) or all the Lenders have approved such expiry date.

(d)Any L/C Issuer (other than Wells Fargo or any of its Affiliates) shall notify the Agent in writing no later than the Business Day immediately following the Business Day on which such L/C Issuer issued any Letter of Credit; provided that (i) until the Agent advises any such L/C Issuer that the provisions of Section 4.02 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by the Agent and such L/C Issuer, such L/C Issuer shall be required to so notify the Agent in writing only once each week of the Letters of Credit issued by such L/C Issuer during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as the Agent and such L/C Issuer may agree. The Borrowers and the Credit Parties hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by L/C Issuer at the request of the Borrowers on the Closing Date. Each Letter of Credit shall be in form and substance reasonably acceptable to the L/C Issuer, including the requirement that the amounts payable thereunder must be payable in Dollars; provided that if the L/C Issuer, in its discretion, issues a Letter of Credit denominated in a currency other than Dollars, all reimbursements by the Borrowers of the honoring of any drawing under such Letter of Credit shall be paid in Dollars based on the Spot Rate. If the L/C Issuer makes a payment under a Letter of Credit, the Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Committed Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 4.02 hereof) and, initially, shall bear interest at the rate then applicable to Committed Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Committed Loan hereunder, the Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to the L/C Issuer shall be automatically converted into an obligation to pay the resulting Committed Loan. Promptly following receipt by the Agent of any payment from the Borrowers pursuant to this paragraph, the Agent shall distribute such payment to the L/C Issuer or, to the extent that the Lenders have made payments pursuant to Section 2.03(e) to reimburse the L/C Issuer, then to such Lenders and the L/C Issuer as their interests may appear.
(e)Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.03(d), each Lender agrees to fund its Applicable Percentage of any Committed Loan deemed made pursuant to Section 2.03(d) on the same terms and conditions as if the Borrowers had requested the amount thereof as a Committed Loan and the Agent shall promptly pay to the L/C Issuer the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of the L/C Issuer or the Lenders, the L/C Issuer shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by the L/C Issuer, in an amount equal to its Applicable Percentage of such Letter of Credit, and each such Lender agrees to pay to the Agent, for the account of the L/C Issuer, such Lender’s Applicable Percentage of any Letter of Credit Disbursement made by the L/C Issuer under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the L/C Issuer, such Lender’s Applicable Percentage of each Letter of Credit Disbursement made by the L/C Issuer and not reimbursed by Borrowers on the date due as provided in Section 2.03(d), or of any reimbursement payment that is required to be refunded (or that the Agent or the L/C Issuer elects, based upon the advice of counsel, to refund) to the Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to deliver to the Agent, for the account of the L/C Issuer, an amount equal to its respective Applicable Percentage of each Letter of Credit Disbursement pursuant to this Section 2.03(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of a Default or Event of Default or the failure to satisfy any condition set forth in Section 4.02 hereof. If any such Lender fails to make available to the Agent the amount of such Lender’s Applicable Percentage of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and the Agent (for the account of the L/C Issuer) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f)Each Borrower agrees to indemnify, defend and hold harmless each Credit Party (including the L/C Issuer and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including the L/C Issuer, a “Letter of Credit Related Person”) (to the fullest extent permitted by Law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 3.01) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:
(i)any Letter of Credit or any pre-advice of its issuance;
(ii)any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;
(iii)any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;
(iv)any independent undertakings issued by the beneficiary of any Letter of Credit;

(v)any unauthorized instruction or request made to the L/C Issuer in connection with any Letter of Credit or requested Letter of Credit or error in computer or electronic transmission;
(vi)an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;
(vii)any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;
(viii)the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;
(ix)the L/C Issuer’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or
(x)the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;
in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. The Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.03(f). If and to the extent that the obligations of the Borrowers under this Section 2.03(f) are unenforceable for any reason, the Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable Law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.
(g)The liability of the L/C Issuer (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the Borrowers that are caused directly by the L/C Issuer’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. The L/C Issuer shall be deemed to have acted with due diligence and reasonable care if the L/C Issuer’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. The Borrowers’ aggregate remedies against the L/C Issuer and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by the Borrowers to the L/C Issuer in respect of the honored presentation in connection with such Letter of Credit under Section 2.03(d), plus interest at the rate then applicable to Base Rate Loans hereunder. Any claim by the Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by the Borrowers as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had the Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing the L/C Issuer to effect a cure.

(h)The Borrowers shall be responsible for preparing or approving the final text of the Letter of Credit as issued by the L/C Issuer, irrespective of any assistance the L/C Issuer may provide such as drafting or recommending text or by the L/C Issuer’s use or refusal to use text submitted by the Borrowers. The Borrowers are solely responsible for the suitability of the Letter of Credit for the Borrowers’ purposes. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, the L/C Issuer, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if the Borrowers do not at any time want such Letter of Credit to be renewed, the Borrowers will so notify the Agent and the L/C Issuer at least 15 calendar days before the L/C Issuer is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.
(i)The Borrowers’ reimbursement and payment obligations under this Section 2.03 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:
(i)any lack of validity or enforceability of any Letter of Credit or this Agreement or any term or provision therein or herein;
(ii)payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;
(iii)the L/C Issuer or any of its branches or Affiliates being the beneficiary of any Letter of Credit;
(iv)the L/C Issuer or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;
(v)the existence of any claim, set-off, defense or other right that the Parent or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, the L/C Issuer or any other Person;

(vi)any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.03(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against the L/C Issuer, the beneficiary or any other Person; or
(vii)the fact that any Default or Event of Default shall have occurred and be continuing;
provided, however, that subject to Section 2.03(g) above, the foregoing shall not release the L/C Issuer from such liability to the Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against the L/C Issuer following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of the Borrowers to the L/C Issuer arising under, or in connection with, this Section 2.03 or any Letter of Credit.
(j)Without limiting any other provision of this Agreement, the L/C Issuer and each other Letter of Credit Related Person (if applicable) shall not be responsible to the Borrowers for, and the L/C Issuer’s rights and remedies against the Borrowers and the obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit shall not be impaired by:
(i)honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;
(ii)honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;
(iii)acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;
(iv)the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than the L/C Issuer’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);
(v)acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that the L/C Issuer in good faith believes to have been given by a Person authorized to give such instruction or request;
(vi)any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to the Borrowers;

(vii)any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;
(viii)assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;
(ix)payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;
(x)acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where the L/C Issuer has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;
(xi)honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by the L/C Issuer if subsequently the L/C Issuer or any court or other finder of fact determines such presentation should have been honored;
(xii)dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or
(xiii)honor of a presentation that is subsequently determined by the L/C Issuer to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.
(k)Upon the request of the Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Obligation that remains outstanding, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to 103% of the Outstanding Amount of all L/C Obligations (other than L/C Obligations with respect to Letters of Credit denominated in a currency other than Dollars, which L/C Obligations shall be Cash Collateralized in an amount equal to 115% of the Outstanding Amount of such L/C Obligations), pursuant to documentation in form and substance reasonably satisfactory to the Agent and the L/C Issuer (which documents are hereby Consented to by the Lenders). The Borrowers hereby grant to the Agent a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo except that Permitted Investments of the type listed in clauses (a) through (f) of the definition thereof may be made at the request of the Lead Borrower at the option and in the sole discretion of the Agent (and at the Borrowers’ risk and expense); interest or profits, if any, on such investments shall accumulate in such account. If at any time the Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations.

(l)The Borrowers shall pay to the Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin times the daily Stated Amount under each such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first day after the end of each month commencing with the first such date to occur after the issuance of such Letter of Credit, and after the Letter of Credit Expiration Date, on demand, and (ii) computed on a monthly basis in arrears. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate as provided in Section 2.08(b) hereof.
(m)In addition to the Letter of Credit Fees as set forth in Section 2.03(l) above, the Borrowers shall pay immediately upon demand to the Agent for the account of the L/C Issuer as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.02(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.03(m)): (i) a fronting fee which shall be imposed by the L/C Issuer upon the issuance of each Letter of Credit of .125% per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all reasonable and documented out-of-pocket expenses incurred by, the L/C Issuer, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).
(n)Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP and the UCP shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP shall apply to each Commercial Letter of Credit.

(o)The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
(p)In the event of a direct conflict between the provisions of this Section 2.03 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.03 shall control and govern.
2.04    Swing Line Loans.
(a)The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed Loan Cap, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at the rate applicable to Base Rate Loans. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan. The Swing Line Lender shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made by it or proposed to be made by it as if the term “Agent” as used in Article IX included the Swing Line Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Swing Line Lender.

(b)Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Lead Borrower’s irrevocable notice to the Swing Line Lender and the Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Agent (by telephone or in writing) that the Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Agent at the request of the Required Lenders prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers at its office by crediting the account of the Lead Borrower on the books of the Swing Line Lender in immediately available funds.
(c)Refinancing of Swing Line Loans.
(i)The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender's Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Loan Cap and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Lead Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Agent in immediately available funds for the account of the Swing Line Lender at the Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Agent shall remit the funds so received to the Swing Line Lender.
(ii)If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)If any Lender fails to make available to the Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.
(d)Repayment of Participations.
(i)At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
(ii)If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
2.05    Prepayments.
(a)The Borrowers may, upon irrevocable notice from the Lead Borrower to the Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of LIBO Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of LIBO Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBO Rate Loans, the Interest Period(s) of such Loans. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBO Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.
(b)The Borrowers may, upon irrevocable notice from the Lead Borrower to the Swing Line Lender (with a copy to the Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(c)If for any reason the Total Outstandings at any time exceed the Loan Cap as then in effect, the Borrowers shall immediately prepay Loans, Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Loan Cap as then in effect.
(d)After the occurrence and during the continuance of a Cash Dominion Event, the Borrowers shall prepay the Loans and Cash Collateralize the L/C Obligations with the proceeds and collections received by the Loan Parties to the extent so required under the provisions of Section 6.13 hereof.

(e)Prepayments made pursuant to Section 2.05(c) and (d) above, first, shall be applied to the Swing Line Loans, second, shall be applied ratably to the outstanding Committed Loans, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, fourth, the amount remaining, if any, after the prepayment in full of all Swing Line Loans and Committed Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrowers for use in the ordinary course of business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable.
2.06    Termination or Reduction of Commitments
(a)The Borrowers may, upon irrevocable notice from the Lead Borrower to the Agent, terminate the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit or from time to time permanently reduce in part the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Agent not later than 12:00 p.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrowers shall not terminate or reduce (A) the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, and (C) the Swing Line Sublimit if, after giving effect thereto, and to any concurrent payments hereunder, the Outstanding Amount of Swing Line Loans hereunder would exceed the Swing Line Sublimit. Notwithstanding the foregoing, the Lead Borrower may rescind or postpone any notice of termination of the Aggregate Commitments if such termination would have resulted from a refinancing of the credit facility established under the Loan Documents, which refinancing is not consummated or is otherwise delayed.
(b)If, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Letter of Credit Sublimit or Swing Line Sublimit shall be automatically reduced by the amount of such excess.
(c)The Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Aggregate Commitments under this Section 2.06. Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees (including, without limitation, commitment fees, Early Termination Fees, and Letter of Credit Fees) and interest in respect of the Aggregate Commitments accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07    Repayment of Loans.
(a)The Borrower shall repay to the Lenders on the Termination Date the aggregate principal amount of Committed Loans outstanding on such date.
(b)To the extent not previously paid, the Borrower shall repay the outstanding balance of the Swing Line Loans on the Termination Date.
2.08    Interest.
(a)Subject to the provisions of Section 2.08(b) below, (i) each LIBO Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBO Rate for such Interest Period plus the Applicable Margin; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.
(b)If any Event of Default exists, then the Agent may, and upon the written request of the Required Lenders shall, notify the Lead Borrower in writing that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter such Obligations shall bear interest at the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09    Fees. In addition to certain fees described in subsections (l) and (m) of Section 2.03:
(a)Commitment Fee. The Borrowers shall pay to the Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee calculated on a per annum basis equal to 0.25% times the actual daily amount by which the Aggregate Commitments exceed the Total Outstandings. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first day after the end of each quarter, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears.
(b)Other Fees. The Borrower shall pay to the Agent for its own account fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10    Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Wells Fargo’s prime rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). Interest shall accrue on each outstanding Loan beginning, and including the day, such Loan is made and until (but not including) the day on which such Loan (or such portion thereof) is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.11    Evidence of Debt.
(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, the Borrowers shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.
(b)In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.
2.12    Payments Generally; Agent’s Clawback.
(a)General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. Subject to Section 2.14 hereof, the Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Agent after 2:00 p.m., at the option of the Agent, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)(i)    Funding by Lenders; Presumption by Agent. Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBO Rate Loans (or in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Agent, then the applicable Lender and the Borrowers severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Committed Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Agent.
(ii)Payments by Borrowers; Presumptions by Agent. Unless the Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.
A notice of the Agent to any Lender or the Lead Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments hereunder are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment hereunder.
(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.13    Sharing of Payments by Lenders. If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably in accordance with the aggregate amount of principal of and accrued interest on their respective amounts owing them, provided that:
(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14    Settlement Amongst Lenders
(a)The amount of each Lender’s Applicable Percentage of outstanding Loans (including outstanding Swing Line Loans) shall be computed weekly (or more frequently in the Agent’s discretion) and shall be adjusted upward or downward based on all Loans (including Swing Line Loans) and repayments of Loans (including Swing Line Loans) received by the Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Agent.
(b)The Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Committed Loans and Swing Line Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Agent shall transfer to each Lender its Applicable Percentage of repayments, and (ii) each Lender shall transfer to the Agent (as provided below) or the Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Committed Loans made by each Lender shall be equal to such Lender’s Applicable Percentage of all Committed Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent. If and to the extent any Lender shall not have so made its transfer to the Agent, such Lender agrees to pay to the Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Agent in connection with the foregoing.
2.15    Increase in Commitments.
(a)Request for Increase. Provided no Default or Event of Default then exists or would arise therefrom, upon notice to the Agent (which shall promptly notify the Lenders), the Lead Borrower may from time to time request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $100,000,000 (each such increase, a “Commitment Increase”); provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000 and (ii) the Lead Borrower may make a maximum of three such requests. At the time of sending such notice, the Lead Borrower (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond to the Agent (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b)Lender Elections to Increase. Each Lender shall notify the Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
(c)Notification by Agent; Additional Lenders. The Agent shall notify the Lead Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), to the extent that the existing Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Lead Borrower, the Agent, in consultation with the Lead Borrower, will use its reasonable efforts to arrange for other Eligible Assignees to become a Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the Aggregate Commitments requested by the Lead Borrower and not accepted by the existing Lenders (and the Lead Borrower may also invite additional Eligible Assignees to become Lenders) (each, an “Additional Commitment Lender”), provided, however, that without the consent of the Agent, at no time shall the Commitment of any Additional Commitment Lender be less than $5,000,000.
(d)Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Agent, in consultation with the Lead Borrower, shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Agent shall promptly notify the Lead Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date and on the Increase Effective Date (i) the Aggregate Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, and (ii) Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Commitments and Applicable Percentages of the Lenders.
(e)Conditions to Effectiveness of Commitment Increase. As a condition precedent to such Commitment Increase, (i) the Lead Borrower shall deliver to the Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Commitment Increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such Commitment Increase, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (2) no Default or Event of Default exists or would arise therefrom, (ii) the Borrowers, the Agent, and any Additional Commitment Lender shall have executed and delivered a Joinder to the Loan Documents in such form as the Agent shall reasonably require; (iii) the Borrowers shall have paid such fees and other compensation to the Additional Commitment Lenders as the Lead Borrower and such Additional Commitment Lenders shall agree; (iv) the Borrowers shall have paid such arrangement fees to the Agent as the Lead Borrower and the Agent may agree; (v) if requested by the Agent, the Borrowers shall deliver to the Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Borrowers reasonably satisfactory to the Agent and dated such date; (vi) the Borrowers and the Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Agent may reasonably have requested; and (vii) no Default or Event of Default exists. The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f)Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.
2.16    Foreign Sub-Facility.
(a)Request for Foreign Sub-Facility. The Lead Borrower may at any time and from time to time request that a sub-facility for one or more of the Subsidiaries of the Parent organized in Europe or Canada be established in an amount to be agreed by the Lead Borrower, the Agent and the Required Lenders (the “Foreign Sub-Facility”); provided that the Aggregate Commitments to the Lead Borrower and such European Subsidiaries or Canadian Subsidiaries shall not exceed $400,000,000 or such greater amount to which the Commitments are increased pursuant to Section 2.15 hereof, and provided further that the amount available to be borrowed under all Foreign Sub-Facilities in the aggregate shall not exceed 25% of the lesser of the Commitments and the Borrowing Base. In order to establish a Foreign Sub-Facility, the Lead Borrower shall provide a notice to the Agent (who shall provide a copy of such notice to each of the Lenders) (each, a “Sub-Facility Request”) setting forth the proposed terms of the Foreign Sub-Facility (which shall be determined in consultation with the Agent) which shall be identical to the terms set forth in this Agreement applicable to the Loan Parties, except that: (i) the credit extensions made to the European Subsidiaries or the Canadian Subsidiaries shall not exceed the lesser of the amount agreed by the Lead Borrower, the Agent and the Required Lenders or the European borrowing base or Canadian borrowing base (in each case, determined on the basis of eligibility criteria and advance rates no less favorable to the Lenders than those applicable to the Borrowing Base), (ii) any credit extensions made to or for the benefit of the European Subsidiaries or Canadian Subsidiaries shall reduce the amount of credit extensions available to the Borrowers by a like amount, (iii) the European Subsidiaries may obtain credit extensions in Dollars, Pounds Sterling or Euros, and the Canadian Subsidiaries may obtain credit extensions in Dollars and Canadian Dollars, and such credit extensions shall bear interest at such rates as may be customary (as determined by the Agent and the Required Lenders in their reasonable discretion) for credit extensions made in Dollars, Pounds Sterling, and Euros to a Person organized under the Laws of the applicable European jurisdiction or in Dollars and Canadian Collars to a Person organized under the Laws of Canada, (iv) all existing Loan Parties shall guaranty all obligations of the European Subsidiaries or Canadian Subsidiaries and secure such guaranty by Liens as required under the Security Documents (provided that any such payments made on account of such guaranty or pursuant to the liquidation of such Collateral shall be applied first to the domestic Obligations before application to any obligations under such Foreign Subfacility), (v) each participating Lender shall obtain a risk participation in the credit extensions to the European Subsidiaries or Canadian Subsidiaries in an amount equal to its Applicable Percentage, (vi) the Commitments of each Lender shall not be required to be increased from those existing on the date of establishment of the Foreign Sub-Facility, (vii) each European Subsidiary or the Canadian Subsidiary, as applicable, shall be obligated only for credit extensions made under the applicable Foreign Sub-Facility (and not for credit extensions made to the Borrowers); (viii) fees payable to the Lenders (and to other Persons who would constitute an Eligible Assignee) becoming a lender under the Foreign Sub-Facility shall be as agreed by the Lead Borrower, the Agent and such Lender, and (ix) such other modifications as the Agent and the Required Lenders in their reasonable discretion deem customary for credit extensions under a Foreign Sub-Facility (provided that, for the avoidance of doubt, any modifications that would otherwise require the Consent of all Lenders pursuant to Section 10.01 hereof shall be subject to such Consent).

(b)Response of Lenders. At the time of sending a Sub-Facility Request, the Lead Borrower (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such Sub-Facility Request to the Lenders). Each Lender shall notify the Agent within such time period whether or not it agrees to participate in the Foreign Sub-Facility and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such Foreign Sub-Facility. Any Lender not responding within such time period shall be deemed to have declined to participate in such Foreign Sub-Facility. The Agent shall notify the Lead Borrower and each Lender of the Lenders’ responses to such Sub-Facility Request. To achieve the full amount of the Foreign Sub-Facility and subject to the approval of the Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), to the extent that the existing Lenders decline to participate in such Foreign Sub-Facility, or decline to provide such Foreign Sub-Facility in the amount requested by the Lead Borrower, the Agent, in consultation with the Lead Borrower, will use its reasonable efforts to arrange for other Additional Commitment Lenders to issue commitments in an amount equal to such Foreign Sub-Facility. In lieu of the foregoing, the Agent, subject to the terms of this Section 2.16, may establish such Foreign Sub-Facility as a swingline facility provided by the Agent and containing settlement provisions, if any, to be agreed between the Agent and the Lead Borrower.
(c)Foreign Sub-Facility Amendment. The Foreign Sub-Facility shall be established pursuant to an amendment to, or amendment and restatement of, this Agreement among the Lead Borrower, the European Subsidiaries or the Canadian Subsidiaries, as applicable, the Agent (with the consent of the Required Lenders) and the Lenders participating in such Foreign Sub-Facility, which shall be consistent with the provisions set forth in Sections 2.16(a), above. The effectiveness of any such amendment shall be subject to (i) reasonably satisfactory due diligence review by the Agent and the Lenders participating in such Foreign Sub-Facility, (ii) approval of the Agent, and credit approval of the Lenders participating in such Foreign Sub-Facility, and (iii) receipt by the Agent of (x) legal opinions, board resolutions and officers’ certificates substantially consistent with those delivered on the Closing Date and (y) such amendments to the then existing Security Documents, and the execution of new Security Documents by the European Subsidiaries or the Canadian Subsidiaries, as applicable, as may be reasonably requested by the Agent to effectuate such Foreign Sub-Facility. The Agent shall promptly notify each Lender as to the effectiveness of such amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to such an amendment, without the consent of any other Lenders (except as set forth above), to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Foreign Sub-Facility (to the extent consistent with this Section 2.16) and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Lead Borrower, to effect the provisions of this Section, and the Required Lenders hereby expressly authorize the Agent to enter into any such amendment.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY;
APPOINTMENT OF LEAD BORROWER
3.01    Taxes.
(a)Defined Terms. For purposes of this Section 3.01, the term “applicable Law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment by the applicable Loan Party to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Recipient (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(g)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax under the Law of the jurisdiction in which the applicable Loan Party is resident for Tax purposes, or any treaty to which such jurisdiction is a party, shall deliver to the Lead Borrower and the Agent, at the time or times reasonably requested by the Lead Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Lead Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Lead Borrower or the Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Lead Borrower or the Agent as will enable the Lead Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing:

(A)Any Lender that is a U.S. Person shall deliver to the Lead Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Agent), executed originals of a duly completed IRS Form W-9 (or any equivalent or successor form) certifying that such Lender is exempt from United States federal backup withholding Tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Lead Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of a duly completed IRS Form W-8BEN (or any equivalent or successor form) establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed originals of a duly completed IRS Form W-8BEN (or any equivalent or successor form) establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;
(2)executed originals of a duly completed IRS Form W-8ECI (or any equivalent or successor form);
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of a duly completed IRS Form W-8BEN (or any equivalent or successor form); or
(4)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or any equivalent or successor form), accompanied by executed originals of a duly completed IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-9 (or any equivalent or successor forms), a certificate substantially in the form of Exhibit H-2 or Exhibit H-3, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Lead Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Lead Borrower or the Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Lead Borrower or the Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Agent as may be necessary for the Lead Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update and execute such form or certification and provide executed originals to the Lead Borrower and the Agent or promptly notify the Lead Borrower and the Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.01(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBO Rate Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Lead Borrower through the Agent, any obligation of such Lender to make or continue LIBO Rate Loans or to convert Base Rate Loans to LIBO Rate Loans shall be suspended until such Lender notifies the Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, convert all LIBO Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
3.03    Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a LIBO Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBO Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan , or (c) the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Lead Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Lead Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04    Increased Costs; Reserves on LIBO Rate Loans.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBO Rate) or the L/C Issuer;
(ii)subject any Lender or the L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBO Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or
(iii)impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or LIBO Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Lead Borrower shall be conclusive absent manifest error; provided that such amount shall be consistent with return metrics applied in determining amounts that such Lender or L/C Issuer has required other similarly situated borrowers or obligors to pay with respect to such increased costs or reduced returns. The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)Reserves on LIBO Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of each LIBO Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Lead Borrower shall have received at least 10 days’ prior notice (with a copy to the Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Lead Borrower; or
(c)any assignment of a LIBO Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Lead Borrower pursuant to Section 10.13;

including any loss of anticipated profits on account of interest payments that would otherwise have been made with respect to such LIBO Rate Loan and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBO Rate Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan was in fact so funded.
3.06    Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.
3.07    Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
3.08    Designation of Lead Borrower as Borrowers’ Agent.
(a)Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Credit Extensions, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of Credit Extensions so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which such Credit Extensions are recorded on the books and records of the Lead Borrower and of any other Borrower. In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.

(b)Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.
(c)The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Credit Extension. Neither the Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01    Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
(a)The Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif ” via e-mail) (followed promptly by originals the provision of which is reasonable and customary) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or the Lenders, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Agent:
(i)executed counterparts of this Agreement sufficient in number for distribution to the Agent, each Lender and the Lead Borrower;
(ii)a Note executed by the Borrowers in favor of each Lender requesting a Note;
(iii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Agent may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;
(iv)copies of each Loan Party’s Organization Documents and such other documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;

(v)a satisfactory opinion of Vorys, Sater, Seymour & Pease LLP, counsel to the Loan Parties, addressed to the Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Agent may reasonably request;
(vi)a certificate signed by a Responsible Officer of the Lead Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) to the Solvency of the Loan Parties taken as a whole as of the Closing Date after giving effect to the transactions contemplated hereby, and (D) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect;
(vii)evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Agent required under the Loan Documents have been obtained and are in effect;
(viii)payoff letters from the agents for the lenders under the Existing Credit Agreement and the Existing Term Loan Credit Agreement reasonably in form and substance reasonably satisfactory to the Agent evidencing that (A) the Existing Credit Agreement and the Existing Term Loan Credit Agreement have been, or concurrently with the Closing Date are being, terminated, and (B) all obligations thereunder are being paid in full;
(ix)the Security Documents and copies of certificates evidencing any stock being pledged thereunder, together with undated stock powers executed in blank (the originals of which shall be delivered to the Term Agent promptly following the Closing Date), each duly executed by the applicable Loan Parties;
(x)all other Loan Documents, each duly executed by the applicable Loan Parties;
(xi)(A)    appraisals (based on net liquidation value) by a third party appraiser reasonably acceptable to the Agent of all Inventory of the Loan Parties, the results of which are satisfactory to the Agent and (B) a written report regarding the results of a commercial finance examination of the Loan Parties, which shall be satisfactory to the Agent;

(xii)results of searches or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and discharges of any mortgages, or subordination agreements satisfactory to the Agent are being tendered concurrently with such extension of credit or other arrangements satisfactory to the Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made;
(xiii)all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Loan Documents and all such documents and instruments shall have been, or concurrently with the Closing Date are so filed, registered or recorded to the reasonable satisfaction of the Agent; and
(xiv)such other assurances, certificates, documents, consents or opinions as the Agent reasonably may require.
(b)After giving effect to (i) the first funding under the Loans, (ii) any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby and (iii) all Letters of Credit to be issued at, or immediately subsequent to, such establishment, Availability shall be not less than $250,000,000.
(c)The Agent shall have received a Borrowing Base Certificate dated the Closing Date and executed by a Responsible Officer of the Lead Borrower.
(d)The Agent shall be reasonably satisfied that any financial statements delivered to it fairly present the business and financial condition of the Loan Parties and that there has been no Material Adverse Effect since the date of the Audited Financial Statements.
(e)The Agent shall have received and be satisfied with (i) detailed financial projections and business assumptions for the Parent and its Subsidiaries on (x) a monthly basis for the remainder of the current Fiscal Year and (y) on an annual basis, for the two Fiscal Years thereafter, including, in each case, a Consolidated income statement, balance sheet, statement of cash flow and Availability analysis, and (b) such other information (financial or otherwise) reasonably requested by the Agent.
(f)The consummation of the transactions contemplated hereby shall not violate any applicable Law or any Organization Document.
(g)All fees and expenses required to be paid to the Agent or the Arrangers hereunder on or before the Closing Date shall have been paid in full, and all fees and expenses required to be paid to the Lenders hereunder on or before the Closing Date shall have been paid in full.

(h)The Borrowers shall have paid all fees, charges and disbursements of counsel to the Agent to the extent required to be paid hereunder and invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Closing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Agent).
(i)The Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act in each case, the results of which are reasonably satisfactory to the Agent.
(j)    Substantially concurrently with the satisfaction of the other conditions precedent set forth in this Section 4.01, the Parent, the Lead Borrower and their respective Subsidiaries party thereto shall have entered into the Term Facility and the Agent shall have received a counterpart of the Intercreditor Agreement, signed by the Term Agent and acknowledged by the Loan Parties party thereto.
(k)The Agent shall be reasonably satisfied with the capital structure of the Loan Parties. Without limiting the foregoing, the Loan Parties shall not have any Indebtedness for borrowed money outstanding as of the Closing Date other than (a) the Obligations, (b) the obligations under the Term Facility, (c) prior to the initial advance hereunder the Revolving Facility and the making of the Term Loans, under the Existing Credit Agreement and Existing Term Loan Agreement and (d) Permitted Indebtedness.
Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have Consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be Consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02    Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of LIBO Rate Loans) and each L/C Issuer to issue each Letter of Credit is subject to the following conditions precedent:
(a)The representations and warranties of each Loan Party contained in Article V or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects, and (iii) for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01;

(b)No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof;
(c)The Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension or an updated Borrowing Base Certificate, as applicable, in accordance with the requirements hereof; and
(d)No Overadvance shall result from such Credit Extension.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of LIBO Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension. The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties but until the Required Lenders otherwise direct the Agent to cease making Loans and issuing Letters of Credit, the Lenders will fund their Applicable Percentage of all Loans and participate in all Swing Line Loans and Letters of Credit whenever made or issued, which are requested by the Lead Borrower and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, agreed to by the Agent, provided, however, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights or the Credit Parties as a result of any such failure to comply.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
To induce the Credit Parties to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Agent and the other Credit Parties that:
5.01    Existence, Qualification and Power. Each Loan Party and each Restricted Subsidiary thereof (a) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization, or formation (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Agent under the Security Documents and Liens in favor of the Term Agent under the Term Documents); or (d) violate any Law.
5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents (having the priority or set forth in the Intercreditor Agreement), (b) such as have been obtained or made and are in full force and effect and (c) any reports which any Loan Party may file or be required to file with the SEC in connection herewith.
5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
5.05    Financial Statements; No Material Adverse Effect.
(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness.

(b)The unaudited Consolidated balance sheet of the Parent and its Subsidiaries dated May 3, 2014, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
(d)    The Consolidated forecasted balance sheet and statements of income and cash flows of the Parent and its Subsidiaries delivered pursuant to Section 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ best estimate of its future financial performance.
5.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Restricted Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07    No Default. No Loan Party or any Restricted Subsidiary is in default under or with respect to, or party to, any Material Contract or any Material Indebtedness. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
5.08    Ownership of Property
(a)Each of the Loan Parties and each Restricted Subsidiary thereof has good record and marketable title in fee simple to or valid leasehold interests (subject to Permitted Encumbrances) in, all Real Estate necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and each Restricted Subsidiary has (subject to Permitted Encumbrances) good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets material to the ordinary conduct of its business.
(b)Schedule 5.08(b)(1) sets forth the address as of the Closing Date (including street address, county and state) of all Real Estate that is owned by the Loan Parties, together with a list of the holders of any mortgage or other Lien thereon as of the Closing Date. Each Loan Party and each of its Restricted Subsidiaries has good, marketable and insurable fee simple title to the Real Estate owned by such Loan Party or such Restricted Subsidiary, free and clear of all Liens, other than Permitted Encumbrances, except for such defects in title as would not, individually or in the aggregate, reasonably be expect to have a Material Adverse Effect. Schedule 5.08(b)(2) sets forth the address (including street address, county and state) of all Leases of the Loan Parties, together with a list of the lessor and its contact information with respect to each such Lease as of the Closing Date. As of the Closing Date, each of such Leases is in full force and effect in all material respects and the Loan Parties are not in material default of the terms thereof (other than in connection with any store closings permitted hereunder).

5.09    Environmental Compliance
(a)No Loan Party or any Restricted Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Except as otherwise set forth in Schedule 5.09, to the knowledge of the Loan Parties, none of the properties currently or formerly owned or operated by any Loan Party or any Restricted Subsidiary thereof is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Restricted Subsidiary thereof or, to the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or Restricted Subsidiary thereof; to the knowledge of the Loan Parties, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Restricted Subsidiary thereof in violation of any Environmental Law; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any Restricted Subsidiary thereof in violation of any Environmental Law.
(c)Except as otherwise set forth on Schedule 5.09, no Loan Party or any Restricted Subsidiary thereof is undertaking, and no Loan Party or any Restricted Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and, to the knowledge of the Loan Parties, all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Restricted Subsidiary thereof have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.

5.10    Insurance. The properties of the Loan Parties and their Restricted Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Restricted Subsidiary operates. Schedule 5.10 sets forth a description of all material insurance maintained by or on behalf of the Loan Parties as of the Closing Date. As of the Closing Date, each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.
5.11    Taxes. The Loan Parties and their Restricted Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except, in each case, (i) those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Lien has been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation, or (ii) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Loan Parties, there is no proposed Tax assessment against any Loan Party or any Restricted Subsidiary that would, if made, have a Material Adverse Effect. No Loan Party or any Restricted Subsidiary thereof is a party to any Tax sharing agreement.
5.12    ERISA Compliance.
(a)The Lead Borrower, each of its ERISA Affiliates, and each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Lead Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Sections 412 or 430 of the Code and to each Multiemployer Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Plan. No Lien imposed under the Code or ERISA exists or, to the knowledge of the Lead Borrower is likely to arise on account of any Plan or Multiemployer Plan.
(b)There are no pending or, to the best knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)Except as would not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
5.13    Subsidiaries; Equity Interests.
As of the Closing Date, the Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and percentage of Equity Interests of each such Subsidiary. As of the Closing Date, all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable (to the extent such concepts are applicable) and are owned by a Loan Party (or a Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except for Permitted Encumbrances. Except as set forth in Schedule 5.13, there are no outstanding rights to purchase any Equity Interests in any Subsidiary. As of the Closing Date, the Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. As of the Closing Date, all of the outstanding Equity Interests in the Loan Parties have been validly issued, and are fully paid and non-assessable (to the extent such concepts are applicable) and are owned in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens other than Permitted Encumbrances arising by operation of Law. As of the Closing Date, except for those created under the Security Documents and the Term Documents, the copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect.
5.14    Margin Regulations; Investment Company Act;
(a)No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Credit Extensions shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Credit Extensions to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.
(b)None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15    Disclosure. Each Loan Party has disclosed to the Agent and the Lenders all material agreements, instruments and corporate or other restrictions to which it or any of its Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party to the Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, (a) the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and (b) no representation or warranty is made as to the impact of future general economic conditions or as to whether the Loan Parties’ projected consolidated results as set forth in the projected financial information will actually be realized, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results for the periods covered by the projected financial information may differ materially from such financial projections.
5.16    Compliance with Laws. Each of the Loan Parties and each Restricted Subsidiary is in compliance (A) in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (B) with Section 10.17.
5.17    Intellectual Property; Licenses, Etc. The Loan Parties and their Restricted Subsidiaries own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, the use by the Loan Parties of such Intellectual Property, licenses and permits does not conflict with the rights of any other Person. To the best knowledge of the Lead Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Restricted Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Lead Borrower, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
5.18    Labor Matters.
There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Restricted Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened, which either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, hours worked by and payments made to employees of the

Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters except to the extent that any such violation would not reasonably be expected to have a Material Adverse Effect. No Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law except to the extent that any such liability or obligations would not reasonably be expected to have a Material Adverse Effect. All material payments due from any Loan Party and its Restricted Subsidiaries, or for which any claim may be made against any Loan Party or any of its Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as filed with the SEC or as otherwise set forth on Schedule 5.18, as of the Closing Date, no Loan Party is a party to or bound by any collective bargaining agreement or any material management agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party has made a pending demand for recognition. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Restricted Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Restricted Subsidiaries which either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Restricted Subsidiaries is bound.
5.19    Security Documents.
The Security Agreement creates in favor of the Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable security interest in the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The financing statements, releases and other filings are in appropriate form and have been or will be filed in the offices specified in Schedule II of the Security Agreement. Upon such filings and/or the obtaining of “control,” (as defined in the UCC) the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or by obtaining control, under the UCC (in effect on the date this representation is made) in each case prior and superior in right to any other Person, other than Permitted Encumbrances having priority over the Lien of the Agent under applicable Law.

5.20    Solvency
After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Credit Extension, the Parent and its Restricted Subsidiaries, on a Consolidated basis, are Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.
5.21    Deposit Accounts and Securities Accounts; Credit Card Arrangements.
(a)Annexed hereto as Schedule 5.21(a) is a list of all DDAs and Securities Accounts maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each DDA and Securities Account (i) the name and address of the depository or securities intermediary, as applicable; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository or securities intermediary, as applicable, and (iv) the identification of each Blocked Account Bank or securities intermediary, as applicable.
(b)Annexed hereto as Schedule 5.21(b) is a list describing all arrangements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.
5.22    Brokers. No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.
5.23    Customer and Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party with any supplier material to its operations that would reasonably be expected to have a Material Adverse Effect.
5.24    Material Contracts. The Loan Parties are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.
5.25    Foreign Asset Control Regulations.
Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Borrowers or their Subsidiaries (including Unrestricted Subsidiaries) and Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or with any Sanctioned Person or in any manner violative of any such order. Each Loan Party is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than (i) contingent indemnification obligations for which a claim has not been asserted and (ii) Other Liabilities), or any Letter of Credit shall remain outstanding, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Restricted Subsidiary to:
6.01    Financial Statements. Deliver to the Agent, in form and detail satisfactory to the Agent:
(a)within 90 days after the end of each Fiscal Year of the Parent, a Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by the report with respect to such consolidated financial statements of an independent registered public accounting firm of recognized national standing which report shall be unqualified and shall (i) state that such registered public accounting firm conducted its audits in accordance with the standards of the Public Company Accounting Oversight Board (United States), that such registered public accounting firm believes that such audits provide a reasonable basis for their report, and that in their opinion such consolidated financial statements present fairly, in all material respects, the financial position of the Parent and its Subsidiaries as at the end of such fiscal year and the results of their operations and their cash flows for such fiscal year in conformity with GAAP, or (ii) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of The American Institute of Certified Public Accountants (or any successor organization);

(b)within 45 days after the end of each Fiscal Quarter of each Fiscal Year of the Parent, a Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Quarter and for the portion of the Parent’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding Fiscal Quarter of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by a Responsible Officer of the Lead Borrower as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of the Parent and its Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
(c)in the event that Availability is at any time less than the greater of (i) 17.5% of the Loan Cap and (ii) $50,000,000, as soon as available, but in any event within 30 days after the end of each Fiscal Month of each Fiscal Year of the Parent, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Month, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Month, and for the portion of the Parent’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, (B) the corresponding Fiscal Month of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by a Responsible Officer of the Lead Borrower as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of the Parent and its Subsidiaries as of the end of such Fiscal Month in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
(d)    on or before March 5 of each year, forecasts prepared by management of the Lead Borrower, in form satisfactory to the Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Parent and its Subsidiaries on a monthly basis for such Fiscal Year (including the Fiscal Year in which the Maturity Date occurs), and as soon as available, any significant revisions to such forecast with respect to such Fiscal Year.
6.02    Certificates; Other Information. Deliver to the Agent, in form and detail reasonably satisfactory to the Agent:
(a)concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) and, if applicable, (c), a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Lead Borrower shall also provide: (i) a statement of reconciliation conforming such financial statements to GAAP and (ii) a copy of management’s discussion and analysis with respect to such financial statements;

(b)(i) so long as no Credit Extensions (other than L/C Credit Extensions not to exceed $50,000,000 in the aggregate) are outstanding hereunder, on the 15th day of each Fiscal Quarter (or, if such day is not a Business Day, on the next succeeding Business Day), or (ii) if any Credit Extensions (other than L/C Credit Extensions not to exceed $50,000,000 in the aggregate) are outstanding hereunder, on the 15th day of each Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day), a Borrowing Base Certificate showing the Borrowing Base as of the close of business as of the last day of the immediately preceding Fiscal Quarter or Fiscal Month, as applicable (provided that the Appraised Value applied to the Eligible Inventory set forth in each Borrowing Base Certificate shall be the Appraised Value set forth in the most recent appraisal obtained by the Agent pursuant to Section 6.10 hereof for the applicable Fiscal Quarter or Fiscal Month, as applicable, to which such Borrowing Base Certificate relates), each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Lead Borrower; provided that at any time that a Weekly Borrowing Base Delivery Event has occurred and is continuing, such Borrowing Base Certificate shall be delivered on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday;
(c)promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange, and in any case not otherwise required to be delivered to the Agent pursuant hereto;
(d)The financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule;
(e)as soon as available, but in any event by July 31 of each year, a report summarizing the insurance coverage in effect for each Loan Party and its Restricted Subsidiaries and containing information consistent with past reports;
(f)promptly after the Agent’s request therefor, and to the extent the same are disclosed in a filing with the SEC, copies of all Material Contracts and documents evidencing Material Indebtedness (other than intercompany Indebtedness among Loan Parties);
(g)promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Restricted Subsidiary thereof, copies of each notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Restricted Subsidiary thereof or any other matter which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; and

(h)promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01(a), (b), or (c) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Lead Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) the Lead Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests the Lead Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) the Lead Borrower shall notify the Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Lead Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Agent. The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Loan Parties hereby acknowledge that (a) the Agent will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive MNPI with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any MNPI (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
6.03    Notices. Promptly notify the Agent upon any Responsible Officer obtaining knowledge:

(a)of the occurrence of any Default or Event of Default;
(b)of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;
(c)of any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority or the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws, in each case if adversely determined, would reasonably be expected to have a Material Adverse Effect;
(d)of the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect;
(e)of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;
(f)of any change in the Parent’s chief executive officer, chief operating officer, chief financial officer or treasurer;
(g)of the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;
(h)of the filing of any Lien for unpaid Taxes against any Loan Party in excess of $1,000,000;
(i)of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed; and
(j)of any failure by any Loan Party to pay rent or such other amounts due at any of a Loan Party’s locations if such failure continues for more than ten (10) days following the day on which such rent first came due and such failure would be reasonably likely to result in a Material Adverse Effect.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04    Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, freight forwarders, consolidators and carriers) which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness that, if not paid, would constitute an Event of Default under Section 8.01(e), as and when due and payable, but subject to any grace periods and subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, (iv) no Lien has been filed with respect thereto and (v) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Agent with respect to determining Reserves in its Permitted Discretion pursuant to this Agreement.

6.05    Preservation of Existence, Etc.
(a)Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent such Intellectual Property is no longer used or useful in the conduct of the business of the Loan Parties or the failure to do so would not reasonably be expected to have a Material Adverse Effect.
6.06    Maintenance of Properties
(a)Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
6.07    Maintenance of Insurance.
(a)Maintain with financially sound and reputable insurance companies reasonably acceptable to the Agent in its Permitted Discretion and not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts (after giving effect to any self-insurance programs with respect to employment insurance and health insurance and with respect to amounts required to be paid by the Loan Parties by any insurer on account of any loss under property or liability insurance policies) as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Agent in its Permitted Discretion.

(b)Cause fire and extended coverage policies maintained with respect to any Collateral to be endorsed or otherwise amended to include (i) a mortgagee clause (regarding Material Real Property) and a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer and (iii) such other customary provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties. Notwithstanding the foregoing, so long as no Cash Dominion Event shall have occurred and be continuing, the Agent shall release any such proceeds received under clause (i) above to the Loan Parties.
(c)Cause commercial general liability policies to be endorsed to name the Agent as an additional insured.
(d)Cause business interruption policies to name the Agent as a loss payee and to be endorsed or amended to include (i) a provision that, from and after the Closing Date, after the occurrence and during the continuance of a Cash Dominion Event, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, (ii) a provision to the effect that none of the Loan Parties, the Agent, or any other party shall be a co insurer and (iii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties.
(e)Cause each such policy referred to in this Section 6.07 to also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent.
(f)Deliver to the Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder) together with evidence reasonably satisfactory to the Agent of either payment of the premium therefor or that such premium is being financed.
(g)Maintain for themselves and their Subsidiaries, a Directors and Officers insurance policy, and a “Blanket Crime” policy with coverage and in amounts that are in accordance with past practice of the Loan Parties.
(h)Without limiting the foregoing, with respect to Material Real Property, (i) maintain, if available, flood insurance in an amount and otherwise sufficient to comply with the Flood Laws and provide to the Agent such other information as may be required to establish compliance with all Flood Laws, (ii) furnish to the Agent evidence of renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Agent prompt written notice of any redesignation of any such improved Material Real Property into or out of a special flood hazard area. “Flood Laws” means the requirements placed on federally regulated lenders under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Biggert-Waters Flood Insurance Act of 2012, as such statues may be amended or re-codified from time to time, any substitution therefor and any regulations promulgated thereunder.

None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07. Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by any Credit Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.
6.08    Compliance with Laws. Comply (a) in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees binding on and applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; (ii) such contest effectively suspends enforcement of the contested Laws, and (iii) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect, and (b) with Section 10.17.
6.09    Books and Records; Accountants
Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP (or IFRS, as applicable in all material respects) consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.
6.10    Inspection Rights
(a)Permit representatives and, subject to the provisions of Section 10.07 hereof, independent contractors of the Agent, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and so long as an Event of Default has occurred and is continuing, Registered Public Accounting Firm (at which the Borrower has the right to be present), all at the expense of the Loan Parties and at such reasonable times during normal business hours upon reasonable advance notice to the Lead Borrower, and permit any Lender (at the sole cost and expense of such Lender) to participate in any such visit, inspection or discussion; provided, however, that when a Default or Event of Default exists the Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

(b)Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Agent to conduct commercial finance examinations including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves; provided that, so long as no Credit Extensions (other than L/C Credit Extensions not to exceed $50,000,000 in the aggregate) are outstanding hereunder during any Fiscal Year, the Loan Parties shall not be required to pay the fees and expenses of the Agent and such professionals with respect to any such examinations and evaluations. At any time that Credit Extensions (other than L/C Credit Extensions not to exceed $50,000,000 in the aggregate) are outstanding hereunder during any Fiscal Year, the Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to up to one (1) commercial finance examination during each such Fiscal Year; provided that, in the event that Availability is at any time less than the greater of (x) 25% of the Loan Cap and (y) $75,000,000, the Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to up to two (2) commercial finance examinations during each such Fiscal Year. Notwithstanding the foregoing, the Agent may cause additional commercial finance examinations to be undertaken (i) as it in its discretion deems reasonably necessary or appropriate, at its own expense or, (ii) if an Event of Default shall have occurred and be continuing, at the expense of the Loan Parties upon reasonable prior written notice.
(c)Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including appraisers) retained by the Agent to conduct appraisals of the Collateral, including, without limitation, the assets included in the Borrowing Base; provided that, so long as no Credit Extensions (other than L/C Credit Extensions not to exceed $50,000,000 in the aggregate) are outstanding hereunder during any Fiscal Year, the Loan Parties shall not be required to pay the fees and expenses of the Agent and such professionals with respect to any such appraisals. At any time that Credit Extensions (other than L/C Credit Extensions not to exceed $50,000,000 in the aggregate) are outstanding hereunder during any Fiscal Year, the Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to up to one (1) Inventory appraisal during each such Fiscal Year; provided that, in the event that Availability is at any time less than the greater of (x) 25% of the Loan Cap and (y) $75,000,000, the Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to up to two (2) Inventory appraisals during each such Fiscal Year. Notwithstanding the foregoing, the Agent may cause additional appraisals to be undertaken (i) as it in its discretion deems reasonably necessary or appropriate, at its own expense or, (ii) if an Event of Default shall have occurred and be continuing, at the expense of the Loan Parties upon reasonable prior written notice.
6.11    Use of Proceeds.Use the proceeds of the Credit Extensions (a) to refinance the obligations under the Existing Credit Agreement and the Existing Term Loan Agreement and to pay fees and expenses in connection therewith and with the transactions contemplated hereunder, (b) to finance the acquisition of working capital assets of the Borrowers, including the purchase of inventory, in each case in the ordinary course of business, (c) to finance Capital Expenditures of the Borrowers, and (d) for general corporate purposes of the Loan Parties, including Permitted Acquisitions and Restricted Payments, in each case to the extent not prohibited under applicable Law or the Loan Documents.

6.12    Additional Loan Parties and Material Real Property. Notify the Agent at the time that any Person (x) becomes a Subsidiary (other than any Excluded Subsidiary) or (y) who is an Unrestricted Subsidiary becomes a Restricted Subsidiary that is no longer an Unrestricted Subsidiary or otherwise an Excluded Subsidiary, and in each case promptly thereafter (and in any event within thirty (30) days) or such longer period as the Agent may agree, cause any such Person (a) which is not an Excluded Subsidiary, to (i) become a Loan Party by executing and delivering to the Agent a Joinder to this Agreement or a Joinder to the Facility Guaranty or such other documents as the Agent shall deem reasonably necessary for such purpose, (ii) grant a Lien to the Agent on such Person’s assets of the same type that constitute Collateral to secure the Obligations, and (iii deliver to the Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and reasonably acceptable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), and (b) if any Equity Interests or Indebtedness of such Person are owned by or on behalf of any Loan Party, to pledge such Equity Interests and promissory notes evidencing such Indebtedness, in each case in form, content and scope reasonably satisfactory to the Agent; provided, that a pledge of the Equity Interests a CFC or CFC Holdco by a Person described in clauses (x) or (y) of this Section 6.12 shall be limited to 65% of the outstanding voting Equity Interests, and 100% of the non-voting Equity Interests of such CFC or CFC Holdco, and such time period may be extended based on local law or practice). In no event shall compliance with this Section 6.12 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.12 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Restricted Subsidiary, an approval of such Person as a Borrower or permit the inclusion of any acquired assets in the computation of the Borrowing Base.
(b)(i) Within sixty (60) days after the acquisition of any Material Real Property by any Loan Party that is not subject to the existing Security Documents (as such time period may be extended by the Agent, in its sole discretion), deliver such Mortgages, title insurance policies, environmental reports, surveys, flood hazard certifications, notices and confirmations thereof, effective flood hazard insurance policies and other documents reasonably requested by the Agent in connection with granting and perfecting a Lien, subject to Permitted Encumbrances, on such Material Real Property in favor of the Agent, all in form and substance acceptable to the Agent, unless the Agent has waived such Mortgages and related reports, certifications and other documents in its Permitted Discretion or at the direction of any Lender, including, without limitation, with respect to any such Material Real Property subject to the Flood Laws for which flood insurance is not available pursuant to Section 6.07(h) hereof; provided that, if the Agent shall have obtained a Mortgage with respect to any Material Real Property subject to the Flood Laws and subsequent to obtaining such Mortgage, flood insurance with respect to such Material Real Property is thereafter not available pursuant to Section 6.07(h) hereof, the Agent may, in its Permitted Discretion or at the direction of any Lender, release such Mortgage with respect to such Material Real Property.

6.13    Cash Management.
(a)On or prior to the date that is ninety (90) days following the Closing Date (which time period may be extended by the Agent in its sole discretion):
(i)deliver to the Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit G which have been executed on behalf of such Loan Party and delivered to such Loan Party’s Credit Card Issuers and Credit Card Processors listed on Schedule 5.21(b);
(ii)enter into a Blocked Account Agreement satisfactory in form and substance to the Agent with respect to each Blocked Account listed on Schedule 5.21(a); and
(iii)enter into a Securities Account Control Agreement satisfactory in form and substance to the Agent with respect to each Securities Account listed on Schedule 5.21(a).
(b)In the event that the amount contained in the DDA titled “Puerto Rico deposit account” and listed on Schedule 5.21(a) is ever greater than $100,000, the Loan Parties shall cause the depository bank with respect to such DDA to enter into a Blocked Account Agreement satisfactory in form and substance to the Agent with respect to such DDA.
(c)In the event that Availability is ever less than the greater of (i) 35% of the Loan Cap for a period of five (5) consecutive days or (ii) $100,000,000, the Loan Parties shall, within ninety (90) days thereafter (which time period may be extended by the Agent in its sole discretion), create and thereafter at all times maintain a Blocked Account at Wells Fargo or another institution acceptable to the Agent (the “Collection Account”), and will thereafter at all times maintain separate operating and disbursement accounts.
(d)The Loan Parties shall ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to a Blocked Account (or, if the provisions of clause (b) are in effect, to the Collection Account) all amounts on deposit in each DDA (other than Excluded DDAs) and all payments due from all Credit Card Issuers and Credit Card Processors.
(e)Each Blocked Account Agreement (including with respect to the Collection Account) and Securities Account Control Agreement shall require upon notice from Agent, which notice shall be delivered only after the occurrence and during the continuance of a Cash Dominion Event, the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the concentration account maintained by the Agent at Wells Fargo (the “Concentration Account”), of all cash receipts and collections received by each Loan Party from all sources, including, without limitation, the following:
(i)all available cash receipts from the sale of Inventory;
(ii)all proceeds of collections of Credit Card Receivables and Accounts;

(iii)all Net Proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any Disposition or other transaction or event;
(iv)the then contents of each DDA (other than Excluded DDAs) (net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained); and
(v)the then entire ledger balance of each Blocked Account, including the Collection Account (net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject Blocked Account by the Blocked Account Bank).
(f)The Concentration Account shall at all times be under the sole dominion and control of the Agent. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations and (iii) following the occurrence and during the continuation of a Cash Dominion Event, the funds on deposit in the Concentration Account shall be applied to the Obligations as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 6.13, any Loan Party receives or otherwise has dominion and control of any such cash receipts or collections during the occurrence and during the continuation of a Cash Dominion Event, such receipts and collections shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent.
(g)Upon the request of the Agent, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.
6.14    Information Regarding the Collateral.
Furnish to the Agent at least fifteen (15) days prior written notice of any change in: (i) any Loan Party’s name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (ii) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility); (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral for its own benefit and the benefit of the other Credit Parties.

6.15    Physical Inventories.
(a)Cause not less than one physical inventory of each Store operated by a Loan Party to be undertaken, at the expense of the Loan Parties, in each Fiscal Year and periodic cycle counts of Inventory at each distribution center operated by a Loan Party, in each case consistent with past practices, following such methodology as is consistent with the methodology used in the immediately preceding inventory or cycle count, as applicable, or as otherwise may be reasonably satisfactory to the Agent; provided, that the failure to conduct the annual physical inventory at one or more Stores shall not be a violation of this Section 6.15(a) so long as (i) the Loan Parties use commercially reasonable efforts to conduct the same, (ii) the physical inventory could not be conducted because of reasons outside the reasonable control of the Loan Parties and (iii) such failure affects no more than 5% of the Loan Parties’ Stores in any Fiscal Year.  The Lead Borrower shall, upon the reasonable request of the Agent, provide the Agent with a reconciliation of the results of such inventories and cycle counts (as well as of any other physical inventories or cycle counts undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.
(b)Permit the Agent, in its reasonable discretion, if any Default or Event of Default exists, to cause additional such inventories to be taken as the Agent determines (each, at the expense of the Loan Parties).
6.16    Environmental Laws.
Except where the failure to do so would not reasonably be expected to have Material Adverse Effect, (a) conduct its operations and keep and maintain its Real Estate in material compliance with all Environmental Laws; (b) obtain and renew all environmental permits necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, provided, however, that neither a Loan Party nor any of its Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.
6.17    Further Assurances.
(a)Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which the Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agent, from time to time upon request, evidence reasonably satisfactory to the Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)If any material assets are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the perfected first-priority Lien under the Security Documents upon acquisition thereof and other than Excluded Assets (as defined in the Security Agreement)), notify the Agent thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be reasonably necessary or shall be reasonably requested by the Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 6.17, all at the expense of the Loan Parties. In no event shall compliance with this Section 6.17(b) waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.17(b) if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute Consent to the inclusion of any acquired assets in the computation of the Borrowing Base.
(c)Upon the reasonable request of the Agent, use commercially reasonable efforts to cause any of its landlords with respect to its leased distribution centers and/or corporate headquarters to deliver a Collateral Access Agreement to the Agent in such form as the Agent may reasonably require.
6.18    Material Contracts. (a) Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, (b) maintain each such Material Contract in full force and effect except to the extent such Material Contract is no longer used or useful in the conduct of the business of the Loan Parties in the ordinary course of business, consistent with past practices, (c) enforce each such Material Contract in accordance with its terms, (d) take all such action to such end as may be from time to time requested by the Agent, (e) upon request of the Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Restricted Subsidiaries is entitled to make under such Material Contract, and (f) cause each of its Restricted Subsidiaries to do the foregoing, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.19    Post-Closing Covenant.
As promptly as practicable and in any event within the time periods after the Closing Date specified in Schedule 6.19 or such later day as the Agent agrees to in writing, deliver the documents or take the actions specified in Schedule 6.19.
ARTICLE VII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than (i) contingent indemnification obligations for which a claim has not been asserted and (ii) Other Liabilities), or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for Permitted Encumbrances.
7.02    Investments. Make any Investments, except Permitted Investments.
7.03    Indebtedness; Disqualified Stock
(a)Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness; (b) issue Disqualified Stock, or (c) issue and sell any other Equity Interests if a Change of Control or other Event of Default would result therefrom.
7.04    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, (or agree to do any of the foregoing), except that:
(a)any Restricted Subsidiary which is not a Loan Party may merge or consolidate with (i) a Loan Party, provided that the Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries which are not Loan Parties, provided that when any wholly-owned Restricted Subsidiary is merging or consolidating with another Restricted Subsidiary, the wholly-owned Restricted Subsidiary shall be the continuing or surviving Person;
(b)any Restricted Subsidiary which is a Loan Party may merge or consolidate into any Restricted Subsidiary which is a Loan Party or into a Borrower, provided that in any merger or consolidation involving a Borrower, such Borrower shall be the continuing or surviving Person;
(c)any Subsidiary (other than a Borrower) may liquidate or dissolve if the Lead Borrower or the Parent (as the case may be) determines in good faith that such liquidation or dissolution is in the best interests of the Lead Borrower or the Parent (as the case may be) and is not materially disadvantageous to the Credit Parties, so long as the assets of such Subsidiary that is a Loan Party are transferred to another Loan Party upon such liquidation or dissolution;
(d)the Parent and its Subsidiaries may complete any restructuring, regardless of whether accomplished by liquidation, contribution, distribution, merger, amalgamation or any other technique, whereby the ownership of Foreign Subsidiaries is changed, so long as each such Foreign Subsidiary that is a Subsidiary of Abercrombie & Fitch International, Inc. prior to such restructuring remains, directly or indirectly, a Subsidiary of Abercrombie & Fitch International, Inc. after such restructuring; and

(e)in connection with a Permitted Acquisition, any Restricted Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided that (i) the Person surviving such merger or consolidation shall be a wholly-owned Restricted Subsidiary of a Loan Party and such Person shall become a Loan Party in accordance with the provisions of Section 6.12 hereof, and (ii) in the case of any such merger or consolidation to which any Loan Party is a party, such Loan Party is the surviving Person.
7.05    Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except Permitted Dispositions.
7.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
(a)(i) each Restricted Subsidiary of a Loan Party may make Restricted Payments to any Loan Party, and (ii) each Restricted Subsidiary that is not a Loan Party may make Restricted Payments to any other Restricted Subsidiary;
(b)the Parent and any of its Subsidiaries may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
(c)Subsidiaries may (i) declare and pay dividends or make distributions ratably with respect to their Equity Interests and (ii) may make Restricted Payments to the Parent, and other Subsidiaries of the Parent, in amounts necessary to enable the Parent to pay the dividends described in clause (b) above, along with standard costs associated with such payment of dividends or distributions, and to pay income and franchise taxes and operating and professional expenses;
(d)so long as no Default or Event of Default has occurred and is continuing, the Loan Parties and their Subsidiaries may make Restricted Payments pursuant to and in accordance with employment contracts, stock option plans or other benefit plans or similar arrangements for consultants, management (including directors and officers) or employees of the Loan Parties and their Subsidiaries;
(e)if the Payment Conditions are satisfied, the Loan Parties and each Restricted Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it; and
(f)    so long as no Default or Event of Default has occurred and is continuing, the Parent may declare, and if declared when no Default or Event of Default exists, pay cash dividends to its stockholders so long as the Payment Conditions are satisfied.
7.07    Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except (a) as long as no Default or Event of Default then exists, regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of Permitted Indebtedness (provided that such payments of Subordinated Indebtedness shall be in accordance with the subordination terms thereof or the applicable subordination agreement relating thereto), (b) voluntary prepayments, repurchases, redemptions or defeasances of Permitted Indebtedness as long as the Payment Conditions are satisfied, and (c) Permitted Refinancings of any such Indebtedness.

7.08    Change in Nature of Business
(a)In the case of the Parent, engage in any business or activity other than (i) the direct or indirect ownership of all outstanding Equity Interests in the other Loan Parties, (ii) maintaining its corporate existence, (iii) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties, (iv) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, (v) other activities not prohibited under this Agreement and (vi) activities incidental to the businesses or activities described in clauses (i) through (v) of this Section 7.08(a).
(b)In the case of each of the Loan Parties, engage in any line of business substantially different from the business conducted by the Loan Parties and their Restricted Subsidiaries on the Closing Date or any business substantially related or incidental thereto.
7.09    Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms taken as a whole no less favorable to the Loan Parties or such Restricted Subsidiary as would be obtainable by the Loan Parties or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) a transaction between or among the Loan Parties, (b) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees, (c) the issuance of Equity Interests in the Parent to any officer, director, employee or consultant of the Parent or any of its Restricted Subsidiaries, (d) the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Parent or any of its Restricted Subsidiaries, and (e) any issuances of securities of the Parent (other than Disqualified Stock) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans (in each case in respect of Equity Interests in the Parent) of the Parent or any of its Restricted Subsidiaries.
7.10    Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document or the Term Documents) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Restricted Subsidiary (other than an Excluded Subsidiary) to Guarantee the Obligations, (iii) of any Restricted Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Agent; provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under clauses (c) or (f) of the definition of Permitted Indebtedness solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.11    Amendment of Material Documents.
Amend, modify or waive any of a Loan Party’s rights under (a) its Organization Documents in a manner materially adverse to the Credit Parties, or (b) any Material Contract or Material Indebtedness (other than on account of any refinancing thereof otherwise permitted hereunder or, with respect to the Term Facility, as permitted by the Intercreditor Agreement), in each case to the extent that such amendment, modification or waiver would result in a Default or Event of Default under any of the Loan Documents, or otherwise would be reasonably likely to have a Material Adverse Effect.
7.12    Fiscal Year.
Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as permitted by GAAP (it being agreed that a conversion from GAAP to IFRS shall be permitted).
7.13    Deposit Accounts; Credit Card Processors.
Open new DDAs (other than Excluded DDAs) or Blocked Accounts unless the Loan Parties shall have delivered to the Agent appropriate Blocked Account Agreements consistent with the provisions of Section 6.13 and otherwise reasonably satisfactory to the Agent. No Loan Party shall maintain any bank accounts or enter into any agreements with Credit Card Issuers or Credit Card Processors other than the ones expressly contemplated herein or in Section 6.13 hereof.
7.14    Minimum Availability.
Permit Availability at any time to be less than the greater of (x) 10% of the Loan Cap or (y) $30,000,000.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an Event of Default:
(a)Non-Payment. The Borrowers or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) within three (3) Business Days after the date required to be paid herein, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.07, 6.10, 6.11, 6.12, 6.13 or 6.14 or Article VII; or
(c)Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) the Borrower’s obtaining knowledge of such default and (ii) notice by the Agent; or
(d)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate) shall be incorrect or misleading in any material respect when made or deemed made; or
(e)Cross-Default. Any Loan Party or any Restricted Subsidiary thereof (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (including aggregate amounts owing to all creditors under any combined or syndicated credit arrangement), or (ii) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided further that no such event under the Term Facility shall constitute an Event of Default under this clause (e) until the earliest to occur of (x) the conclusion of the applicable grace period, if any, after such event or circumstance (but only if such event or circumstance has not been waived), (y) the acceleration of the Indebtedness under the Term Facility and (z) the Exercise of Secured Creditor Remedies (as defined in the Intercreditor Agreement) by the Term Agent in respect of any Collateral; or
(f)Insolvency Proceedings, Etc. Any Loan Party or any of its Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for 60 calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)Judgments. There is entered against any Loan Party or any Restricted Subsidiary thereof (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $35,000,000 (to the extent not paid using cash on hand of the Loan Parties or covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or
(h)ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $35,000,000 or which would reasonably likely result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $35,000,000 which would reasonably likely result in a Material Adverse Effect; or
(i)Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as a result of the gross negligence or willful misconduct of the Agent or indefeasible payment in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on a material portion of the Collateral, with the priority required by the applicable Security Document (other than as a result of the gross negligence or willful misconduct of the Agent); or
(j)Change of Control. There occurs any Change of Control; or

(k)Cessation of Business. Except as otherwise expressly permitted hereunder, the Loan Parties taken as a whole shall take any action to permanently suspend all or substantially all operations of its business in the ordinary course, liquidate all or substantially all of their material portion of its assets or Store locations, or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of all or substantially all of their material portion of its business; or
(l)Loss of Collateral. There occurs any uninsured loss to any material portion of the Collateral; or
(m)Subordination. (i) The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness, or provisions of the Intercreditor Agreement (or any other intercreditor agreement entered into by Agent after the date hereof, any such provisions being referred to as the “Intercreditor Provisions”, shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Indebtedness; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Intercreditor Provisions, (B) that the Intercreditor Provisions exist for the benefit of the Credit Parties, or (C) in the case of Subordinated Indebtedness, that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Intercreditor Provisions.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:
(a)declare the Commitments of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;
(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations (other than Other Liabilities) to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;
(c)require that the Loan Parties Cash Collateralize the L/C Obligations; and
(d)whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, however, that upon the occurrence of any Event of Default with respect to any Loan Party or any Subsidiary thereof under Section 8.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Agent or any Lender.
No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.
Each of the Lenders agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Loan Party or to foreclose any Lien on, or otherwise enforce any security interest in, or other rights to, any of the Collateral.
8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Agent in the following order:
First, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent;
Second, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to the extent not previously reimbursed by the Lenders, to payment to the Agent of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances;
Fourth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, payment to the Swing Line Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans;

Fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Committed Loans and other Obligations, and fees (including Letter of Credit Fees), ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fifth payable to them;
Sixth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, to payment to the Swing Line Lender of that portion of the Obligations constituting unpaid principal of the Swing Line Loans;
Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Committed Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Seventh held by them;
Eighth, to the Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;
Ninth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations, but excluding any Other Liabilities), ratably among the Credit Parties in proportion to the respective amounts described in this clause Ninth held by them;
Tenth, to payment of that portion of the Obligations arising from Cash Management Services and Bank Products to the extent secured under the Security Documents, ratably among the Lender Counterparties in proportion to the respective amounts described in this clause Tenth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.
Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Eighth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE IX
THE AGENT
9.01    Appointment and Authority.
(a)Each of the Lenders and the Swing Line Lender hereby irrevocably appoints Wells Fargo to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof (including, without limitation, acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations), together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Lenders and the L/C Issuer, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)The Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Credit Parties). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent pursuant to this Article IX for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Loan Documents, or for exercising any rights and remedies thereunder at the direction of the Agent), shall be entitled to the benefits of all provisions of Articles IX and X (including Section 10.04, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
9.02    Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though they were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the hereunder and without any duty to account therefor to the Lenders.
9.03    Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.
The Agent shall not be liable for any action taken or not taken by it (i) with the Consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.
The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Loan Parties, a Lender or the L/C Issuer. Upon the occurrence of a Default or Event of Default, the Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders. Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.
The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
9.04    Reliance by Agent.
The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Agent shall have received written notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Agent. The Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.
9.06    Resignation of Agent. The Agent may at any time give written notice of its resignation to the Lenders and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Lead Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent hereunder.

Any resignation by Wells Fargo as Agent pursuant to this Section shall also constitute its resignation as Swing Line Lender and the resignation of Wells Fargo as L/C Issuer. Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
9.07    Non-Reliance on Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Agent shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agent.
9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as the Agent, a Lender or the L/C Issuer hereunder.
9.09    Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, the Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer, the Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer the Agent and such Credit Parties under Sections 2.03, 2.09 and 10.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
9.10    Collateral and Guaranty Matters. The Credit Parties irrevocably authorize the Agent, at its option and in its reasonable discretion (without notice to, or vote or consent of, any holder of Lender Counterparty solely in its capacity as such),
(a)to release any Lien on any Collateral granted to or held by the Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) contingent indemnification obligations for which a claim has not been asserted and (y) Other Liabilities)) and the expiration, termination or Cash Collateralization of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) as provided in Section 6.12(b) hereof, or (iv) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;
(b)to subordinate any Lien on any Collateral (whether or not as of such time any Other Liabilities are outstanding) granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of Permitted Encumbrances; and
(c)to release any Guarantor from its obligations under the Facility Guaranty (whether or not as of such time any Other Liabilities are outstanding) if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder; provided that no such release shall occur if such Restricted Subsidiary continues to be a guarantor in respect of the Term Facility.

Upon request by the Agent at any time, the Applicable Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting a Permitted Disposition, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.
The Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
9.11    Notice of Transfer.
The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 10.06.
9.12    Reports and Financial Statements.
By signing this Agreement, each Lender:
(a)upon entering into any arrangement with a Loan Party with respect to any Other Liability, agrees to furnish the Agent notice of the same, and at any time that Availability is less than 17.5% of the Loan Cap agrees to furnish the Agent with a summary of all Other Liabilities due or to become due to such Lender. In connection with any distributions to be made hereunder, the Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Agent has received written notice thereof from such Lender;
(b)is deemed to have requested that the Agent furnish such Lender, promptly after they become available, copies of all Borrowing Base Certificates and financial statements required to be delivered by the Lead Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”);
(c)expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;
(d)expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties' books and records, as well as on representations of the Loan Parties' personnel;

(e)agrees to keep all Reports confidential in accordance with the provisions of Section 10.07 hereof; and
(f)without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
9.13    Agency for Perfection.
Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent's request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent's instructions.
9.14    Indemnification of Agent. Without limiting the obligations of the Loan Parties hereunder, the Lenders hereby agree to indemnify the Agent, the L/C Issuer and any Related Party, as the case may be, ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent, the L/C Issuer and their Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Agent, the L/C Issuer and their Related Parties in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s, the L/C Issuer’s and their Related Parties’ gross negligence, bad faith or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.
9.15    Relation among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

9.16    Defaulting Lenders.
(a)Notwithstanding the provisions of Section 2.14 hereof, the Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrowers to the Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, the Agent shall transfer any such payments (i) first, to the Swing Line Lender to the extent of any Swing Line Loans that were made by the Swing Line Lender and that were required to be, but were not, paid by the Defaulting Lender, (ii) second, to the L/C Issuer, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (iii) third, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (iv) to the Cash Collateral Account, the proceeds of which shall be retained by the Agent and may be made available to be re-advanced to or for the benefit of the Borrowers (upon the request of the Lead Borrower and subject to the conditions set forth in Section 4.02) as if such Defaulting Lender had made its portion of the Loans (or other funding obligations) hereunder, and (v) from and after the date on which all other Obligations have been paid in full (other than Other Liabilities), to such Defaulting Lender. Subject to the foregoing, the Agent may hold and, in its discretion, re-lend to the Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by the Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Applicable Percentages in connection therewith) and for the purpose of calculating the fee payable under Section 2.09(a), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 10.01(a) through (c). The provisions of this Section 9.16 shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, the Agent, the L/C Issuer, and the Borrowers shall have waived, in writing, the application of this Section 9.16 to such Defaulting Lender, or (z) the date on which such Defaulting Lender pays to the Agent all amounts owing by such Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by the Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by the Agent pursuant to Section 9.16(b) shall be released to the Borrowers). The operation of this Section 9.16 shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to the Agent, the L/C Issuer, the Swing Line Lender, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrowers, at their option, upon written notice to the Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to the Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Assumption in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than any Other Liabilities, but including (1) all interest, fees (except any Commitment Fees or Letter of Credit Fees not due to such Defaulting Lender in accordance with the terms of this Agreement), and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Applicable Percentage of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Credit Parties’ or the Loan Parties’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 9.16 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 9.16 shall control and govern.

(b)If any Swing Line Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:
(i)such Defaulting Lender’s participation interest in any Swing Line Loan or Letter of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the Outstanding Amount sum of all Non-Defaulting Lenders’ Credit Extensions after giving effect to such reallocation does not exceed the total of all Non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;
(ii)if the reallocation described in clause (b)(i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Agent (x) first, prepay such Defaulting Lender’s participation in any outstanding Swing Line Loans (after giving effect to any partial reallocation pursuant to clause (b)(i) above) and (y) second, cash collateralize such Defaulting Lender’s participation in Letters of Credit (after giving effect to any partial reallocation pursuant to clause (b)(i) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such L/C Obligations are outstanding; provided, that the Borrowers shall not be obligated to cash collateralize any Defaulting Lender’s participations in Letters of Credit if such Defaulting Lender is also the L/C Issuer;
(iii)if the Borrowers cash collateralize any portion of such Defaulting Lender’s participation in Letters of Credit Exposure pursuant to this Section 9.16(b), the Borrowers shall not be required to pay any Letter of Credit Fees to the Agent for the account of such Defaulting Lender pursuant to Section 2.03 with respect to such cash collateralized portion of such Defaulting Lender’s participation in Letters of Credit during the period such participation is cash collateralized;
(iv)to the extent the participation by any Non-Defaulting Lender in the Letters of Credit is reallocated pursuant to this Section 9.16(b), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.03 shall be adjusted in accordance with such reallocation;

(v)to the extent any Defaulting Lender’s participation in Letters of Credit is neither cash collateralized nor reallocated pursuant to this Section 9.16(b), then, without prejudice to any rights or remedies of the L/C Issuer or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.03 with respect to such portion of such participation shall instead be payable to the L/C Issuer until such portion of such Defaulting Lender’s participation is cash collateralized or reallocated;
(vi)so long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to make any Swing Line Loan and the L/C Issuer shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Applicable Percentage of such Swing Line Loans or Letter of Credit cannot be reallocated pursuant to this Section 9.16(b) or (y) the Swing Line Lender or the L/C Issuer, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Line Lender or the L/C Issuer, as applicable, and the Borrowers to eliminate the Swing Line Lender’s or L/C Issuer’s risk with respect to the Defaulting Lender’s participation in Swing Line Loans or Letters of Credit; and
(vii)The Agent may release any cash collateral provided by the Borrowers pursuant to this Section 9.16(b) to the L/C Issuer and the L/C Issuer may apply any such cash collateral to the payment of such Defaulting Lender’s Applicable Percentage of any Letter of Credit Disbursement that is not reimbursed by the Borrowers pursuant to Section 2.03.
9.17    Intercreditor Agreement.
Each Lender (a) hereby authorizes and instructs the Agent to enter into the Intercreditor Agreement, and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications thereto, in connection with the incurrence by any Loan Party of the Term Facility and to subject the Liens on the Collateral securing the Obligations to the provisions thereof and (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement.
9.18    Other Liabilities.
Except as otherwise expressly set forth herein or in any Facility Guaranty or any Security Document, no Lender Counterparty that obtains the benefits of any Facility Guaranty or any Collateral by virtue of the provisions hereof or of any Facility Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Other Liabilities unless the Agent has received written notice of such Other Liabilities, together with such supporting documentation as the Agent may request, from the applicable Lender Counterparty.

ARTICLE X
MISCELLANEOUS
10.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Agent, with the Consent of the Required Lenders, and the Lead Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Agent, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written Consent of such Lender;
(b)as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (including the Maturity Date) or mandatory prepayment of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written Consent of such Lender entitled to such payment, or (ii) any scheduled or mandatory reduction or termination of the Aggregate Commitments hereunder or under any other Loan Document without the written Consent of such Lender;
(c)as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Loan held by such Lender, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to or for the account of such Lender, without the written Consent of each Lender entitled to such amount; provided, however, that only the Consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;
(d)as to any Lender, change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of such Lender;
(e)change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written Consent of each Lender;
(f)except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written Consent of each Lender;
(g)except for Permitted Dispositions, release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender;

(h)change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased without the written Consent of each Lender, provided that the foregoing shall not limit the discretion of the Agent to change, establish or eliminate any Reserves;
(i)modify the definition of Permitted Overadvance so as to increase the amount thereof or, except as provided in such definition, the time period for which a Permitted Overadvance may remain outstanding without the written Consent of each Lender; and
(j)except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written Consent of each Lender;
and, provided further, that (i) no amendment, waiver or Consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or Consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or Consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (v) the Agent and the Lead Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Agent and the Lead Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision; and (vi) any waiver, amendment or modification of the Intercreditor Agreement (and any related definitions) may be effected by an agreement or agreements in writing entered into among the Agent and the Term Agent (with the Consent of the Required Lenders but without the Consent of any Loan Party, so long as such amendment, waiver or modification does not impose any additional duties or obligations on the Loan Parties or alter or impair any right of any Loan Party under the Loan Documents).
Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Other Liabilities shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Loan Party, and (y) any Loan Document may be amended and waived with the consent of the Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects, or (iii) to cause any Loan Document to be consistent with this Agreement and the other Loan Documents.

If any Lender does not Consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the Consent of each Lender and that has been approved by the Required Lenders, the Lead Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Lead Borrower to be made pursuant to this paragraph).
10.02    Notices; Effectiveness; Electronic Communications.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Loan Parties, the Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)Electronic Communications. Notices and other communications to the Loan Parties, the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)Change of Address, Etc. Each of the Loan Parties, the Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Lead Borrower, the Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(e)Reliance by Agent, L/C Issuer and Lenders. The Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

10.03    No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.
10.04    Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Borrowers shall pay all Credit Party Expenses.
(b)Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agent (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the reasonable and documented fees, charges and disbursements of any outside counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, any bank advising or confirming a Letter of Credit or any other nominated person with respect to a Letter of Credit seeking to be reimbursed or indemnified or compensated, and any third party seeking to enforce the rights of a Borrower, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds, or holder of an instrument or document related to any Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses to the extend resulting from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction by final and non-appealable judgment, (y) a material breach of the obligations of such Indemnitee under this Agreement as determined by a court of competent jurisdiction in a final non-appealable judgment or (z) any proceeding that does not involve an act or omission by any Loan Party or any Affiliate thereof and that is brought by an Indemnitee against any other Indemnitee other than any claims against any Indemnitee in its respective capacity or in fulfilling its role as Agent, collateral agent, an Arranger or any similar role under Loan Documents.

(c)Reimbursement by Lenders. Without limiting their obligations under Section 9.14 hereof, to the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, each Lender severally agrees to pay to the Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)Payments. All amounts due under this Section shall be payable on demand therefor.
(f)Survival. The agreements in this Section shall survive the resignation of the Agent and the L/C Issuer, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05    Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06    Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of subsection Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts
(A)in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Lead Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof; and provided further that no consent of the Lead Borrower shall be required in connection with the assignment by a Lender of its rights and obligations under this Agreement to any Person that would otherwise qualify as an Eligible Assignee hereunder as part of an assignment and transfer of such Lender’s rights in and to a material portion of such Lender’s portfolio of asset based credit facilities; and
(B)the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the assignment of any Commitment.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits and subject to the requirements of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
(c)Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits and subject to the requirements of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.
(e)Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.
(f)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(h)Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Commitment and Loans pursuant to subsection (b) above, Wells Fargo may, (i) upon 30 days’ notice to the Lead Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Lead Borrower, Wells Fargo may resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Lead Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Lead Borrower to appoint any such successor shall affect the resignation of Wells Fargo as L/C Issuer or Swing Line Lender, as the case may be. If Wells Fargo resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto. If Wells Fargo resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo to effectively assume the obligations of Wells Fargo with respect to such Letters of Credit.

10.07    Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower, (h) with the consent of the Lead Borrower, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (j) to the extent that such information is independently developed by such Lender, (k) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties, or (l) for purposes of establishing a “due diligence” defense.
For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include MNPI concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of MNPI and (c) it will handle such MNPI in accordance with applicable Law, including Federal and state securities Laws.
10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 8.03 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Lead Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.
10.11    Survival; Release of Liens.
(a)All covenants, agreements, representations and warranties made by the Borrowers in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, any L/C Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and this Agreement and all of such covenants, agreements, representations and warranties shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 3.01, Section 3.04, Section 3.05 and Section 10.04 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provisions hereof.
(b)Any Lien on any property granted to or held by the Agent under any Loan Document shall terminate upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations for which claims have not been asserted and (B) unless the Obligations have been accelerated as a result of the occurrence of any Event of Default or the Loan Parties are liquidating substantially all of their assets, subject to the first proviso hereto, Obligations in respect of Other Liabilities) and the expiration, termination or Cash Collateralization (or issuance of a supporting letter of credit satisfactory to the L/C Issuers and the Agent) of all Letters of Credit; provided, however, that in connection with the termination of the Aggregate Commitments and satisfaction of the Loans and Letters of Credit as set forth above, the Agent may require such indemnities or, in the case of the succeeding clause (y) only, collateral security as it shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, and (y) any Obligations that may then exist or thereafter arise with respect to Other Liabilities (other than Swap Contracts or foreign exchange facilities) to the extent the same is provided for pursuant to the documentation governing such Other Liabilities (it being understood that, to the extent the documentation governing such Other Liabilities permits or requires termination of such services upon the termination of the Aggregate Commitments and satisfaction of the Loans and Letters of Credit as set forth above, any Loan Party and Lender may negotiate such contractual arrangements as they deem proper to provide for the continued provision of such services); provided, further, that any such Liens granted pursuant to the Loan Documents shall be reinstated if at any time payment, or any part thereof, of any Loans or Letters of Credit is rescinded or must otherwise be restored by any Credit Party upon the bankruptcy or reorganization of any Loan Party. At the request and sole expense of any Loan Party following any such termination, the Agent shall deliver to such Loan Party any Collateral held by the Agent under any Loan Document, and execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence such termination.

10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.13    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)the Borrowers shall have paid to the Agent the assignment fee specified in Section 10.06(b);
(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
10.14    Governing Law; Jurisdiction; Etc.
(a)GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(b)SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, SUBJECT TO THE LAST SENTENCE HEREOF, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH PARTY OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT, SUBJECT TO THE LAST SENTENCE HEREOF, ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH PARTY OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THE EXERCISE OF THE CREDIT PARTIES OF THEIR RIGHTS AND REMEDIES WITH RESPECT TO THE COLLATERAL OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.17    USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.
10.18    Time of the Essence. Time is of the essence of the Loan Documents.
10.19    Press Releases.
(a) At any time prior to the public disclosure of this Agreement, with the Parent’s and the Lead Borrower’s written consent, which consent may be granted or withheld in the Parent’s and the Lead Borrower’s discretion, and (b) at any time thereafter, the Parent and the Lead Borrower hereby each agree that the Agent and the Lead Arrangers may use the name or other identifying information of the Parent or the Lead Borrower solely in connection with a press release, “tombstone” or similar advertisements, or in connection with other disclosure to the “gold Sheets” or similar bank trade publications with respect to this Agreement; provided that the Agent, the Lead Arrangers, the Syndication Agent or any Documentation Agent will not use the Parent’s or Lead Borrower’s logo or trademark for marketing purposes other than in customary pitch book materials, and if the Parent’s or Lead Borrower’s logo or trademark is so used, then the Parent’s or Lead Borrower’s logo or trademark shall not be featured more prominently or in a larger font or image size than the any logo or trademark of any other entity used therein; and provided further that in no event may the Agent, Lead Arrangers, the Syndication Agent or any Documentation Agent use the Parent’s or Lead Borrower’s logo or trademark in any customary pitch book materials prepared or presented for public use or marketing purposes other than to presentations or pitches made to companies on an individual basis.
10.20    Additional Waivers.
(a)The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Agent or any other Credit Party.

(b)The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).
(c)To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations (other than Other Liabilities) have been indefeasibly paid in full in cash and the Commitments have been terminated. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.
(d)Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an "Accommodation Payment"), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower's Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the "Allocable Amount" of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower "insolvent" within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act ("UFTA") or Section 2 of the Uniform Fraudulent Conveyance Act ("UFCA"), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

(e)Without limiting the generality of the foregoing, or of any other waiver or other provision set forth in this Agreement, each Loan Party hereby absolutely, knowingly, unconditionally, and expressly waives any and all claim, defense or benefit arising directly or indirectly under any one or more of Sections 2787 to 2855 inclusive of the California Civil Code or any similar law of California.
10.21    No Strict Construction.
The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
10.22    Attachments.
The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.
10.23    Independent Effect of Covenants; Inconsistencies.
(a)The Loan Parties expressly acknowledge and agree that each covenant contained in Articles VI or VII hereof shall be given independent effect. Accordingly, the Loan Parties shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VI or VII, before or after giving effect to such transaction or act, the Loan Parties shall or would be in breach of any other covenant contained in Articles VI or VII.

(b)In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Loan Parties or further restricts the rights of the Loan Parties or gives the Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect; provided further that the Intercreditor Agreement governs and controls in the event of any conflict with any other Loan Document.
10.24    Keepwell.
Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Facility Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.24 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.24, or otherwise under the Facility Guaranty, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until payment in full of the Obligations. Each Qualified ECP Guarantor intends that this Section 10.24 constitute, and this Section 10.24 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BORROWERS:

ABERCROMBIE & FITCH
MANAGEMENT CO., as Lead Borrower
ABERCROMBIE & FITCH STORES, INC.
J.M. HOLLISTER, LLC
GILLY HICKS, LLC
ABERCROMBIE & FITCH TRADING CO., as
Borrowers

By:	/s/ Everett Gallagher
Name:	Everett Gallagher
Title:	Senior Vice President and Treasurer

Signature Page to Credit Agreement

GUARANTORS:

ABERCROMBIE & FITCH CO., as Parent and
as a Guarantor

By:	/s/ Everett Gallagher
Name:	Everett Gallagher
Title:	Senior Vice President - Tax, Treasury and Risk Management and Treasurer

A&F TRADEMARK, INC.
ABERCROMBIE & FITCH HOLDING
CORPORATION
HOLLISTER CO.
J.M.H. TRADEMARK, INC.
HOLLISTER CO. CALIFORNIA, LLC
AFH PUERTO RICO LLC
A&F CANADA HOLDING CO., as Guarantors

By:	/s/ Everett Gallagher
Name:	Everett Gallagher
Title:	Senior Vice President and Treasurer

ABERCROMBIE & FITCH PROCUREMENT
SERVICES, LLC, as a Guarantor

By:    Abercrombie & Fitch Trading Co.,
its Sole Member

By:	/s/ Everett Gallagher
Name:	Everett Gallagher
Title:	Senior Vice President and Treasurer

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Agent

By:	/s/ Irene Rosen Marks
Name:	Irene Rosen Marks
Title:	Managing Director

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as L/C Issuer, as a Lender
and Swing Line Lender

By:	/s/ Irene Rosen Marks
Name:	Irene Rosen Marks
Title:	Managing Director

Signature Page to Credit Agreement

PNC BANK, NATIONAL
ASSOCIATION, as a Lender

By:	/s/ Jeffrey R. Penno
Name:	Jeffrey R. Penno
Title:	Vice President

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., as a
Lender

By:	/s/ Christopher C. Tran
Name:	Christopher C. Tran
Title:	Authorized Officer

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Matthew Potter
Name:	Matthew Potter
Title:	Vice President

Signature Page to Credit Agreement

FIFTH THIRD BANK, as a Lender

By:	/s/ Michael J. Schaltz, Jr.
Name:	Michael J. Schaltz, Jr.
Title:	Vice President

Signature Page to Credit Agreement

HSBC BANK USA, N.A., as a Lender

By:	/s/ Darren Pinsker
Name:	Darren Pinsker
Title:	Senior Vice President

Signature Page to Credit Agreement

THE HUNTINGTON NATIONAL
BANK, as a Lender

By:	/s/ Tracy Salyers
Name:	Tracy Salyers
Title:	Vice President

Signature Page to Credit Agreement

RBS CITZENS BUSINESS CAPITAL, a
division of RBS Asset Finance, Inc., as a
Lender

By:	/s/ Francis Garvin
Name:	Francis Garvin
Title:	Senior Vice President

Signature Page to Credit Agreement

SUMITOMO MITSUI BANKING
CORPORATION, as a Lender

By:	/s/ David W. Kee
Name:	David W. Kee
Title:	Managing Director

Signature Page to Credit Agreement

U.S. BANK NATIONAL
ASSOCIATION, as a Lender

By:	/s/ Sandra J. Evans
Name:	Sandra J. Evans
Title:	Vice President

Signature Page to Credit Agreement

Schedule 1.01
Borrowers
Abercrombie & Fitch Management Co.
Abercrombie & Fitch Stores, Inc.
Abercrombie & Fitch Trading Co.
J.M. Hollister, LLC
Gilly Hicks, LLC

Schedule 1.02
Guarantors
Abercrombie & Fitch Co.
Abercrombie & Fitch Holding Corporation
Abercrombie & Fitch Procurement Services, LLC
A&F Canada Holding Co.
A & F Trademark, Inc.
AFH Puerto Rico LLC
Hollister Co.
Hollister Co. California, LLC
J.M.H. Trademark, Inc.

Schedule 1.03
Immaterial Subsidiaries
Abercrombie & Fitch Distribution Company
Canoe, LLC
Crombie, LLC
DFZ, LLC
Fan Company, LLC
NSOP, LLC
Ruehl No. 925, LLC

Schedule 2.01
Commitments and Applicable Percentages

Lender	Commitment	Applicable Percentage
Wells Fargo Bank, National Association	$115,000,000.00	28.75%
PNC Bank, National Association	$55,000,000.00	13.75%
JPMorgan Chase Bank, N.A.	$55,000,000.00	13.75%
Bank of America, N.A.	$25,000,000.00	6.25%
Fifth Third Bank	$25,000,000.00	6.25%
HSBC Bank USA, N.A.	$25,000,000.00	6.25%
The Huntington National Bank	$25,000,000.00	6.25%
RBS Citizens Business Capital, a division of RBS Asset Finance, Inc.	$25,000,000.00	6.25%
Sumitomo Mitsui Banking Corporation	$25,000,000.00	6.25%
U.S. Bank National Association	$25,000,000.00	6.25%
TOTAL	$400,000,000.00	100.00%

Those portions of this Schedule 2.03
marked with an [*] have been omitted pursuant
to a request for confidential treatment and
have been filed separately with the SEC.

Schedule 2.03
Existing Letters of Credit
Due to fluctuating exchange rates and currency valuations, the corresponding outstanding amount, as measured in U.S. Dollars, may increase or decrease from time to time.

Issuer	Beneficiary	Amount	Estimated USD Equivalent	Expiration Date[1]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
____________________________
1All expiration dates are subject to evergreen annual renewals.

Schedule 5.01
Loan Parties Organizational Information

Name of Loan Party	Type of Organization	Jurisdiction of Organization	Organizational Identification Number	Federal Taxpayer Identification Number
Abercrombie & Fitch Management Co.	Corporation	Delaware	2148830	31-1228829
Abercrombie & Fitch Stores, Inc.	Corporation	Ohio	1174510	52-2258697
Abercrombie & Fitch Trading Co.	Corporation	Ohio	1174438	52-2258694
Gilly Hicks, LLC	Limited liability company	Ohio	1664067	41-2223413
J.M. Hollister, LLC	Limited liability company	Ohio	1513582	31-1682227
Abercrombie & Fitch Co.	Corporation	Delaware	2638096	31-1469076
Abercrombie & Fitch Holding Corporation	Corporation	Delaware	2148848	31-1228832
Abercrombie & Fitch Procurement Services, LLC	Limited liability company	Ohio	1174500	52-2258700
A&F Canada Holding Co.	Corporation	Delaware	3916503	59-3795568
A & F Trademark, Inc.	Corporation	Delaware	2148831	51-0306048
Hollister Co.	Corporation	Delaware	3910335	31-1682229
Hollister Co. California, LLC	Limited liability company	California	201021410241	N/A
J.M.H. Trademark, Inc.	Corporation	Delaware	3098997	51-0396072
AFH Puerto Rico LLC	Limited liability company	Ohio	1932722	80-0587438

Schedule 5.08(b)(1)
Owned Real Estate

Name of Loan Party	Tax Parcel Identification Number	Location and Description of Real Property	County	Name of any Lien or Mortgage Holder
Abercrombie & Fitch Management Co.	220-002117	6245 Evans Road Evans Road Brad Holbert Sub	Franklin County	N/A
Abercrombie & Fitch Management Co.	220-002118	Evans Road Evans Road Brad Holbert Sub	Franklin County	N/A
Abercrombie & Fitch Management Co.	222-001950	6300 and 6301 Fitch Path 5906 Kitzmiller Road R16 T2 1/4T4 329.65498ACS	Franklin County	N/A
Abercrombie & Fitch Management Co.	222-004334	7696 Dublin Granville Rd Northeast corner of Kitzmiller Road and Old 161	Franklin County	N/A
Abercrombie & Fitch Management Co.	222-001951	Smith Mills Rd Forty-one acre tract of land	Franklin County	N/A
Abercrombie & Fitch Management Co.	222-002138	7901 Central College Rd Sixty-six acre tract of land on the northeast section of main campus	Franklin County	N/A
Abercrombie & Fitch Management Co.	222-004472	Twenty-five acre land along Smith Mill Road	Franklin County	N/A
Abercrombie & Fitch Management Co.	495-270772	6600 Donn Eisele Street	Franklin County	N/A

Schedule 5.08(b)(2)
Leased Real Estate
See attached.

	Store Brand	Store Number	Address	Landlord Name	Landlord Contact Number
1.	Abercrombie Kids	20110	313 Smith Haven Mall, Routes 25 and 347 Lake Grove, NY 11755	Simon	(212) 421-8200
2.	Abercrombie Kids	20111	1000 North Point Circle Alpharetta, GA 30022	General Growth	(312) 960-5270
3.	Abercrombie Kids	20112	225 Eastview Mall Victor, NY 14564	Wilmorite
4.	Abercrombie Kids	20114	303 Memorial City Mall Houston, TX 77024	Metronational	(713) 935-7105
5.	Abercrombie Kids	20115	136 West County Center Des Peres, MO 63131	CBL	(423) 490-8317
6.	Abercrombie Kids	20116	3615 Nicholasville Road Lexington, KY 40503	CBL	(423) 490-8317
7.	Abercrombie Kids	20117	180 Rt. 35 South Eatontown, NJ 7724	Vornado	(201) 587-1000x2191
8.	Abercrombie Kids	20119	630 Old Country Road Garden City, NY 11530	Simon	(212) 421-8200
9.	Abercrombie Kids	20120	12579 North Main Street Rancho Cucamonga, CA 91739	Forest City	(216) 416-3421
10.	Abercrombie Kids	20121	6801 Northlake Mall Drive Charlotte, NC 28216	Taubman	(248) 258-7284
11.	Abercrombie Kids	20122	2036 Northbrook Court Northbrook, IL 60062	General Growth	(312) 960-5270
12.	Abercrombie Kids	20125	101 Jordan Creek Parkway Des Moines, IA 50266	General Growth	(312) 960-5270
13.	Abercrombie Kids	20127	14006 Riverside Drive Sherman Oaks, CA 91423	Westfield	(310) 445-2472
14.	Abercrombie Kids	20128	4400 Sharon Road Charlotte, NC 28211	Simon	(212) 421-8200
15.	Abercrombie Kids	20129	2500 West Moreland Road Willow Grove, PA 19090	PREIT	(215) 875-0712
16.	Abercrombie Kids	20130	6000 Glades Road Boca Raton, FL 33431	Simon	(212) 421-8200
17.	Abercrombie Kids	20133	496 Great Mall Drive Milpitas, CA 95035	Simon	(212) 421-8200
18.	Abercrombie Kids	20134	9393 S. West Washington Square Road Tigard, OR 97223	Macerich	(241) 373-5200
19.	Abercrombie Kids	20135	6600 Topanga Canyon Blvd Canoga Park, CA 91303	Westfield	(310) 445-2472
20.	Abercrombie Kids	20137	7400 San Pedro Avenue San Antonio, TX 78216	General Growth	(312) 960-5270
21.	Abercrombie Kids	20138	1830 9th Street North Naples, FL 34102	General Growth	(312) 960-5270
22.	Abercrombie Kids	20140	1815 Hawthorne Blvd. Redondo Beach, CA 90278	Forest City	(216) 416-3421
23.	Abercrombie Kids	20141	7925 FM 1960 West Houston, TX 77070	General Growth	(312) 960-5270
24.	Abercrombie Kids	20142	2229 Glendale Galleria Glendale, CA 91210	General Growth	(312) 960-5270
25.	Abercrombie Kids	20143	222 West Hillcrest Drive Thousand Oaks, CA 91360	Macerich	(241) 373-5200
26.	Abercrombie Kids	20144	500 Baybrook Mall Friendswood, TX 77546	General Growth	(312) 960-5270
27.	Abercrombie Kids	20145	1961 Chain Bridge Road McLean, VA 22102	Macerich	(241) 373-5200
28.	Abercrombie Kids	20146	691 East Shaw Avenue Fresno, CA 93710	Macerich	(241) 373-5200
29.	Abercrombie Kids	20147	3401 Dale Road Modesto, CA 95356	Macerich	(241) 373-5200
30	Abercrombie Kids	20148	2200 S. 10th Street McAllen, TX 78503	Simon	(212) 421-8200
31.	Abercrombie Kids	20149	845 Market Street San Francisco, CA 94103	Westfield	(310) 445-2472
32.	Abercrombie Kids	20150	4200 Conroy Road Orlando, FL 32839	Forbes	(248) 827-4600

	Store Brand	Store Number	Address	Landlord Name	Landlord Contact Number
33.	Abercrombie Kids	20151	7 Backus Avenue Danbury, CT 6810	Macerich	(241) 373-5200
34.	Abercrombie Kids	20153	651 Kapkowski Road Elizabeth, NJ 7201	Glimcher	(614) 887-5877
35.	Abercrombie Kids	20154	278 Lehigh Valley Mall Whitehall, PA 18052	Simon	(212) 421-8200
36.	Abercrombie Kids	20156	2300 East Lincoln Highway Langhorne, PA 19047	Simon	(212) 421-8200
37.	Abercrombie Kids	20157	153 Los Cerritos Center Cerritos, CA 90703	Macerich	(241) 373-5200
38.	Abercrombie Kids	20158	One Mills Circle Ontario, CA 91764	Simon	(212) 421-8200
39.	Abercrombie Kids	20161	8888 SW 136th Street Miami, FL 33176	Simon	(212) 421-8200
40.	Abercrombie Kids	20162	16535 Southwest Freeway Sugar Land, TX 77479	General Growth	(312) 960-5270
41.	Abercrombie Kids	20163	601 Donald Lynch Blvd Marlborough, MA 1752	Simon	(212) 421-8200
42.	Abercrombie Kids	20164	15900 LaCantera Parkway San Antonio, TX 78256	General Growth	(312) 960-5270
43.	Abercrombie Kids	20165	10300 Little Patuxent Parkway Columbia, MD 21044	General Growth	(312) 960-5270
44.	Abercrombie Kids	20167	75 Middlesex Turnpike Burlington, MA 1803	Simon	(212) 421-8200
45.	Abercrombie Kids	20168	400 South Baldwin Avenue Arcadia, CA 91007	Westfield	(310) 445-2472
46.	Abercrombie Kids	20170	2800 North Main Street Santa Ana, CA 92705	Westfield	(310) 445-2472
47.	Abercrombie Kids	20171	425 Brandon Town Center Mall Brandon, FL 33511	Westfield	(310) 445-2472
48.	Abercrombie Kids	20173	1689 Arden Way Sacramento, CA 95815	Macerich	(241) 373-5200
49.	Abercrombie Kids	20174	2496 East Sunrise Blvd Ft Lauderdale, FL 33304	Jones Lang Lasalle
50.	Abercrombie Kids	20175	6689 Las Vegas Boulevard South Las Vegas, NV 89119	Forest City	(216) 416-3421
51.	Abercrombie Kids	20178	1245 Worcester Street Natick, MA 1760	General Growth	(312) 960-5270
52.	Abercrombie Kids	20179	400 Commons Way Bridgewater, NJ 8807	General Growth	(312) 960-5270
53.	Abercrombie Kids	20180	825 Dulaney Valley Road Towson, MD 21204	General Growth	(312) 960-5270
54.	Abercrombie Kids	20181	10250 Santa Monica Blvd Los Angeles, CA 90067	Westfield	(310) 445-2472
55.	Abercrombie Kids	20182	160 N. Gulph Road King of Prussia, PA 19406	Simon	(212) 421-8200
56.	Abercrombie Kids	20183	4790 River City Drive Jacksonville, FL 32246	Simon	(212) 421-8200
57.	Abercrombie Kids	20185	20131 Highway 59 North Humble, TX 77338	General Growth	(312) 960-5270
58.	Abercrombie Kids	20187	122 Hawthorn Center Vernon Hills, IL 60061	Westfield	(310) 445-2472
59.	Abercrombie Kids	20191	8401 Gateway Blvd West El Paso, TX 79925	Simon	(212) 421-8200
60.	Abercrombie Kids	20192	999 S. Washington Street North Attleborough, MA 2760	Simon	(212) 421-8200
61.	Abercrombie Kids	20194	99 Rockingham Park Blvd Salem, NH 3079	Simon	(212) 421-8200
62.	Abercrombie Kids	20198	210 Andover Street Peabody, MA 1960	Simon	(212) 421-8200
63.	Abercrombie Kids	20201	3320 Silas Creek Parkway Winston-Salem, NC 27103	CBL	(423) 490-8317

	Store Brand	Store Number	Address	Landlord Name	Landlord Contact Number
64.	Abercrombie Kids	20202	7101 Democracy Blvd., Space 1042 Bethesda, MD 20817	Westfield	(310) 445-2472
65.	Abercrombie Kids	20203	7014 E. Camelback Rd. Space 2224 Scottsdale, AZ 85251	Macerich	(241) 373-5200
66.	Abercrombie Kids	20204	7875 Montgomery Rd. Space # 79 Cincinnati, OH 45236	General Growth	(312) 960-5270
67.	Abercrombie Kids	20205	5000 Shelbyville Rd. Louisville, KY 40207	General Growth	(312) 960-5270
68.	Abercrombie Kids	20206	L302 Woodfield Shopping Center Schaumburg, IL 60173	Simon	(212) 421-8200
69.	Abercrombie Kids	20207	500 Westfarms Mall Farmington, CT 6032	Taubman	(248) 258-7284
70.	Abercrombie Kids	20209	209 West Market Street Bloomington, MN 55425	Triple 5
71.	Abercrombie Kids	20210	5043 Tuttle Crossing Blvd. Space #129 Columbus, OH 43016	Simon	(212) 421-8200
72.	Abercrombie Kids	20211	3968 Easton Station Space B-112 Columbus, OH 43219	Steiner + Associates, Inc.	(614) 416-8302
73.	Abercrombie Kids	20213	8702 Keystone Crossing, Space #149 Indianapolis, IN 46240	Simon	(212) 421-8200
74.	Abercrombie Kids	20215	14600 Lakeside Circle, Space #F-108 Sterling Heights, MI 48313	General Growth	(312) 960-5270
75.	Abercrombie Kids	20218	4700 Wilson Ave Grand Rapids, MI 49418	General Growth	(312) 960-5270
76.	Abercrombie Kids	20226	3333 Buford Drive, Suite 2024 Buford, GA 30519	Simon	(212) 421-8200
77.	Abercrombie Kids	20227	2760 N. Germantown Parkway Memphis, TN 38133	Simon	(212) 421-8200
78.	Abercrombie Kids	20228	3000 184th Street SW Lynnwood, WA 98037	General Growth	(312) 960-5270
79.	Abercrombie Kids	20232	8401 S. Park Meadows Center Dr. Denver, CO 80124	General Growth	(312) 960-5270
80.	Abercrombie Kids	20233	8001 S. Orange Blossom Trail, Rm #1232 Orlando, FL 32809	Simon	(212) 421-8200
81.	Abercrombie Kids	20234	301 Mount Hope Ave Space #2071 Rockaway, NJ 7866	Simon	(212) 421-8200
82.	Abercrombie Kids	20237	5870 E. Broadway Blvd. Space #144 Tucson, AZ 85711	General Growth	(312) 960-5270
83.	Abercrombie Kids	20238	400 Four Seasons Town Centre Greensboro, NC 27407	General Growth	(312) 960-5270
84.	Abercrombie Kids	20242	2601 Preston Rd, Space # 2232 Frisco, TX 75034	General Growth	(312) 960-5270
85.	Abercrombie Kids	20251	2000 Coastal Grand Circle Myrtle Beach, SC 29577	CBL	(423) 490-8317
86.	Abercrombie Kids	20253	1 Garden State Plaza Paramus, NJ 7652	Westfield	(310) 445-2472
87.	Abercrombie Kids	20259	835 N. Michigan Avenue Chicago, IL 60611	General Growth	(312) 960-5270
88.	Abercrombie Kids	20262	111 S. Rio Grande Street Salt Lake City, UT 84101	Inland Mid-Atlantic Management Corp. #121	(801) 456-0001
89.	Abercrombie Kids	20266	2901 S. Capital of Texas Highway Austin, TX 78746	Simon	(212) 421-8200
90.	Abercrombie Kids	20269	One Crossgates Mall Rd. Albany, NY 12203	Pyramid	(315) 422-7000
91.	Abercrombie Kids	20272	One Stoneridge Mall, Space A-123 Pleasanton, CA 94588	Simon	(212) 421-8200
92.	Abercrombie Kids	20273	27500 Novi Road, Space D-159 Novi, MI 48377	Taubman	(248) 258-7284

	Store Brand	Store Number	Address	Landlord Name	Landlord Contact Number
93.	Abercrombie Kids	20274	2223 N. West Shore Blvd, Ste 220 Tampa, FL 33607	Taubman	(248) 258-7284
94.	Abercrombie Kids	20279	125 Westchester Avenue, Space #2250 White Plains, NY 10601	Simon	(212) 421-8200
95.	Abercrombie Kids	20285	2855 Stevens Creek Blvd, Space B441 Santa Clara, CA 95050	Westfield	(310) 445-2472
96.	Abercrombie Kids	20287	83 Main Street Westlake, OH 44145	Robert Stark Enterprises, Inc.	(216) 292-0234
97.	Abercrombie Kids	20298	2500 North Mayfair Road Wauwatosa, WI 53226	General Growth	(312) 960-5270
98.	Abercrombie Kids	20300	7007 Friars Rd. San Diego, CA 92108	Simon	(212) 421-8200
99.	Abercrombie Kids	20301	One Walden Galleria, Space #D-216 Buffalo, NY 14225	Pyramid	(315) 422-7000
100.	Abercrombie Kids	20306	1000 Ross Park Mall Drive, Space #K06 Pittsburgh, PA 15237	Simon	(212) 421-8200
101.	Abercrombie Kids	20308	55 Parsonage Road Edison, NJ 8837	Simon	(212) 421-8200
102.	Abercrombie Kids	20313	11461 West 95th Street, Space 176 Overland Park, KS 66214	CBL	(423) 490-8317
103.	Abercrombie Kids	20315	30 Exchange Terrace, Space A205 Providence, RI 2903	General Growth	(312) 960-5270
104.	Abercrombie Kids	20316	2230 Robinson Center Drive Pittsburgh, PA 15205	Forest City	(216) 416-3421
105.	Abercrombie Kids	20321	2800 W. Big Beaver Rd, Space #U-207 Troy, MI 48084	Forbes	(248) 827-4600
106.	Abercrombie Kids	20332	208 Orland Square, Space #B03 Orland Park, IL 60462	Simon	(212) 421-8200
107.	Abercrombie Kids	20333	2470 Palisades Center Drive West Nyack, NY 10994	Pyramid	(315) 422-7000
108.	Abercrombie Kids	20334	250 Granite Street Braintree, MA 2184	Simon	(212) 421-8200
109.	Abercrombie Kids	20335	1800 Galleria Blvd, Space #2232 Franklin, TN 37067	CBL	(423) 490-8317
110.	Abercrombie Kids	20344	11731U Fair Oaks Mall Fairfax, VA 22033	Taubman	(248) 258-7284
111.	Abercrombie Kids	20347	1400 Willowbrook Mall Wayne, NJ 7470	General Growth	(312) 960-5270
112.	Abercrombie Kids	20352	1201 Lake Woodlands Drive, Suite 1048 The Woodlands, TX 77380	General Growth	(312) 960-5270
113.	Abercrombie Kids	20354	5015 Westheimer, Suite #3310 Houston, TX 77056	Simon	(212) 421-8200
114.	Abercrombie Kids	20358	1065 Brea Mall Brea, CA 92821	Simon	(212) 421-8200
115.	Abercrombie Kids	20363	343 Park City Center Lancaster, PA 17601	General Growth	(312) 960-5270
116.	Abercrombie Kids	20367	7600 Kingston Pike, Space 1062 Knoxville, TN 37919	Simon	(212) 421-8200
117.	Abercrombie Kids	20369	400 Barrett Parkway, Suite 260 Marietta, GA 30144	Simon	(212) 421-8200
118.	Abercrombie Kids	20373	3333 Bristol Avenue, Spc 2048 Costa Mesa, CA 92626	Segerstrom	(714) 546-0110
119.	Abercrombie Kids	20374	1108 Southpark Center Strongsville, OH 44136	Starwood	(614) 216-6453
120.	Abercrombie Kids	20395	100 Greyrock Place Stamford, CT 6901	Taubman	(248) 258-7284
121.	Abercrombie Kids	20396	19575 Biscayne Blvd Aventura, FL 33180	Turnberry
122.	Abercrombie Kids	20406	6301 3rd Street Los Angeles, CA 90036	Caruso Affiliated Holdings	(323) 900-8119

	Store Brand	Store Number	Address	Landlord Name	Landlord Contact Number
123.	Abercrombie Kids	20407	1450 Ala Moana Blvd, Honolulu, HI 96814	General Growth	(312) 960-5270
124.	Abercrombie Kids	20408	4015 I-35 South San Marcos, TX 78666	Tanger	(336) 856-6013
125.	Abercrombie Kids	21110	164 Oakbrook Center Oak Brook, IL 60523	General Growth	(312) 960-5270
126.	Abercrombie Kids	21278	6170 W. Grand Avenue Gurnee, IL 60031	Simon	(212) 421-8200
127.	Abercrombie Kids	21284	5000 Katy Mills Circle Katy, TX 77494	Simon	(212) 421-8200
128.	Abercrombie Kids	21286	2788 Paragon Outlets Drive Livermore, CA 94551	Simon	(212) 421-8200
129.	Abercrombie Kids	21315	Grapevine, TX	Simon	(212) 421-8200
130.	Abercrombie Kids	21316	Aurora, IL	Westfield	(310) 445-2472
131.	Abercrombie Kids	21340	New York, NY	Various
132.	Abercrombie Kids	21382	17017 North Outer 40 Road Chesterfield, MO 63005	Taubman	(248) 258-7284
133.	Abercrombie Kids	21385	3200 Las Vegas Blvd South, Suite 2190 Las Vegas, NV 89109	General Growth	(312) 960-5270
134.	Abercrombie Kids	21556	10801 Corkscrew Road, Unit 514 Estero, FL 33928	Miromar	(239) 390-5135
135.	Abercrombie Kids	21111	525 Ave F.D. Roosevelt, San Juan, Puerto Rico 00918	Plaza Las Americas, Inc.	(787)474-7474, ext. 2063 (787)474-7416
136.	Abercrombie Kids	21158	1504 North Park Center Dallas, TX 75225	Nasher	(214) 369-5267
137.	Abercrombie Kids	21173	3000 East 1st Avenue, Space 2224 Denver, CO 80206	Taubman	(248) 258-7284
138.	Abercrombie Kids	21425	3111 West Chandler Blvd, Space 2036 Chandler, AZ 85226	Macerich	(241) 373-5200
139.	Abercrombie Kids	21465	1700 W. International Speedway Blvd Daytona Beach, FL 32114	CBL	(423) 490-8317
140.	Abercrombie Kids	21670	156 Bellevue Square Bellevue, WA 98004	Bellevue	(425) 460-5864
141.	Abercrombie Kids	21715	3301 Veterans Memorial Blvd Metairie, LA 70002	FEIL
142.	Abercrombie Kids	21960	100 Cambridgeside Place Cambridge, MA 2141	New England Development	(617) 621-8668
143.	Abercrombie & Fitch	10106	2700 Potomac Mills Circle Woodbridge, VA 22192	Simon	(212) 421-8200
144.	Abercrombie & Fitch	10401	7925 FM 1960 West Houston, TX 77070	General Growth	(312) 960-5270
145.	Abercrombie & Fitch	10402	2855 Stevens Creek Blvd, Space B585 Santa Clara, CA 95050	Westfield	(310) 445-2472
146.	Abercrombie & Fitch	10403	2200 South 10th Street McAllen, TX 78503	Simon	(212) 421-8200
147.	Abercrombie & Fitch	10404	27500 Novi Road, Space B-135 Novi, MI 48377	Taubman	(248) 258-7284
148.	Abercrombie & Fitch	10407	721 State Street Santa Barbara, CA 93101	Macerich	(241) 373-5200
149.	Abercrombie & Fitch	10409	2223 N. Westshore Blvd, Ste 284 Tampa, FL 33607	Taubman	(248) 258-7284
150.	Abercrombie & Fitch	10410	10300 West Forest Hill Blvd, Ste 186 Wellington, FL 33414	Taubman	(248) 258-7284
151.	Abercrombie & Fitch	10411	1520 Redwood Village Corte Madera, CA 94925	Macerich	(241) 373-5200

	Store Brand	Store Number	Address	Landlord Name	Landlord Contact Number
152.	Abercrombie & Fitch	10412	1300 West Sunset Road, Space 1800 Henderson, NV 89014	Forest City	(216) 416-3421
153.	Abercrombie & Fitch	10414	300 Lackawanna Scranton, PA 18503	Shopco	(610) 370-3994
154.	Abercrombie & Fitch	10419	4200 Conroy Road Orlando, FL 32839	Forbes	(248) 827-4600
155.	Abercrombie & Fitch	10420	6702 Fayetteville Road, Space 2460 Durham, NC 27713	General Growth	(312) 960-5270
156.	Abercrombie & Fitch	10421	211 Crock Park Blvd. Westlake, OH 44145	Robert Stark Enterprises, Inc.	(216) 292-0234
157.	Abercrombie & Fitch	10422	400 Commons Way Bridgewater, NJ 8807	General Growth	(312) 960-5270
158.	Abercrombie & Fitch	10423	400 South Baldwin Avenue, Space #A8 Arcadia, CA 91007	Westfield	(310) 445-2472
159.	Abercrombie & Fitch	10424	2701 Ming Avenue Bakersfield, CA 93304	General Growth	(312) 960-5270
160.	Abercrombie & Fitch	10425	3111 West Chandler Blvd, Space 2036 Chandler, AZ 85226	Macerich	(241) 373-5200
161.	Abercrombie & Fitch	10427	5800 Peach Street Erie, PA 16565	Cafaro	(330) 747-2661
162.	Abercrombie & Fitch	10429	650 Central Mall, Space #66 Fort Smith, AR 72903	Jones Lang Lasalle
163.	Abercrombie & Fitch	10430	595 East Shaw Avenue Fresno, CA 93710	Macerich	(241) 373-5200
164.	Abercrombie & Fitch	10431	500 Baybrook Mall, Space 1034 Friendswood, TX 77546	General Growth	(312) 960-5270
165.	Abercrombie & Fitch	10432	222 W. Hillcrest Drive Thousand Oaks, CA 91360	Macerich	(241) 373-5200
166.	Abercrombie & Fitch	10433	4545 La Jolla Village Drive San Diego, CA 92122	Westfield	(310) 445-2472
167.	Abercrombie & Fitch	10434	800 Steven B Tanger Blvd Commerce, GA 30529	Tanger	(336) 856-6013
168.	Abercrombie & Fitch	10435	36470 Seaside Drive Rehoboth Beach, DE 19971	Tanger	(336) 856-6013
169.	Abercrombie & Fitch	10436	651 Kapkowski Road Elizabeth, NJ 7201	Glimcher	(614) 887-5877
170.	Abercrombie & Fitch	10437	1414 Fording Island Road Bluffton, SC 29910	Tanger	(336) 856-6013
171.	Abercrombie & Fitch	10438	210 Gasser Road Lake Delton, WI 53913	Tanger	(336) 856-6013
172.	Abercrombie & Fitch	10441	20131 Highway 59 North Humble, TX 77338	General Growth	(312) 960-5270
173.	Abercrombie & Fitch	10447	1531 4th Avenue Seattle, WA 98101	Bentall Capital	(206) 315-3816
174.	Abercrombie & Fitch	10448	353 Park City Center Lancaster, PA 17601	General Growth	(312) 960-5270
175.	Abercrombie & Fitch	10450	303 Memorial City Mall Houston, TX 77024	Metronational	(713) 935-7105
176.	Abercrombie & Fitch	10454	3401 Dale Road, Suite Modesto, CA 95356	Macerich	(241) 373-5200
177.	Abercrombie & Fitch	10455	8888 SW 136th Street, Suite 535 Miami, FL 33176	Simon	(212) 421-8200
178.	Abercrombie & Fitch	10457	300 S. 24th Street West Billings, MT 59102	Starwood	(614) 216-6453
179.	Abercrombie & Fitch	10461	4332 Legendary Drive Destin, FL 32541	Turnberry
180.	Abercrombie & Fitch	10463	840 Stanford Shopping Center Palo Alto, CA 94304	Simon	(212) 421-8200
181.	Abercrombie & Fitch	10464	40820 Winchester Road, Space 1930 Temecula, CA 92591	Forest City	(216) 416-3421

	Store Brand	Store Number	Address	Landlord Name	Landlord Contact Number
182.	Abercrombie & Fitch	10465	1700 W. International Speedway Blvd Daytona Beach, FL 32114	CBL	(423) 490-8317
183.	Abercrombie & Fitch	10477	313 Smith Haven Mall, Routes 25 and 347 Lake Grove, NY 11755	Simon	(212) 421-8200
184.	Abercrombie & Fitch	10481	1321 N. Columbia Center Blvd Kennewick, WA 99336	Simon	(212) 421-8200
185.	Abercrombie & Fitch	10482	4511 North Midkiff Road Midland, TX 79705	Simon	(212) 421-8200
186.	Abercrombie & Fitch	10484	663 Stillwater Avenue Bangor, ME 4401	Simon	(212) 421-8200
187.	Abercrombie & Fitch	10486	7700 East Kellogg Drive, Suite 1354 Wichita, KS 67207	Simon	(212) 421-8200
188.	Abercrombie & Fitch	10487	428 Sunvalley Mall Concord, CA 94520	Taubman	(248) 258-7284
189.	Abercrombie & Fitch	10488	50 Fox Run Road, Suite 9 Newington, NH 3801	Simon	(212) 421-8200
190.	Abercrombie & Fitch	10491	143 Los Cerritos Center Cerritos, CA 90703	Macerich	(241) 373-5200
191.	Abercrombie & Fitch	10493	272 E. Via Rancho Parkway Escondido, CA 92025	Westfield	(310) 445-2472
192.	Abercrombie & Fitch	10494	850 Hartford Turnpike Waterford, CT 6385	Simon	(212) 421-8200
193.	Abercrombie & Fitch	10495	132 West County Center Des Peres, MO 63131	CBL	(423) 490-8317
194.	Abercrombie & Fitch	10496	980 Higuera Street San Luis Obispo, CA 93401	Chinatown/Court St. Partners	(805) 593-0181
195.	Abercrombie & Fitch	10497	Las Vegas, NV	General Growth	(312) 960-5270
196.	Abercrombie & Fitch	10498	320 W. Fifth Avenue, Space 318 Anchorage, AK 99501	Simon	(212) 421-8200
197.	Abercrombie & Fitch	10501	1 Destiny USA Drive Syracuse, NY 13204	Pyramid	(315) 422-7000
198.	Abercrombie & Fitch	10507	1815 Hawthorn Blvd. Space # 168 Redondo Beach, CA 90278	Forest City	(216) 416-3421
199.	Abercrombie & Fitch	10512	1100 South Hayes St. Space# Q9-Q12 Arlington, VA 22202	Simon	(212) 421-8200
200.	Abercrombie & Fitch	10515	4325 Glenwood Ave, Space 122/123 Raleigh, NC 27612	CVM Associates
201.	Abercrombie & Fitch	10516	3320 Silas Creek Parkway Suite 430 Winston-Salem, NC 27103	CBL	(423) 490-8317
202.	Abercrombie & Fitch	10520	825 Dulaney Valley Rd Space #482 Towson, MD 21204	General Growth	(312) 960-5270
203.	Abercrombie & Fitch	10521	2204 Fox Valley Center Aurora, IL 60504	Westfield	(310) 445-2472
204.	Abercrombie & Fitch	10524	1 Mall Road Salem, NH 3079	Simon	(212) 421-8200
205.	Abercrombie & Fitch	10525	164 Oakbrook Center Oak Brook, IL 60523	General Growth	(312) 960-5270
206.	Abercrombie & Fitch	10526	200 North Garden Bloomington, MN 55425	Triple 5
207.	Abercrombie & Fitch	10527	125 Westchester Ave. Space # 2040 White Plains, NY 10601	Simon	(212) 421-8200
208.	Abercrombie & Fitch	10528	14600 Lakeside Circle, Space #1292 Sterling Heights, MI 48313	General	(312) 960-5270
209.	Abercrombie & Fitch	10529	199 Water Street New York, NY 10038	Howard Hughes Corporation	(646) 822-6921
210.	Abercrombie & Fitch	10531	2022 Rosedale Center, Space # 785 Roseville, MN 55113	Jones Lang Lasalle
211.	Abercrombie & Fitch	10532	210 Andover St., Space #E-194 Peabody, MA 1960	Simon	(212) 421-8200

	Store Brand	Store Number	Address	Landlord Name	Landlord Contact Number
212.	Abercrombie & Fitch	10535	1750 Deptford Center Road Deptford, NJ 8096	Macerich	(241) 373-5200
213.	Abercrombie & Fitch	10541	536 Orland Sq., Spc E-10 Orland Park, IL 60462	Simon	(212) 421-8200
214.	Abercrombie & Fitch	10545	3563 Nicholasville Road Lexington, KY 40503	CBL	(423) 490-8317
215.	Abercrombie & Fitch	10546	11741 W. 95th St. Overland Park, KS 66214	CBL	(423) 490-8317
216.	Abercrombie & Fitch	10547	1201 Boston Post Rd. Milford, CT 6460	Westfield	(310) 445-2472
217.	Abercrombie & Fitch	10548	8702 Keystone Crossing Indianapolis, IN 46240	Simon	(212) 421-8200
218.	Abercrombie & Fitch	10549	1689 Arden Way Suite # 1156 Sacramento, CA 95815	Macerich	(241) 373-5200
219.	Abercrombie & Fitch	10551	2727 Fairfield Commons Space # W-155 Beavercreek, OH 45431	Glimcher	(614) 887-5699
220.	Abercrombie & Fitch	10554	1245 Worcester Street, Space 2066 Natick, MA 1760	General Growth	(312) 960-5270
221.	Abercrombie & Fitch	10558	7979 Victor-Pittsford Rd. Victor, NY 14564	Wilmorite
222.	Abercrombie & Fitch	10559	One Crossgates Mall Rd. Space # N202 Albany, NY 12203	Pyramid	(315) 422-7000
223.	Abercrombie & Fitch	10561	1208 Wisconsin Avenue Washington, DC 20007	Various
224.	Abercrombie & Fitch	10562	Short Hills, NJ	Taubman	(248) 258-7284
225.	Abercrombie & Fitch	10564	7014 E. Camelback Rd. Scottsdale, AZ 85251	Macerich	(241) 373-5200
226.	Abercrombie & Fitch	10566	3333 Buford Drive, Space 1022 Buford, GA 30519	Simon	(212) 421-8200
227.	Abercrombie & Fitch	10568	11723U Fair Oaks Mall Fairfax, VA 22033	Taubman	(248) 258-7284
228.	Abercrombie & Fitch	10571	50 Holyoke St. Space # H211 Holyoke, MA 1040	Pyramid	(315) 422-7000
229.	Abercrombie & Fitch	10573	N301 Woodfield Shopping Center Schaumburg, IL 60173	Simon	(212) 421-8200
230.	Abercrombie & Fitch	10579	196 Walden Galleria Space # L-214 Buffalo, NY 14225		(315) 422-7000
231.	Abercrombie & Fitch	10580	301 South Hills Space # LL-205 Pittsburgh, PA 15241	Simon	(212) 421-8200
232.	Abercrombie & Fitch	10581	171 Miracle Mile Drive Henrietta, NY 14623	Wilmorite
233.	Abercrombie & Fitch	10583	400 Barrett Parkway, Suite # 133 Marietta, GA 30144	Simon	(212) 421-8200
234.	Abercrombie & Fitch	10584	400 Four Seasons Town Centre Greensboro, NC 27407	General Growth	(312) 960-5270
235.	Abercrombie & Fitch	10585	2290 Robinson Center Drive Pittsburgh, PA 15205	Forest City	(216) 416-3421
236.	Abercrombie & Fitch	10587	153 Old Orchard Center Suite #J-4 Skokie, IL 60077	Westfield	(310) 445-2472
237.	Abercrombie & Fitch	10588	7600 Kingston Pike Space 1410 Knoxville, TN 37919	Simon	(212) 421-8200
238.	Abercrombie & Fitch	10590	160 N. Gulph Road, Space #6235 King of Prussia, PA 19406	Simon	(212) 421-8200
239.	Abercrombie & Fitch	10592	7021 South Memorial Sp225 Tulsa, OK 74133	Simon	(212) 421-8200
240.	Abercrombie & Fitch	10594	4800 S. Hulen Street, Space 1062 Fort Worth, TX 76132	General Growth	(312) 960-5270
241.	Abercrombie & Fitch	10600	1901 Northwest Expressway Oklahoma City, OK 73118	Simon	(212) 421-8200
242.	Abercrombie & Fitch	10601	234 Briarwood Circle Ann Arbor, MI 48108	Simon	(212) 421-8200
243.	Abercrombie & Fitch	10604	715 Christiana Mall, Space #117 Newark, DE 19702	General Growth	(312) 960-5270

	Store Brand	Store Number	Address	Landlord Name	Landlord Contact Number
244.	Abercrombie & Fitch	10605	4550 E. Cactus Rd. Space #G-024 Phoenix, AZ 85032	Macerich	(241) 373-5200
245.	Abercrombie & Fitch	10606	2901 S. Capitol of Texas Highway Austin, TX 78746	Simon	(212) 421-8200
246.	Abercrombie & Fitch	10607	Houston, TX	Simon	(212) 421-8200
247.	Abercrombie & Fitch	10610	1 Garden State Plaza Paramus, NJ 07652-2407	Westfield	(310) 445-2472
248.	Abercrombie & Fitch	10612	3500 Las Vegas Blvd. South Space #M-9 Las Vegas, NV 89109	Simon	(212) 421-8200
249.	Abercrombie & Fitch	10617	601 Donald Lynch Blvd. Marlborough, MA 1752	Simon	(212) 421-8200
250.	Abercrombie & Fitch	10618	2800 W. Big Beaver Rd. Space #E-201 Troy, MI 48084	Forbes	(248) 827-4600
251.	Abercrombie & Fitch	10620	661 Southcenter Mall Seattle, WA 98188	Westfield	(310) 445-2472
252.	Abercrombie & Fitch	10621	100 Menlo Park #380 Edison, NJ 8837	Simon	(212) 421-8200
253.	Abercrombie & Fitch	10622	2300 East Lincoln Highway Langhorne, PA 19047	Simon	(212) 421-8200
254.	Abercrombie & Fitch	10627	8505 S. Park Meadows Center Dr. Denver, CO 80124	General	(312) 960-5270
255.	Abercrombie & Fitch	10628	2760 N. German Towne Parkway Suite #231 Memphis, TN 38133	Simon	(212) 421-8200
256.	Abercrombie & Fitch	10629	16535 Southwest Freeway Sugar Land, TX 77479	General Growth	(312) 960-5270
257.	Abercrombie & Fitch	10630	800 North Green River Rd., Ste 412 Evansville, IN 47715	Macerich	(241) 373-5200
258.	Abercrombie & Fitch	10631	6401 Blue Bonnet Blvd. Baton Rouge, LA 70836	General Growth	(312) 960-5270
259.	Abercrombie & Fitch	10636	2000-130 Riverchase Galleria Hoover, AL 35244	General Growth	(312) 960-5270
260.	Abercrombie & Fitch	10637	250 Granite Street Braintree, MA 2184	Simon	(212) 421-8200
261.	Abercrombie & Fitch	10639	One Stoneridge Mall Space #B-110 Pleasanton, CA 94588	Simon	(212) 421-8200
262.	Abercrombie & Fitch	10640	232 Southpark Center Strongsville, OH 44136	Starwood	(614) 216-6453
263.	Abercrombie & Fitch	10642	1500 Apalachee Parkway Space #2018 Tallahassee, FL 32301	General Growth	(312) 960-5270
264.	Abercrombie & Fitch	10645	630 Old Country Road, Space 2061 Garden City, NY 11530	Simon	(212) 421-8200
265.	Abercrombie & Fitch	10646	7007 Friars Rd San Diego, CA 92108	Simon	(212) 421-8200
266.	Abercrombie & Fitch	10647	5043 Tuttle Crossing Blvd. Space #228 Columbus, OH 43016	Simon	(212) 421-8200
267.	Abercrombie & Fitch	10648	2500 North Mayfair Road Wauwatosa, WI 53226	General Growth	(312) 960-5270
268.	Abercrombie & Fitch	10650	19501 Biscayne Blvd. Space #735 Aventura, FL 33180	Turnberry
269.	Abercrombie & Fitch	10653	310 Daniel Webster Hwy. Suite #116 Nashua, NH 3060	Simon	(212) 421-8200
270.	Abercrombie & Fitch	10656	3000 184th St. SW Lynnwood, WA 98037	General Growth	(312) 960-5270
271.	Abercrombie & Fitch	10657	2100 Pleasant Hill Rd., Ste 120 Duluth, GA 30096	Moonbeam Capital	(303) 927-8055
272.	Abercrombie & Fitch	10659	132 Lehigh Valley Mall Whitehall, PA 18052	Simon	(212) 421-8200
273.	Abercrombie & Fitch	10661	2210 Northbrook Ct. Northbrook, IL 60062	General Growth	(312) 960-5270
274.	Abercrombie & Fitch	10663	1400 Willowbrook Mall Wayne, NJ 7470	General Growth	(312) 960-5270

	Store Brand	Store Number	Address	Landlord Name	Landlord Contact Number
275.	Abercrombie & Fitch	10664	4400 Sharon Rd. Suite 142 Charlotte, NC 28211	Simon	(212) 421-8200
276.	Abercrombie & Fitch	10665	835 N. Michigan Avenue Chicago, IL 60611	General Growth	(312) 960-5270
277.	Abercrombie & Fitch	10667	1000 Ross Park Mall Dr. Space # F-12a Pittsburgh, PA 15237	Simon	(212) 421-8200
278.	Abercrombie & Fitch	10669	7 Backus Ave. Space # F-107 Danbury, CT 6810	Macerich	(241) 373-5200
279.	Abercrombie & Fitch	10670	156 Bellevue Square Bellevue, WA 98004	Bellevue	(425) 460-5864
280.	Abercrombie & Fitch	10671	5001 Monroe Street Toledo, OH 43623	Starwood	(614) 216-6453
281.	Abercrombie & Fitch	10672	26300 Cedar Rd. Space # 2010 Beachwood, OH 44122	General Growth	(312) 960-5270
282.	Abercrombie & Fitch	10673	2550 Palisades Center Drive West Nyack, NY 10994	Pyramid	(315) 422-7000
283.	Abercrombie & Fitch	10676	2100 Hamilton Place Blvd. Chattanooga, TN 37421	CBL	(423) 490-8317
284.	Abercrombie & Fitch	10678	10300 Little Patuxent Parkway Columbia, MD 21044	General Growth	(312) 960-5270
285.	Abercrombie & Fitch	10680	160 Walt Whitman Rd. Space # 1101 Huntington Station, NY 11746	Simon	(212) 421-8200
286.	Abercrombie & Fitch	10681	3968 Easton Station, Space B112 Columbus, OH 43219	Steiner + Associates, Inc.	(614) 416-8302
287.	Abercrombie & Fitch	10683	4400 Ashford Dunwoody Rd. Space # 227 Atlanta, GA 30346	General Growth	(312) 960-5270
288.	Abercrombie & Fitch	10684	1 FANEUIL SQUARE Boston, MA 2109	Lincoln Property Company	(617) 951-4100
289.	Abercrombie & Fitch	10685	6000 W. Markham Space # 2094 Little Rock, AR 72205	CBL	(423) 490-8317
290.	Abercrombie & Fitch	10686	9041 Citrus Park Town Center Mall Tampa, FL 33625	Westfield	(310) 445-2472
291.	Abercrombie & Fitch	10689	625 SW Broadway Ave. Portland, OR 97205	Goodman	(503) 499-0725
292.	Abercrombie & Fitch	10690	2151 Glendale Galleria Space # CU-6 Glendale, CA 91210	General Growth	(312) 960-5270
293.	Abercrombie & Fitch	10691	7875 Montgomery Rd. Space # U-113 Cincinnati, OH 45236	General Growth	(312) 960-5270
294.	Abercrombie & Fitch	10692	364 Maine Mall Rd. Space # N-161 Portland, ME 04106-3206	General Growth	(312) 960-5270
295.	Abercrombie & Fitch	10694	500 Westfarms Mall Space # D228 Farmington, CT 6032	Taubman	(248) 258-7284
296.	Abercrombie & Fitch	10695	7427 Dadeland Mall Space # 1580 Miami, FL 33156	Simon	(212) 421-8200
297.	Abercrombie & Fitch	10697	1345 3rd St. Promenade Santa Monica, CA 90401	Federal Realty Investment Trust	(301) 998-8283
298.	Abercrombie & Fitch	10698	1436 Annapolis Mall Annapolis, MD 21401	Westfield	(310) 445-2472
299.	Abercrombie & Fitch	10700	1451 Coral Ridge Ave. Space # 222 Iowa City, IA 52241	General Growth	(312) 960-5270
300.	Abercrombie & Fitch	10701	350 North Milwaukee St. Space # 1117 Boise, ID 83704	General Growth	(312) 960-5270
301.	Abercrombie & Fitch	10702	5065 Main St. Space # 214 Trumbull, CT 6611	Westfield	(310) 445-2472
302.	Abercrombie & Fitch	10708	55 Main St. Freeport, ME 4032	City Of Freeport	(207) 865-4743
303.	Abercrombie & Fitch	10713	769 Iyannough Road Hyannis, MA 2601	Simon	(212) 421-8200
304.	Abercrombie & Fitch	10715	3301 Veterans Memorial Blvd Metairie, LA 70002	FEIL

	Store Brand	Store Number	Address	Landlord Name	Landlord Contact Number
305.	Abercrombie & Fitch	10716	30 Exchange Terrace, Space #A-209 Providence, RI 2903	General Growth	(312) 960-5270
306.	Abercrombie & Fitch	10717	700 Paramus Park Paramus, NJ 7652	General Growth	(312) 960-5270
307.	Abercrombie & Fitch	10718	300 Monticello Ave. Norfolk, VA 23510	Taubman	(248) 258-7284
308.	Abercrombie & Fitch	10726	Calder Retail Bldg State College, PA 16801	Friedman
309.	Abercrombie & Fitch	10728	6700 Douglas Blvd, Space # 2150 Douglasville, GA 30135	CBL	(423) 490-8317
310.	Abercrombie & Fitch	10729	4700 Wilson Ave Grand Rapids, MI 49418	General Growth	(312) 960-5270
311.	Abercrombie & Fitch	10730	865 Market Street, Space #C24 & 140 San Francisco, CA 94103	Westfield	(310) 445-2472
312.	Abercrombie & Fitch	10731	8001 S. Orange Blossom Trail, Suite 1210 Orlando, FL 32809	Simon	(212) 421-8200
313.	Abercrombie & Fitch	10738	916A The Shops at Mission Viejo Mission Viejo, CA 92691	Simon	(212) 421-8200
314.	Abercrombie & Fitch	10740	6600 Topanga Canyon Blvd. Space #83 Canoga Park, CA 91303		(310) 445-2472
315.	Abercrombie & Fitch	10742	4201 North Shiloh Dr, Space #1560 Fayetteville, AR 72703	Bayer Properties Inc.	(719) 591-2900x101
316.	Abercrombie & Fitch	10745	5870 E. Broadway Blvd, Space #150 Tucson, AZ 85711	General Growth	(312) 960-5270
317.	Abercrombie & Fitch	10746	301 Mount Hope Avenue Rockaway, NJ 7866	Simon	(212) 421-8200
318.	Abercrombie & Fitch	10748	1500 S. Willow Street, Space #W-125 Manchester, NH 3103	Simon	(212) 421-8200
319.	Abercrombie & Fitch	10752	21100 Dulles Town Circle Leesburg, VA 20166	Lerner
320.	Abercrombie & Fitch	10753	4301 W. Wisconsin Avenue Appleton, WI 54913	General Growth	(312) 960-5270
321.	Abercrombie & Fitch	10754	3811 S. Cooper St., Space #2058/2070 Arlington, TX 76015	General Growth	(312) 960-5270
322.	Abercrombie & Fitch	10755	2001 South Road, Space A212 Poughkeepsie, NY 12601	Pyramid	(315) 422-7000
323.	Abercrombie & Fitch	10757	1000 Two Mile Parkway, Space # 1530 Goodlettsville, TN 37072	Hendon Properties	(706) 543-7908
324.	Abercrombie & Fitch	10761	550 Deep Valley Drive, Space #189 Rolling Hills Estates, CA 90274	Stoltz
325.	Abercrombie & Fitch	10762	2118 Brea Mall Brea, CA 92821	Simon	(212) 421-8200
326.	Abercrombie & Fitch	10763	2601 Preston Rd, Space #1080 Frisco, TX 75034	General Growth	(312) 960-5270
327.	Abercrombie & Fitch	10764	1450 Ala Moana Blvd, Space #3030 Honolulu, HI 96814	General Growth	(312) 960-5270
328.	Abercrombie & Fitch	10769	One Bellis Fair Parkway, Space #342 Bellingham, WA 98226	General Growth	(312) 960-5270
329.	Abercrombie & Fitch	10775	Five Burlington Square , Space #2048 Burlington, VT 5401	Devonwood	(973) 279-9000
330.	Abercrombie & Fitch	10781	2028 Florence Mall Florence, KY 41042	General Growth	(312) 960-5270
331.	Abercrombie & Fitch	10787	115 S. Rio Grande Street Salt Lake City, UT 84101	Inland Mid-Atlantic Management Corp. #121	(801) 456-0001
332.	Abercrombie & Fitch	10789	999 S. Washington St. North Attleborough, MA 2760	Simon	(212) 421-8200

	Store Brand	Store Number	Address	Landlord Name	Landlord Contact Number
333.	Abercrombie & Fitch	10791	210 St. Clair Square, Space #210 Fairview Heights, IL 62208	CBL	(423) 490-8317
334.	Abercrombie & Fitch	10796	3333 Bristol Avenue, Spc 1242 Costa Mesa, CA 92626	Segerstrom	(714) 546-0110
335.	Abercrombie & Fitch	10798	6000 Glades Rd., Space #1211A Boca Raton, FL 33431	Simon	(212) 421-8200
336.	Abercrombie & Fitch	10900	2021 North Highland Avenue Jackson, TN 38305	CBL	(423) 490-8317
337.	Abercrombie & Fitch	10902	2000 Coastal Grand Circle Myrtle Beach, SC 29577	CBL	(423) 490-8317
338.	Abercrombie & Fitch	10903	100 Greyrock Place Stamford, CT 6901	Taubman	(248) 258-7284
339.	Abercrombie & Fitch	10904	9301 Tampa Avenue Northridge, CA 91324	Starwood	(614) 216-6453
340.	Abercrombie & Fitch	10905	2126 Abbott Martin Road Nashville, TN 37215	Taubman	(248) 258-7284
341.	Abercrombie & Fitch	10907	180 Rt. 35 South Eatontown, NJ 7724	Vornado	(201) 587-1000x2191
342.	Abercrombie & Fitch	10908	8401 Gateway West El Paso, TX 79925	Simon	(212) 421-8200
343.	Abercrombie & Fitch	10909	2525 El Camino Real, Suite 149 Carlsbad, CA 92008	Westfield	(310) 445-2472
344.	Abercrombie & Fitch	10913	2800 North Main Street, Spc 240 Santa Ana, CA 92705	Westfield	(310) 445-2472
345.	Abercrombie & Fitch	10916	12577 North Main Street Rancho Cucamonga, CA 91739	Forest City	(216) 416-3421
346.	Abercrombie & Fitch	10917	100 Universal City Plaza Universal City, CA 91608	Universal Studios	(818) 622-3212
347.	Abercrombie & Fitch	10919	6801 Northlake Mall Drive Charlotte, NC 28216	Taubman	(248) 258-7284
348.	Abercrombie & Fitch	10923	1762 9th Street North Naples, FL 34102	General Growth	(312) 960-5270
349.	Abercrombie & Fitch	10924	3710 Route 9 Freehold, NJ 7728	Macerich	(241) 373-5200
350.	Abercrombie & Fitch	10927	3101 PGA Blvd. Palm Beach Gardens, FL 33410	Forbes	(248) 827-4600
351.	Abercrombie & Fitch	10928	2570 East Sunrise Blvd. Ft Lauderdale, FL 33304	Jones Lang Lasalle
352.	Abercrombie & Fitch	10929	2024A Santa Rosa Plaza Santa Rosa, CA 95401	Simon	(212) 421-8200
353.	Abercrombie & Fitch	10931	1000 North Point Drive Alpharetta, GA 30022	General Growth	(312) 960-5270
354.	Abercrombie & Fitch	10932	4670 Merchants Park Circle Collierville, TN 38017	Poag & McEwen	(907) 761-7604x8714
355.	Abercrombie & Fitch	10933	101 Jordan Creek Parkway Des Moines, IA 50266	General Growth	(312) 960-5270
356.	Abercrombie & Fitch	10934	15900 LaCantera Parkway San Antonio, TX 78256	General Growth	(312) 960-5270
357.	Abercrombie & Fitch	10936	720 Fifth Avenue New York, NY 10019	Various
358.	Abercrombie & Fitch	10937	58 W. Colorado Boulevard Pasadena, CA 91105	Cim Group, LLC
359.	Abercrombie & Fitch	10938	3393 Peachtree Road NE Atlanta, GA 30326	Simon	(212) 421-8200
360.	Abercrombie & Fitch	10939	1961 Chain Bridge Road McLean, VA 22102	Macerich	(241) 373-5200
361.	Abercrombie & Fitch	10940	4663 Rivercity Drive Jacksonville, FL 32246	Simon	(212) 421-8200
362.	Abercrombie & Fitch	10943	7400 San Pedro Avenue San Antonio, TX 78216	General Growth	(312) 960-5270
363.	Abercrombie & Fitch	10945	2000 Route 38 Cherry Hill, NJ 8002	PREIT	(215) 875-0712

	Store Brand	Store Number	Address	Landlord Name	Landlord Contact Number
364.	Abercrombie & Fitch	10946	2500 West Moreland Road Willow Grove, PA 19090	PREIT	(215) 875-0712
365.	Abercrombie & Fitch	10947	153 Monroeville Mall Monroeville, PA 15146	CBL	(423) 490-8317
366.	Abercrombie & Fitch	10948	13350 Dallas Parkway Dallas, TX 75240	Simon	(212) 421-8200
367.	Abercrombie & Fitch	10949	7101 Democracy Blvd Bethesda, MD 20817	Westfield	(310) 445-2472
368.	Abercrombie & Fitch	10950	10000 California Street Omaha, NE 68114	General Growth	(312) 960-5270
369.	Abercrombie & Fitch	10951	6301 3rd Street Suite Q4 Los Angeles, CA 90036	Caruso Affiliated Holdings	(323) 900-8119
370.	Abercrombie & Fitch	10953	11200 Lakeline Drive, Space F5 N Austin, TX 78613	Simon	(212) 421-8200
371.	Abercrombie & Fitch	10954	3000 Grapevine Mills Pkwy Grapevine, TX 76051	Simon	(212) 421-8200
372.	Abercrombie & Fitch	10955	560 Great Mall Drive Milpitas, CA 95035	Simon	(212) 421-8200
373.	Abercrombie & Fitch	10956	One Mills Circle Ontario, CA 91764	Simon	(212) 421-8200
374.	Abercrombie & Fitch	10958	1504 North Park Center Dallas, TX 75225	Nasher	(214) 369-5267
375.	Abercrombie & Fitch	10959	451 Altamonte Ave. Altamonte Springs, FL 32701	General Growth	(312) 960-5270
376.	Abercrombie & Fitch	10960	100 Cambridgeside Place Cambridge, MA 2141	New England Development	(617) 621-8668
377.	Abercrombie & Fitch	10961	109 Hawthorn Center Vernon Hills, IL 60061	Westfield	(310) 445-2472
378.	Abercrombie & Fitch	10963	49 W. Maryland Street Indianapolis, IN 46204	Simon	(212) 421-8200
379.	Abercrombie & Fitch	10968	75 Middlesex Turnpike Burlington, MA 1803	Simon	(212) 421-8200
380.	Abercrombie & Fitch	10971	6623 Las Vegas Boulevard South Las Vegas, NV 89119	Forest City	(216) 416-3421
381.	Abercrombie & Fitch	10972	9393 S. West Washington Square Road Tigard, OR 97223	Macerich	(241) 373-5200
382.	Abercrombie & Fitch	10973	3000 East 1st Avenue, Space 2224 Denver, CO 80206	Taubman	(248) 258-7284
383.	Abercrombie & Fitch	10974	421 Brandon Town Center Brandon, FL 33511	Westfield	(310) 445-2472
384.	Abercrombie & Fitch	10979	1201 Lake Woodlands Drive, Suite 1152 The Woodlands, TX 77380	General Growth	(312) 960-5270
385.	Abercrombie & Fitch	11002	1151 Galleria Blvd Suite 2235 Roseville, CA 95678	Westfield	(310) 445-2472
386.	Abercrombie & Fitch	11003	3939 IH South 35 San Marcos, TX 78666	Simon	(212) 421-8200
387.	Abercrombie & Fitch	11005	6699 North Landmark Drive Park City, UT 84098	Tanger	(336) 856-6013
388.	Abercrombie & Fitch	11278	6170 W. Grand Avenue Gurnee, IL 60031	Simon	(212) 421-8200
389.	Abercrombie & Fitch	11279	1500 SE East Devils Lake Road Lincoln City, OR 97367	Tanger	(336) 856-6013
390.	Abercrombie & Fitch	11284	5000 Katy Mills Circle Katy, TX 77494	Simon	(212) 421-8200
391.	Abercrombie & Fitch	11286	2788 Paragon Outlets Drive Livermore, CA 94551	Simon	(212) 421-8200
392.	Abercrombie & Fitch	11382	17017 North Outer 40 Road Chesterfield, MO 63005	Taubman	(248) 258-7284
393.	Abercrombie & Fitch	11391	10600 Quil Ceda Blvd - Unit 120 Tulalip, WA 98271	Premium Outlets

	Store Brand	Store Number	Address	Landlord Name	Landlord Contact Number
394.	Abercrombie & Fitch	11556	10801 Corkscrew Road, Unit 514 Estero, FL 33928	Miromar	(239) 390-5135
395.	Abercrombie & Fitch	11616	1950 Northern Blvd Manhasset, NY 11030	Mall Prop	(614) 289-5828
396.	Abercrombie & Fitch	11010	525 Ave F.D. Roosevelt, San Juan, Puerto Rico 00918	Plaza Las Americas, Inc.	(787)474-7474, ext. 2063 (787)474-7416
397.	Hollister Co	30105	2700 Potomac Mills Circle Woodbridge, VA 22192	Simon	(212) 421-8200
398.	Hollister Co	30107	3000 Grapevine Mills Parkway Grapevine, TX 76051	Simon	(212) 421-8200
399.	Hollister Co	30110	235 Easton Town Center Space D316 Columbus, OH 43219	Steiner + Associates, Inc.	(614) 416-8302
400.	Hollister Co	30111	6600 Topanga Canyon Blvd Sp84B Canoga Park, CA 91303	Westfield	(310) 445-2472
401.	Hollister Co	30112	700 Paramus Park Paramus, NJ 7652	General Growth	(312) 960-5270
402.	Hollister Co	30113	11755 West 95th Street, Space#144-A Overland Park, KS 66214	CBL	(423) 490-8317
403.	Hollister Co	30114	3333 BUFORD DRIVE, SUITE 1035 Buford, GA 30519	Simon	(212) 421-8200
404.	Hollister Co	30115	1 GARDEN STATE PLAZA Paramus, NJ 7652	Westfield	(310) 445-2472
405.	Hollister Co	30116	7021 South Memorial Avenue, Space 213 Tulsa, OK 74133	Simon	(212) 421-8200
406.	Hollister Co	30117	4201 Coldwater Road, Space M-18 Fort Wayne, IN 46805	General Growth	(312) 960-5270
407.	Hollister Co	30118	3111 West Chandler Blvd, Space 2136 Chandler, AZ 85226	Macerich	(241) 373-5200
408.	Hollister Co	30119	6702 Fayetteville Road, Space 2290 Durham, NC 27713	General Growth	(312) 960-5270
409.	Hollister Co	30120	2223 N. Westshore Blvd, Suite #132 Tampa, FL 33607	Taubman	(248) 258-7284
410.	Hollister Co	30121	One Crossgates Mall Road, Space#B114 Albany, NY 12203	Pyramid	(315) 422-7000
411.	Hollister Co	30124	1065 Brea Mall, Space 2014C Brea, CA 92821	Simon	(212) 421-8200
412.	Hollister Co	30125	50 Holyoke Street, Space #B227 Holyoke, MA 1040	Pyramid	(315) 422-7000
413.	Hollister Co	30126	2360 Palisades Center Drive, Space E205 West Nyack, NY 10994	Pyramid	(315) 422-7000
414.	Hollister Co	30127	G111 Woodfield Shopping Center Schaumburg, IL 60173	Simon	(212) 421-8200
415.	Hollister Co	30128	2500 North Mayfair Road, #875 Wauwatosa, WI 53226	General Growth	(312) 960-5270
416.	Hollister Co	30129	27500 Novi Road - Space D-264 Novi, MI 48377	Taubman	(248) 258-7284
417.	Hollister Co	30130	2170 Robinson Center Drive Pittsburgh, PA 15205	Forest City	(216) 416-3421
418.	Hollister Co	30131	3320 Silas Creek Parkway, #5504 Winston-Salem, NC 27103	CBL	(423) 490-8317
419.	Hollister Co	30132	4545 La Jolla Village Drive San Diego, CA 92122	Westfield	(310) 445-2472
420.	Hollister Co	30134	2266 Southlake Mall Merrillville, IN 46410	Starwood	(614) 216-6453
421.	Hollister Co	30136	4500 N. Oracle Road Tucson, AZ 85705	General Growth	(312) 960-5270

	Store Brand	Store Number	Address	Landlord Name	Landlord Contact Number
422.	Hollister Co	30137	353 Park City Center Lancaster, PA 17601	General Growth	(312) 960-5270
423.	Hollister Co	30138	4621 Fashion Square Mall Saginaw, MI 48604	CBL	(423) 490-8317
424.	Hollister Co	30139	2801 Memorial Parkway South, Suite 280 Huntsville, AL 35801	CBL	(423) 490-8317
425.	Hollister Co	30140	6600 Menaul Blvd, NE, Suite E8 Albuquerque, NM 87110	General Growth	(312) 960-5270
426.	Hollister Co	30142	10000 California Street, Suite 3628 Omaha, NE 68114	General Growth	(312) 960-5270
427.	Hollister Co	30143	5043 Tuttle Crossing Blvd, Space 126 Columbus, OH 43016	Simon	(212) 421-8200
428.	Hollister Co	30144	8405 S. Park Meadows Center Drive Denver, CO 80124	General Growth	(312) 960-5270
429.	Hollister Co	30145	6501 Grape Road, Space 307B Mishawaka, IN 46545	Simon	(212) 421-8200
430.	Hollister Co	30146	321 Miracle Mile Drive Henrietta, NY 14623	Wilmorite
431.	Hollister Co	30147	4800 S. Hulen Street, Space 1098 Fort Worth, TX 76132	General Growth	(312) 960-5270
432.	Hollister Co	30148	7600 Kingston Pike, Space 1002B Knoxville, TN 37919	Simon	(212) 421-8200
433.	Hollister Co	30149	2501 Wabash Avenue, Space E09A Springfield, IL 62704	Simon	(212) 421-8200
434.	Hollister Co	30151	800 North Green River Rd Evansville, IN 47715	Macerich	(241) 373-5200
435.	Hollister Co	30152	2415 Sagamore Parkway South Lafayette, IN 47905	Simon	(212) 421-8200
436.	Hollister Co	30153	216 Southpark Center Strongsville, OH 44136	Starwood	(614) 216-6453
437.	Hollister Co	30154	1982 West Grand River Lansing, MI 48864	CBL	(423) 490-8317
438.	Hollister Co	30155	1356 Stoneridge Mall, Space D113 Pleasanton, CA 94588	Simon	(212) 421-8200
439.	Hollister Co	30157	3811 S. Cooper St., Space 1126 Arlington, TX 76015	General Growth	(312) 960-5270
440.	Hollister Co	30159	2000 N. Neil Street, Space 435 Champaign, IL 61820	General Growth	(312) 960-5270
441.	Hollister Co	30161	700 Haywood Road, Suite 1103 Greenville, SC 29607	Simon	(212) 421-8200
442.	Hollister Co	30162	4320 Legendary Drive Destin, FL 32541	Turnberry
443.	Hollister Co	30163	1300 West Sunset Road, Space 1350 Henderson, NV 89014	Forest City	(216) 416-3421
444.	Hollister Co	30164	6401 Blue Bonnet Blvd, Space 1130 Baton Rouge, LA 70836	General Growth	(312) 960-5270
445.	Hollister Co	30166	1800 Galleria Blvd, Space # Franklin, TN 37067	CBL	(423) 490-8317
446.	Hollister Co	30167	2035 Independence Center Drive Independence, MO 64057	Simon	(212) 421-8200
447.	Hollister Co	30168	7401 Market Street, Space 235A Youngstown, OH 44512	Simon	(212) 421-8200
448.	Hollister Co	30170	1213 Niagara Falls Blvd Amherst, NY 14226	Forest City	(216) 416-3421
449.	Hollister Co	30172	5959 Triangle Town Blvd Raleigh, NC 27616	CBL	(423) 490-8317
450.	Hollister Co	30173	2100 Hamilton Place Blvd Chattanooga, TN 37421	CBL	(423) 490-8317
451.	Hollister Co	30174	160 N. Gulph Road, Space #2144 King of Prussia, PA 19406	Simon	(212) 421-8200
452.	Hollister Co	30175	2011 N. Roan Street, Space #D2 Johnson City, TN 37601	Glimcher	(614) 887-5875
453.	Hollister Co	30176	1000 Ross Park Mall Drive, Space H08 Pittsburgh, PA 15237	Simon	(212) 421-8200

	Store Brand	Store Number	Address	Landlord Name	Landlord Contact Number
454.	Hollister Co	30180	11800 West Broad Street #2404 Richmond, VA 23233	Forest City	(216) 416-3421
455.	Hollister Co	30181	151 Monroeville Mall Monroeville, PA 15146	CBL	(423) 490-8317
456.	Hollister Co	30182	1200 E. County Line Road, Space 824 Ridgeland, MS 39157	Simon	(212) 421-8200
457.	Hollister Co	30183	630 Old Country Road Garden City, NY 11530	Simon	(212) 421-8200
458.	Hollister Co	30184	1201 Lake Woodlands Drive, Suite 1208 The Woodlands, TX 77380	General Growth	(312) 960-5270
459.	Hollister Co	30185	5701 Sunset Drive, Suite 186 Miami, FL 33143	Simon	(212) 421-8200
460.	Hollister Co	30186	589 East Shaw Avenue Fresno, CA 93710	Macerich	(241) 373-5200
461.	Hollister Co	30188	1 Destiny USA Drive Syracuse, NY 13204	Pyramid	(315) 422-7000
462.	Hollister Co	30189	11924L Fair Oaks Mall Fairfax, VA 22033	Taubman	(248) 258-7284
463.	Hollister Co	30193	4301 West Wisconsin Avenue Appleton, WI 54913	General Growth	(312) 960-5270
464.	Hollister Co	30194	7700 East Kellogg Drive, Suite 1340 Wichita, KS 67207	Simon	(212) 421-8200
465.	Hollister Co	30195	1250 Galleria at Tyler Riverside, CA 92503	General Growth	(312) 960-5270
466.	Hollister Co	30197	811 Hawthorn Center Vernon Hills, IL 60061	Westfield	(310) 445-2472
467.	Hollister Co	30198	321 Sunvalley Mall Concord, CA 94520	Taubman (248) 258-7284	(248) 258-7284
468.	Hollister Co	30199	4200 Conroy Road, Suite 122 Orlando, FL 32839	Forbes	(248) 827-4600
469.	Hollister Co	30202	24201 W. Valencia Blvd, Suite 1234 Valencia, CA 91355	Westfield	(310) 445-2472
470.	Hollister Co	30203	2227 U.S. Highway 441 Wellington, FL 33414	Taubman	(248) 258-7284
471.	Hollister Co	30206	3710 Route 9 Freehold, NJ 7728	Macerich	(241) 373-5200
472.	Hollister Co	30209	303 Memorial City Mall Houston, TX 77024	Metronational	(713) 935-7105
473.	Hollister Co	30210	13350 Dallas Parkway, Suite 2205 Dallas, TX 75240	Simon	(212) 421-8200
474.	Hollister Co	30211	210 West Market Bloomington, MN 55425	Triple 5
475.	Hollister Co	30212	34 West County Center Des Peres, MO 63131	CBL	(423) 490-8317
476.	Hollister Co	30214	6419 Newberry Road Gainesville, FL 32605	General Growth	(312) 960-5270
477.	Hollister Co	30215	4802 Valley View Blvd NW Roanoke, VA 24012	CBL	(423) 490-8317
478.	Hollister Co	30217	3 Del Amo Fashion Center Torrance, CA 90503	Simon	(212) 421-8200
479.	Hollister Co	30218	99 Main Street Westlake, OH 44145	Robert Stark Enterprises, Inc.	(216) 292-0234
480.	Hollister Co	30222	100 Columbiana Circle, Space 1178 Columbia, SC 29212	General Growth	(312) 960-5270
481.	Hollister Co	30224	2000 Coastal Grand Circle Myrtle Beach, SC 29577	CBL	(423) 490-8317
482.	Hollister Co	30225	3401 Nicholsaville Road Lexington, KY 40503	CBL	(423) 490-8317
483.	Hollister Co	30226	5600 Harvey Street, Suite 1078 Muskegon, MI 49444	CBL	(423) 490-8317

	Store Brand	Store Number	Address	Landlord Name	Landlord Contact Number
484.	Hollister Co	30227	40820 Winchester Road, Space 2620 Temecula, CA 92591	Forest City	(216) 416-3421
485.	Hollister Co	30228	401 NE Northgate Way, Spc 724A Seattle, WA 98125	Simon	(212) 421-8200
486.	Hollister Co	30229	11025 Carolina Place Parkway Pineville, NC 28134	General Growth	(312) 960-5270
487.	Hollister Co	30231	5015 Westheimer Suite A3322 Houston, TX 77056	Simon	(212) 421-8200
488.	Hollister Co	30233	2700 Miamisburg-Centerville Rd Dayton, OH 45459	Glimcher	(614) 887-5699
489.	Hollister Co	30234	2300 East Lincoln Highway Langhorne, PA 19047	Simon	(212) 421-8200
490.	Hollister Co	30235	601-635 Harry L Drive Johnson City, NY 13790	Vornado	(201) 587-1000x2241
491.	Hollister Co	30237	3000 Charleston Town Center Charleston, WV 25389	Forest	(216) 416-3421
492.	Hollister Co	30238	2525 El Camino Real, Suite 157 Carlsbad, CA 92008	Westfield	(310) 445-2472
493.	Hollister Co	30239	1245 Worcester Street,, Space 2156 Natick, MA 1760	General Growth	(312) 960-5270
494.	Hollister Co	30240	2 Galleria Mall Drive Taunton, MA 2780	The Mgherring Group	(508) 823-0005(115)
495.	Hollister Co	30242	21001 North Tatum Blvd Phoenix, AZ 85050	Vestar Development Co.	(602) 866-0900
496.	Hollister Co	30243	314 Commons Drive Geneva, IL 60134	Mid-America	(630) 262-0044x101
497.	Hollister Co	30244	3900 Rockhill Drive Bensalem, PA 19020	General Growth	(312) 960-5270
498.	Hollister Co	30245	72840 Highway 111, Suite 144D Palm Desert, CA 92260	Westfield	(310) 445-2472
499.	Hollister Co	30247	194 Buckland Hills Drive, Suite 1060 Manchester, CT 6040	General	(312) 960-5270
500.	Hollister Co	30248	3010 E. 3rd Street Bloomington, IN 47401	Simon	(212) 421-8200
501.	Hollister Co	30249	415 Parkway Plaza El Cajon, CA 92020	Starwood	(614) 216-6453
502.	Hollister Co	30250	1901 Northwest Expressway Oklahoma City, OK 73118	Simon	(212) 421-8200
503.	Hollister Co	30251	2825 S. Glenstone Ave Springfield, MO 65804	Simon	(212) 421-8200
504.	Hollister Co	30252	400 Barrett Parkway Marietta, GA 30144	Simon	(212) 421-8200
505.	Hollister Co	30253	925 Blossomhill Rd San Jose, CA 95123	Westfield	(310) 445-2472
506.	Hollister Co	30254	400 South Baldwin Avenue Arcadia, CA 91007	Westfield	(310) 445-2472
507.	Hollister Co	30255	7014 E. Camelback Rd, Space 2089 Scottsdale, AZ 85251	Macerich	(241) 373-5200
508.	Hollister Co	30256	783 Plaza Drive West Covina, CA 91790	Starwood	(614) 216-6453
509.	Hollister Co	30257	1520 Fox Valley Center Aurora, IL 60504	Westfield	(310) 445-2472
510.	Hollister Co	30258	151 Los Cerritos Center Cerritos, CA 90703	Macerich	(241) 373-5200
511.	Hollister Co	30259	3451 S Dogwood Av El Centro, CA 92243	CBL	(423) 490-8317
512.	Hollister Co	30260	6002 Slide Road Lubbock, TX 79414	Macerich	(241) 373-5200
513.	Hollister Co	30261	12580 North Main Street Rancho Cucamonga, CA 91739	Forest City	(216) 416-3421

	Store Brand	Store Number	Address	Landlord Name	Landlord Contact Number
514.	Hollister Co	30265	224 Montgomery Mall Montgomeryville, PA 19454	Simon	(212) 421-8200
515.	Hollister Co	30267	6121 West Park Blvd Plano, TX 75093	Taubman	(248) 258-7284
516.	Hollister Co	30270	11700 Princeton Pike Cincinnati, OH 45246	Urban	(301) 670-0599
517.	Hollister Co	30271	300 Lackawanna Scranton, PA 18503	Shopco	(610) 370-3994
518.	Hollister Co	30274	2801 W. Big Beaver Road Troy, MI 48084	Forbes	(248) 827-4600
519.	Hollister Co	30275	4700 Millhaven Road Monroe, LA 71203	General Growth	(312) 960-5270
520.	Hollister Co	30276	6155 Eastex Freeway Beaumont, TX 77706	CBL	(423) 490-8317
521.	Hollister Co	30277	12000 S.E. 82nd Avenue, Ste 2100 Portland, OR 97086	General Growth	(312) 960-5270
522.	Hollister Co	30278	3030 Plaza Bonita Road, Ste 2280 National City, CA 91950	Westfield	(310) 445-2472
523.	Hollister Co	30279	1126 N. Town East Blvd Mesquite, TX 75150	General Growth	(312) 960-5270
524.	Hollister Co	30281	5580 Goods Lane Altoona, PA 16602	PREIT	(215) 875-0712
525.	Hollister Co	30282	One Bellis Fair Parkway, Spc 338 Bellingham, WA 98226	General Growth	(312) 960-5270
526.	Hollister Co	30283	350 North Milwaukee Street Boise, ID 83704	General Growth	(312) 960-5270
527.	Hollister Co	30284	3001 South 144th Street, Suite 2030 Omaha, NE 68144	General Growth	(312) 960-5270
528.	Hollister Co	30285	1500 Harvey Road, Suite 5014 College Station, TX 77840	CBL	(423) 490-8317
529.	Hollister Co	30286	122 S. Rio Grande Street Salt Lake City, UT 84101	Inland Mid-Atlantic Management Corp. #121	(801) 456-0001
530.	Hollister Co	30288	1133 St Vincent Ave #440 Shreveport, LA 71104	Rouse	(314) 695-5170
531.	Hollister Co	30289	4300 Meadows Lane #156 Las Vegas, NV 89107	General Growth	(312) 960-5270
532.	Hollister Co	30290	9325 Mall Road Morgantown, WV 26501	Glimcher
533.	Hollister Co	30291	142 Lehigh Valley Mall Whitehall, PA 18052	Simon	(212) 421-8200
534.	Hollister Co	30292	8000 West Broward Blvd Plantation, FL 33388	Westfield	(310) 445-2472
535.	Hollister Co	30295	6801 Northlake Mall Drive Charlotte, NC 28216	Taubman	(248) 258-7284
536.	Hollister Co	30297	9401 West Colonial Dr Ste 626 Ocoee, FL 34761	Moonbeam Capital	(303) 927-8055
537.	Hollister Co	30298	3200 South Airport Road West #230 Traverse City, MI 49684	General Growth	(312) 960-5270
538.	Hollister Co	30299	4350 24th Avenue, Space 520 Fort Gratiot Township, MI 48059	Rouse	(314) 695-5170
539.	Hollister Co	30300	4101 West Division Street, Spc A19-20 Saint Cloud, MN 56301	General Growth	(312) 960-5270
540.	Hollister Co	30303	451 E. Altamonte Drive, Suite 1317 Altamonte Springs, FL 32701	General Growth	(312) 960-5270
541.	Hollister Co	30304	2625 Scottsville Road Bowling Green, KY 42104	General Growth	(312) 960-5270
542.	Hollister Co	30305	1912 S. Randall Road Algonquin, IL 60102	Simon	(212) 421-8200

	Store Brand	Store Number	Address	Landlord Name	Landlord Contact Number
543.	Hollister Co	30307	7804 Abercorn Street, Space 132 Savannah, GA 31406	General Growth	(312) 960-5270
544.	Hollister Co	30309	1960 Hwy 70 SE Hickory, NC 28601	Rouse	(314) 695-5170
545.	Hollister Co	30310	1350 Travis Blvd Suite 1435B Fairfield, CA 94533	Starwood	(614) 216-6453
546.	Hollister Co	30311	555 Brandon Town Center Mall Brandon, FL 33511	Westfield	(310) 445-2472
547.	Hollister Co	30312	411 South County Centerway Saint Louis, MO 63129	CBL	(423) 490-8317
548.	Hollister Co	30314	27001 U.S. Highway 19 North, Suite 1044 Clearwater, FL 33761	Westfield	(310) 445-2472
549.	Hollister Co	30315	8700 N.E. Vancouver Mall Drive Space 227 Vancouver, WA 98662	Westfield	(310) 445-2472
550.	Hollister Co	30317	277 Woodbridge Center Drive, space #2630 Woodbridge, NJ 7095	General Growth	(312) 960-5270
551.	Hollister Co	30318	5000 Shelbyville Rd Louisville, KY 40207	General Growth	(312) 960-5270
552.	Hollister Co	30319	1500 Apalachee Parkway Tallahassee, FL 32301	General Growth	(312) 960-5270
553.	Hollister Co	30320	16535 Southwest Freeway Sugar Land, TX 77479	General Growth	(312) 960-5270
554.	Hollister Co	30322	1000 North Point Circle Alpharetta, GA 30022	General Growth	(312) 960-5270
555.	Hollister Co	30323	7701 Interstate 40 West Amarillo, TX 79121	Jones Lang Lasalle
556.	Hollister Co	30326	3265 W. Market Street Akron, OH 44333	Simon	(212) 421-8200
557.	Hollister Co	30331	1101 Melbourne Road Hurst, TX 76053	Simon	(212) 421-8200
558.	Hollister Co	30332	5033 East Montclair Plaza Lane Montclair, CA 91763	Spinoso	(909) 626-2501
559.	Hollister Co	30333	301 South Hills Village, Spc 2130 Pittsburgh, PA 15241	Simon	(212) 421-8200
560.	Hollister Co	30335	2855 Stevens Creek Blvd Santa Clara, CA 95050	Westfield	(310) 445-2472
561.	Hollister Co	30336	4128 Belden Village Mall, Space C16B Canton, OH 44718	Starwood	(614) 216-6453
562.	Hollister Co	30337	148 Bellevue Square Bellevue, WA 98004	Bellevue	(425) 460-5864
563.	Hollister Co	30338	495 Union Street, Space 2050 Waterbury, CT 6706	General Growth	(312) 960-5270
564.	Hollister Co	30339	3200 Las Vegas Blvd South, Suite 2140 Las Vegas, NV 89109	General Growth	(312) 960-5270
565.	Hollister Co	30341	1450 Ala Moana Blvd, Space 3222 Honolulu, HI 96814	General Growth	(312) 960-5270
566.	Hollister Co	30342	700 South Telshor, Space 1440 Las Cruces, NM 88011	Jones Lang Lasalle
567.	Hollister Co	30343	24 Serramonte Center Space 255 Daly City, CA 94015	Jones Lang Lasalle
568.	Hollister Co	30344	1200 Morris Turnpike, Spc B105 Short Hills, NJ 7078	Taubman	(248) 258-7284
569.	Hollister Co	30346	3101 PGA Blvd, Space E115 Palm Beach Gardens, FL 33410	Forbes	(248) 827-4600
570.	Hollister Co	30347	1802 9th Street North Naples, FL 34102	General Growth	(312) 960-5270

	Store Brand	Store Number	Address	Landlord Name	Landlord Contact Number
571.	Hollister Co	30348	2727 Fairfield Commons Dr Space E231 Beavercreek, OH 45431	Glimcher	(614) 887-5699
572.	Hollister Co	30351	4670 Merchants Park Circle Collierville, TN 38017	Poag & McEwen	(907) 761-7604x8714
573.	Hollister Co	30353	7200 Harrison Avenue, Space 76 Rockford, IL 61112	CBL	(423) 490-8317
574.	Hollister Co	30354	217 Valley River Center Eugene, OR 97401	Macerich	(241) 373-5200
575.	Hollister Co	30355	2401 South Stemmons Freeway, Space 1328 Lewisville, TX 75067	Rouse	(314) 695-5170
576.	Hollister Co	30356	101 Jordan Creek Parkway Des Moines, IA 50266	General Growth	(312) 960-5270
577.	Hollister Co	30357	9301 Tampa Avenue Northridge, CA 91324	Starwood	(614) 216-6453
578.	Hollister Co	30358	2158 Glendale Galleria Glendale, CA 91210	General Growth	(312) 960-5270
579.	Hollister Co	30359	3000 184th Street SW Lynnwood, WA 98037	General Growth	(312) 960-5270
580.	Hollister Co	30360	98-1005 Moanalua Road, Suite 125 Aiea, HI 96701	Glimcher	(614) 887-5875
581.	Hollister Co	30361	15900 LaCantera Parkway San Antonio, TX 78256	General Growth	(312) 960-5270
582.	Hollister Co	30362	470 Lewis Avenue Meriden, CT 6451	Westfield	(310) 445-2472
583.	Hollister Co	30364	2027 Newpark Mall Newark, CA 94560	Rouse	(314) 695-5170
584.	Hollister Co	30366	5300 Sandario Avenue, Suite 165 Laredo, TX 78041	CBL	(423) 490-8317
585.	Hollister Co	30367	20 City Blvd West Orange, CA 92868	Simon	(212) 421-8200
586.	Hollister Co	30368	6301 NW Loop 410 San Antonio, TX 78238	Simon	(212) 421-8200
587.	Hollister Co	30369	6901 22nd Ave. North St Petersburg, FL 33710	Simon	(212) 421-8200
588.	Hollister Co	30370	4601 S. Broadway Avenue, Space D06A Tyler, TX 75703	Simon	(212) 421-8200
589.	Hollister Co	30371	2901 South Capital of Texas Highway Austin, TX 78746	Simon	(212) 421-8200
590.	Hollister Co	30372	4400 Sharon Road Charlotte, NC 28211	Simon	(212) 421-8200
591.	Hollister Co	30373	1700 W. New Haven Avenue Melbourne, FL 32904	Simon	(212) 421-8200
592.	Hollister Co	30374	4502 S. Steele Street Tacoma, WA 98409	Simon	(212) 421-8200
593.	Hollister Co	30375	701 Russell Avenue Gaithersburg, MD 20877	Urban	(301) 670-0599
594.	Hollister Co	30376	7900 Governor Ritchie Highway Glen Burnie, MD 21061	Woodmont
595.	Hollister Co	30377	3381 S. Linden Road Flint, MI 48507	Jones Lang Lasalle
596.	Hollister Co	30382	8200 Perry Hall Blvd Baltimore, MD 21236	General Growth	(312) 960-5270
597.	Hollister Co	30383	825 Dulaney Valley Road Towson, MD 21204	General Growth	(312) 960-5270
598.	Hollister Co	30384	999 S. Washington Street North Attleborough, MA 2760	Simon	(212) 421-8200
599.	Hollister Co	30385	1251 US 31 North, Space C03B Greenwood, IN 46142	Simon	(212) 421-8200
600.	Hollister Co	30386	246 North New Hope Road Gastonia, NC 28054	Westfield	(310) 445-2472
601.	Hollister Co	30387	1201 Hooper Avenue Toms River, NJ 8753	Glimcher	(614) 887-5699

	Store Brand	Store Number	Address	Landlord Name	Landlord Contact Number
602.	Hollister Co	30388	301 Mount Hope Avenue Rockaway, NJ 7866	Simon	(212) 421-8200
603.	Hollister Co	30389	5100 North Ninth Ave Pensacola, FL 32504	Simon	(212) 421-8200
604.	Hollister Co	30390	200 Dartmouth Mall, Space 1374 Dartmouth, MA 2747	PREIT	(215) 875-0712
605.	Hollister Co	30391	2500 Moreland Road Willow Grove, PA 19090	PREIT	(215) 875-0712
606.	Hollister Co	30392	3457 Bel Air Mall Mobile, AL 36606	Jones Lang Lasalle
607.	Hollister Co	30393	20131 Highway 59 North, Humble, TX 77338	General Growth	(312) 960-5270
608.	Hollister Co	30395	Irvine, CA	Irvine Company	(949) 790-4805
609.	Hollister Co	30397	650 Lee Blvd Yorktown Heights, NY 10598	Simon	(212) 421-8200
610.	Hollister Co	30398	850 Hartford Turnpike Waterford, CT 6385	Simon	(212) 421-8200
611.	Hollister Co	30399	3131 North Main Street Anderson, SC 29621	Simon	(212) 421-8200
612.	Hollister Co	30402	5800 Peach Street Erie, PA 16565	Cafaro	(330) 747-2661
613.	Hollister Co	30403	1200 Towne Centre Boulevard Provo, UT 84601	General Growth	(312) 960-5270
614.	Hollister Co	30404	1600 AzUSA Avenue Industry, CA 91748	Glimcher
615.	Hollister Co	30407	3178 NW Federal Highway Jensen Beach, FL 34957	Simon	(212) 421-8200
616.	Hollister Co	30408	8001 S. Orange Blossom Trail Orlando, FL 32809	Simon	(212) 421-8200
617.	Hollister Co	30409	9469 West Atlantic Boulevard Coral Springs, FL 33071	Simon	(212) 421-8200
618.	Hollister Co	30411	4663 Rivercity Drive Jacksonville, FL 32246	Simon	(212) 421-8200
619.	Hollister Co	30412	6000 Glades Road Boca Raton, FL 33431	Simon	(212) 421-8200
620.	Hollister Co	30413	4155 Route 31 Clay, NY 13041	Macerich	(241) 373-5200
621.	Hollister Co	30414	1961 Chain Bridge Road McLean, VA 22102	Macerich	(241) 373-5200
622.	Hollister Co	30415	717 East highway 131 Clarksville, IN 47129	CBL	(423) 490-8317
623.	Hollister Co	30416	251 Stonewood Street Downey, CA 90241	Macerich	(241) 373-5200
624.	Hollister Co	30419	1455 N.W. 107th Ave Miami, FL 33172	Simon	(212) 421-8200
625.	Hollister Co	30420	3301 Veterans Memorial Blvd Metairie, LA 70002	FEIL
626.	Hollister Co	30424	One W. Flatiron Circle Broomfield, CO 80021	Macerich	(241) 373-5200
627.	Hollister Co	30425	3401 Dale Road, Suite 519 Modesto, CA 95356	Macerich	(241) 373-5200
628.	Hollister Co	30427	212 Exton Square Parkway Exton, PA 19341	PREIT	(215) 875-0712
629.	Hollister Co	30428	4501 War Memorial Peoria, IL 61613	Simon	(212) 421-8200
630.	Hollister Co	30429	7850 Mentor Avenue Mentor, OH 44060	Simon	(212) 421-8200
631.	Hollister Co	30430	1600 Mid Rivers Mall Saint Peters, MO 63376	CBL	(423) 490-8317
632.	Hollister Co	30431	3111 Midwestern Parkway, Suite 448 Wichita Falls, TX 76308	Rouse	(314) 695-5170

	Store Brand	Store Number	Address	Landlord Name	Landlord Contact Number
633.	Hollister Co	30432	3701 McKinley Parkway #704 Buffalo, NY 14219	Stoltz
634.	Hollister Co	30435	750 Sunland Park Drive, Space H10 B El Paso, TX 79912	Simon	(212) 421-8200
635.	Hollister Co	30439	2150 Northwoods Blvd, Space B-12 Charleston, SC 29406	CBL	(423) 490-8317
636.	Hollister Co	30440	4601 Eastgate Boulevard Space A228 Cincinnati, OH 45245	CBL	(423) 490-8317
637.	Hollister Co	30441	4600 Jonestown Road Harrisburg, PA 17109	Glimcher	(614) 887-5877
638.	Hollister Co	30442	3102 Planks Road Fredericksburg, VA 22407	Cafaro	(330) 747-2661
639.	Hollister Co	30443	222 West Hillcrest Drive Thousand Oaks, CA 91360	Macerich	(241) 373-5200
640.	Hollister Co	30444	1500 Polaris Parkway Columbus, OH 43240	Glimcher	(614) 887-5864
641.	Hollister Co	30446	14600 Lakeside Circle Sterling Heights, MI 48313	General Growth	(312) 960-5270
642.	Hollister Co	30447	3393 Peachtree Road NE Atlanta, GA 30326	Simon	(212) 421-8200
643.	Hollister Co	30448	6020 East 82nd Street Indianapolis, IN 46250	Simon	(212) 421-8200
644.	Hollister Co	30449	5001 Monroe Street Toledo, OH 43623	Starwood	(614) 216-6453
645.	Hollister Co	30450	7400 San Pedro Avenue San Antonio, TX 78216	General Growth	(312) 960-5270
646.	Hollister Co	30451	11160 Veirs Mill Road Wheaton-Glenmont, MD 20902	Westfield	(310) 445-2472
647.	Hollister Co	30452	5065 Main Street, Space 171 Trumbull, CT 6611	Westfield	(310) 445-2472
648.	Hollister Co	30453	2002 Annapolis Mall Annapolis, MD 21401	Westfield	(310) 445-2472
649.	Hollister Co	30455	7101 Democracy Blvd Bethesda, MD 20817	Westfield	(310) 445-2472
650.	Hollister Co	30456	400 Four Seasons Town Centre Greensboro, NC 27407	General Growth	(312) 960-5270
651.	Hollister Co	30457	6700 Douglas Blvd Douglasville, GA 30135	CBL	(423) 490-8317
652.	Hollister Co	30458	7 Backus Avenue Danbury, CT 6810	Macerich	(241) 373-5200
653.	Hollister Co	30460	5500 Buckeystown Pike Frederick, MD 21703	PREIT	(215) 875-0712
654.	Hollister Co	30461	3 South Tunnel Road Asheville, NC 28805	CBL	(423) 490-8317
655.	Hollister Co	30465	554 Great Mall Drive Milpitas, CA 95035	Simon	(212) 421-8200
656.	Hollister Co	30466	One Mills Circle, Space 306 Ontario, CA 91764	Simon	(212) 421-8200
657.	Hollister Co	30467	534 Orland Square Orland Park, IL 60462	Simon	(212) 421-8200
658.	Hollister Co	30468	601 Donald Lynch Blvd Marlborough, MA 1752	Simon	(212) 421-8200
659.	Hollister Co	30470	4325 Glenwood Ave, Ste 121 Raleigh, NC 27612	CVM Associates
660.	Hollister Co	30471	100 Cambridgeside Place Cambridge, MA 2141	New England Development	(617) 621-8668
661.	Hollister Co	30472	970 E. Pittsburgh St Greensburg, PA 15601	CBL	(423) 490-8317
662.	Hollister Co	30473	One Providence Place Providence, RI 2903	General Growth	(312) 960-5270
663.	Hollister Co	30475	3000 Riverchase Galleria Hoover, AL 35244	General Growth	(312) 960-5270

	Store Brand	Store Number	Address	Landlord Name	Landlord Contact Number
664.	Hollister Co	30476	3131 Manchester Expressway Columbus, GA 31909	General Growth	(312) 960-5270
665.	Hollister Co	30477	14200 East Alameda Avenue Aurora, CO 80012	Simon	(212) 421-8200
666.	Hollister Co	30478	11200 Lakeline Drive N Austin, TX 78613	Simon	(212) 421-8200
667.	Hollister Co	30479	1277 Broadway Saugus, MA 1906	Simon	(212) 421-8200
668.	Hollister Co	30480	709 Branson Landing Branson, MO 65616	Jones Lang Lasalle
669.	Hollister Co	30481	865 Market Street San Francisco, CA 94103	Westfield	(310) 445-2472
670.	Hollister Co	30482	2901 E. College Avenue State College, PA 16801	PREIT	(215) 875-0712
671.	Hollister Co	30483	8687 North Central Expressway Dallas, TX 75225	Nasher	(214) 369-5267
672.	Hollister Co	30484	3506 Capital City Mall Drive Camp Hill, PA 17011	PREIT	(215) 875-0712
673.	Hollister Co	30485	7979 Pittsford Victor Road Victor, NY 14564	Wilmorite
674.	Hollister Co	30486	1750 Deptford Center Road Deptford, NJ 8096	Macerich	(241) 373-5200
675.	Hollister Co	30487	101 Independence Mall Way Space D117 Kingston, MA 2364	Pyramid	(315) 422-7000
676.	Hollister Co	30489	2760 N. Germantown Parkway Memphis, TN 38133	Simon	(212) 421-8200
677.	Hollister Co	30490	402 Prien Lake Road Lake Charles, LA 70601	Simon	(212) 421-8200
678.	Hollister Co	30491	1025 Westminster Mall Westminster, CA 92683	Simon	(212) 421-8200
679.	Hollister Co	30492	750 Citadel Drive East Colorado Springs, CO 80909	Bayer Properties Inc.	(719) 591-2900x101
680.	Hollister Co	30494	6650 S. Westnedge Portage, MI 49024	General Growth	(312) 960-5270
681.	Hollister Co	30495	7875 Montgomery Road Cincinnati, OH 45236	General Growth	(312) 960-5270
682.	Hollister Co	30498	6000 W. Markham Little Rock, AR 72205	CBL	(423) 490-8317
683.	Hollister Co	30499	1201 Boston Post Road Milford, CT 6460	Westfield	(310) 445-2472
684.	Hollister Co	30500	385 Southbridge Street Auburn, MA 1501	Simon	(212) 421-8200
685.	Hollister Co	30501	75 Middlesex Turnpike Burlington, MA 1803	Simon	(212) 421-8200
686.	Hollister Co	30502	310 Daniel Webster Highway Nashua, NH 3060	Simon	(212) 421-8200
687.	Hollister Co	30503	4700 Wilson Ave Grand Rapids, MI 49418	General Growth	(312) 960-5270
688.	Hollister Co	30504	2203 S. Promenade Blvd Rogers, AR 72758	General Growth	(312) 960-5270
689.	Hollister Co	30505	3000 East Highland, Suite 401 Jonesboro, AR 72401	Rouse	(314) 695-5170
690.	Hollister Co	30506	708 Northridge Mall Salinas, CA 93906	Starwood	(614) 216-6453
691.	Hollister Co	30507	One Walden Galleria Buffalo, NY 14225	Pyramid	(315) 422-7000
692.	Hollister Co	30508	769 Iyannough Road, Space W135A Hyannis, MA 2601	Simon	(212) 421-8200
693.	Hollister Co	30509	23131 Fashion Drive Estero, FL 33928	Simon	(212) 421-8200

	Store Brand	Store Number	Address	Landlord Name	Landlord Contact Number
694.	Hollister Co	30510	250 Granite Street Braintree, MA 2184	Simon	(212) 421-8200
695.	Hollister Co	30511	9777 S. West Washington Square Road Tigard, OR 97223	Macerich	(241) 373-5200
696.	Hollister Co	30512	313 Smith Haven Mall, Routes 25 and 347 Lake Grove, NY 11755	Simon	(212) 421-8200
697.	Hollister Co	30513	6605 Las Vegas Boulevard South Las Vegas, NV 89119	Forest City	(216) 416-3421
698.	Hollister Co	30514	18900 Michigan Avenue Space H114 Dearborn, MI 48126	Taubman	(248) 258-7284
699.	Hollister Co	30515	500 Westfarms Mall Farmington, CT 6032	Taubman	(248) 258-7284
700.	Hollister Co	30516	3155 Twenty-Eighth Street SE Grand Rapids, MI 49512	PREIT	(215) 875-0712
701.	Hollister Co	30517	550 Inland Center San Bernardino, CA 92408	Macerich	(241) 373-5200
702.	Hollister Co	30519	1850 Apple Blossom Drive Winchester, VA 22601	Simon	(212) 421-8200
703.	Hollister Co	30521	1925 East Market Street Harrisonburg, VA 22801	Macerich	(241) 373-5200
704.	Hollister Co	30522	125 Westchester Avenue White Plains, NY 10601	Simon	(212) 421-8200
705.	Hollister Co	30524	500 Mall Road, Unit 570 Barboursville, WV 25504	Cafaro	(330) 747-2661
706.	Hollister Co	30528	1451 Coral Ridge Avenue Iowa City, IA 52241	General Growth	(312) 960-5270
707.	Hollister Co	30529	2031 S. Mooney Blvd Visalia, CA 93277	General Growth	(312) 960-5270
708.	Hollister Co	30530	50 FOX RUN ROAD Newington, NH 3801	Simon	(212) 421-8200
709.	Hollister Co	30533	8888 SW 136th Street Miami, FL 33176	Simon	(212) 421-8200
710.	Hollister Co	30534	3800 State Road 16, Suite 131 La Crosse, WI 54601	PREIT	(215) 875-0712
711.	Hollister Co	30536	1076 Layton Hills Mall Layton, UT 84041	CBL	(423) 490-8317
712.	Hollister Co	30537	1233 Rancho Vista Blvd, Space 121 Palmdale, CA 93551	Forest City	(216) 416-3421
713.	Hollister Co	30538	1400 Willowbrook Mall Wayne, NJ 7470	General Growth	(312) 960-5270
714.	Hollister Co	30539	2655 Richmond Avenue Staten Island, NY 10314	General Growth	(312) 960-5270
715.	Hollister Co	30540	3800 US Highway 98 Lakeland, FL 33809	Rouse	(314) 695-5170
716.	Hollister Co	30541	2200 Eastridge Loop, Suite 2080 San Jose, CA 95122	General Growth	(312) 960-5270
717.	Hollister Co	30542	2201 Lloyd Center Portland, OR 97232	Cypress
718.	Hollister Co	30543	7700 Arrowhead Town Center Glendale, AZ 85308	Macerich	(241) 373-5200
719.	Hollister Co	30544	3301 East Main Street Ventura, CA 93003	Macerich	(241) 373-5200
720.	Hollister Co	30545	10800 W. Pico Boulevard Los Angeles, CA 90064	Macerich	(241) 373-5200
721.	Hollister Co	30546	500 Lakewood Ctr Lakewood, CA 90712	Macerich	(241) 373-5200
722.	Hollister Co	30547	11110 Mall Circle Waldorf, MD 20603	Simon	(212) 421-8200
723.	Hollister Co	30548	8089 Citrus Park Town Center Tampa, FL 33625	Westfield	(310) 445-2472
724.	Hollister Co	30550	1102 Baybrook Mall Friendswood, TX 77546	General Growth	(312) 960-5270
725.	Hollister Co	30551	4568 E. Cactus Road, Space G018 Phoenix, AZ 85032	Macerich	(241) 373-5200

	Store Brand	Store Number	Address	Landlord Name	Landlord Contact Number
726.	Hollister Co	30552	6555 E. Southern Avenue Mesa, AZ 85206	Macerich	(241) 373-5200
727.	Hollister Co	30554	4465 Poplar Avenue, Space 2210A Memphis, TN 38117	Simon	(212) 421-8200
728.	Hollister Co	30555	8401 Gateway Blvd West El Paso, TX 79925	Simon	(212) 421-8200
729.	Hollister Co	30556	272 E. Via Rancho Parkway Escondido, CA 92025	Westfield	(310) 445-2472
730.	Hollister Co	30558	2701 Ming Avenue Bakersfield, CA 93304	General Growth	(312) 960-5270
731.	Hollister Co	30560	10450 S. State Street Sandy, UT 84070	Macerich	(241) 373-5200
732.	Hollister Co	30561	10000 Coors Blvd, Bypass Space F-11 Albuquerque, NM 87114	Simon	(212) 421-8200
733.	Hollister Co	30564	845 N. Michigan Avenue Chicago, IL 60611	General Growth	(312) 960-5270
734.	Hollister Co	30566	180 Rt 35 South Eatontown, NJ 7724	Vornado	(201) 587-1000x2191
735.	Hollister Co	30568	2015 Birch Road Chula Vista, CA 91915	General Growth	(312) 960-5270
736.	Hollister Co	30569	2300 N. Salisbury Blvd Salisbury, MD 21801	Rouse	(314) 695-5170
737.	Hollister Co	30570	100 Menlo Park Edison, NJ 8837	Simon	(212) 421-8200
738.	Hollister Co	30572	800 Steven B. Tanger Blvd Commerce, GA 30529	Tanger	(336) 856-6013
739.	Hollister Co	30573	7925 FM 1960 West Houston, TX 77070	General Growth	(312) 960-5270
740.	Hollister Co	30574	100 Grand Central Ave Parkersburg, WV 26105	Glimcher	(614) 887-5699
741.	Hollister Co	30575	651 Kapkowski Road Elizabeth, NJ 7201	Glimcher	(614) 887-5877
742.	Hollister Co	30577	1000 Turtle Creek Drive Hattiesburg, MS 39402	CBL	(423) 490-8317
743.	Hollister Co	30578	12525 Wayzata Blvd Minnetonka, MN 55305	General Growth	(312) 960-5270
744.	Hollister Co	30579	4403 Black Horse Pike Mays Landing, NJ 8330	Kravco	(610) 854-2824
745.	Hollister Co	30580	1414 Fording Island Road Bluffton, SC 29910	Tanger	(336) 856-6013
746.	Hollister Co	30581	36508 Seaside Outlet Drive Rehoboth Beach, DE 19971	Tanger	(336) 856-6013
747.	Hollister Co	30583	3902 13th Avenue South Fargo, ND 58103	West Acres	(701) 282-2222
748.	Hollister Co	30584	1727 Montebello Town Ctr. Montebello, CA 90640	Simon	(212) 421-8200
749.	Hollister Co	30585	49 Church Street Burlington, VT 5401	Devonwood	(973) 279-9000
750.	Hollister Co	30586	3100 SW College Road Ocala, FL 34474	Simon	(212) 421-8200
751.	Hollister Co	30587	5101 Hinkleville Road Paducah, KY 42001	Cafaro	(330) 747-2661
752.	Hollister Co	30588	210 Gasser Road Lake Delton, WI 53913	Tanger	(336) 856-6013
753.	Hollister Co	30589	625 Black Lake Blvd Olympia, WA 98502	Starwood	(614) 216-6453
754.	Hollister Co	30590	1150 El Camino Real San Bruno, CA 94066	Jones Lang Lasalle	(650) 392-1620
755.	Hollister Co	30591	205 West Blackstone Road Spartanburg, SC 29301	CBL	(423) 490-8317
756.	Hollister Co	30592	11200 Broadway, Suite 1350 Pearland, TX 77584	CBL	(423) 490-8317

	Store Brand	Store Number	Address	Landlord Name	Landlord Contact Number
757.	Hollister Co	30593	217 Lighthouse Place Michigan City, IN 46360	Chelsea	(317) 464-8929
758.	Hollister Co	30594	99 Rockingham Park Blvd Salem, NH 3079	Simon	(212) 421-8200
759.	Hollister Co	30595	3401 South US Highway 41 Terre Haute, IN 47802	CBL	(423) 490-8317
760.	Hollister Co	30597	26300 Cedar Road Beachwood, OH 44122	General Growth	(312) 960-5270
761.	Hollister Co	30599	2000 Rt 38 Cherry Hill, NJ 8002	PREIT	(215) 875-0712
762.	Hollister Co	30600	6909 North Loop 1604 East San Antonio, TX 78247	Simon	(212) 421-8200
763.	Hollister Co	30601	3001 White Bear Avenue Maplewood, MN 55109	Simon	(212) 421-8200
764.	Hollister Co	30602	314 Flat Rock Place Westbrook, CT 6498	Tanger	(336) 856-6013
765.	Hollister Co	30603	857 Southcenter Mall Seattle, WA 98188	Westfield	(310) 445-2472
766.	Hollister Co	30605	627 East Boughton Road, Suite 110 Bolingbrook, IL 60490	Starwood	(614) 216-6453
767.	Hollister Co	30606	28211 Paseo Drive, Space 150 Tampa, FL 33543	Forest City	(216) 416-3421
768.	Hollister Co	30607	10300 Little Patuxent Parkway Columbia, MD 21044	General Growth	(312) 960-5270
769.	Hollister Co	30608	32100 Las Vegas Blvd South Primm, NV 89019	Talisman Companies, L.L.C.	(561) 340-1429
770.	Hollister Co	30610	10250 Santa Monica Blvd Los Angeles, CA 90067	Westfield	(310) 445-2472
771.	Hollister Co	30611	8201 S. Tamiami Trail Sarasota, FL 34238	Westfield	(310) 445-2472
772.	Hollister Co	30612	21100 Dulles Town Circle Leesburg, VA 20166	Lerner
773.	Hollister Co	30615	1700 W. International Speedway Blvd Daytona Beach, FL 32114	CBL	(423) 490-8317
774.	Hollister Co	30616	2601 Preston Road Frisco, TX 75034	General Growth	(312) 960-5270
775.	Hollister Co	30617	4737 Concord Pike Wilmington, DE 19803	Concord	(302) 479-8314
776.	Hollister Co	30618	1178 Burnsville Center Burnsville, MN 55306	CBL	(423) 490-8317
777.	Hollister Co	30620	112 Eisenhower Parkway Livingston, NJ 7039	Simon	(212) 421-8200
778.	Hollister Co	30623	21182 Salmon Run Loop West Watertown, NY 13601	Pyramid	(315) 422-7000
779.	Hollister Co	30624	2001 South Road, Space B201 Poughkeepsie, NY 12601	Pyramid	(315) 422-7000
780.	Hollister Co	30625	1455 W. Southern Mesa, AZ 85202	Macerich	(241) 373-5200
781.	Hollister Co	30627	8555 Seneca Turnpike Space E-06 New Hartford, NY 13413	Pyramid	(315) 422-7000
782.	Hollister Co	30629	1000 Rivergate Parkway Goodlettsville, TN 37072	Hendon Properties	(706) 543-7908
783.	Hollister Co	30630	416 Hillsdale Shopping Center San Mateo, CA 94403	Bohannon	(650) 345-8222
784.	Hollister Co	30631	14700 E. Indiana Avenue Spokane, WA 99216	General Growth	(312) 960-5270
785.	Hollister Co	30633	1500 South Willow Street Manchester, NH 3103	Simon	(212) 421-8200

	Store Brand	Store Number	Address	Landlord Name	Landlord Contact Number
786.	Hollister Co	30,634	1600 Miller Trunk Highway Duluth, MN 55811	Simon	(212) 421-8200
787.	Hollister Co	30,635	9101 International Drive Orlando, FL 32819	Centro Properties	(610) 834-7453
788.	Hollister Co	30636	1665 State Hill Road Wyomissing, PA 19610	Allied Capital	(610) 376-3443
789.	Hollister Co	30638	400 Route 38 Moorestown, NJ 8057	PREIT	(215) 875-0712
790.	Hollister Co	30640	3500 McCann Rd. Longview, TX 75605	Simon	(212) 421-8200
791.	Hollister Co	30641	1910 Wells Road Jacksonville, FL 32073	Simon	(212) 421-8200
792.	Hollister Co	30644	305 West FM 1382, Suite 514 Cedar Hill, TX 75104	The Mgherring Group	(972) 637-6308
793.	Hollister Co	30647	660 Chicago Ridge Mall Chicago Ridge, IL 60415	Westfield	(310) 445-2472
794.	Hollister Co	30648	153 Old Orchard Center Suite J8 Skokie, IL 60077	Westfield	(310) 445-2472
795.	Hollister Co	30649	2899 Whiteford Road York, PA 17402	CBL	(423) 490-8317
796.	Hollister Co	30650	159 East Towne Mall Madison, WI 53704	CBL	(423) 490-8317
797.	Hollister Co	30652	1615 East Empire Street Bloomington, IL 61701	CBL	(423) 490-8317
798.	Hollister Co	30653	6200 20th Street, Room 440 Vero Beach, FL 32966	Simon	(212) 421-8200
799.	Hollister Co	30654	201 Bluefish Drive Panama City Beach, FL 32413	Simon	(212) 421-8200
800.	Hollister Co	30655	701 Lynnhaven Parkway Virginia Beach, VA 23452	General Growth	(312) 960-5270
801.	Hollister Co	30656	9409 US Highway 19 Port Richey, FL 34668	Simon	(212) 421-8200
802.	Hollister Co	30657	1441 Tamiami Trail Port Charlotte, FL 33948	Simon	(212) 421-8200
803.	Hollister Co	30658	1100 South Hayes Street Arlington, VA 22202	Simon	(212) 421-8200
804.	Hollister Co	30659	200 Towne Center Circle Sanford, FL 32771	Simon	(212) 421-8200
805.	Hollister Co	30663	4310 Buffalo Gap Road Abilene, TX 79606	Jones Lang Lasalle
806.	Hollister Co	30665	696 Bel Air Road, Unit H01 Bel Air, MD 21014	CBL	(423) 490-8317
807.	Hollister Co	30670	358 Broadway Mall Hicksville, NY 11801	Vornado	(201) 587-1000x2162
808.	Hollister Co	30671	1105 Walnut Street Cary, NC 27511	CBL	(423) 490-8317
809.	Hollister Co	30672	2505 Sand Creek Road Brentwood, CA 94513	RED Legacy	(816) 777-3500
810.	Hollister Co	30673	3450 Wrightsboro Road Augusta, GA 30909	General Growth	(312) 960-5270
811.	Hollister Co	30674	4950 Pacific Avenue, Suite 131 Stockton, CA 95207	Glimcher	(614) 887-5699
812.	Hollister Co	30676	30 Mall Drive West Jersey City, NJ 7310	Simon	(212) 421-8200
813.	Hollister Co	30678	134 St Clair Square Fairview Heights, IL 62208	CBL	(423) 490-8317
814.	Hollister Co	30680	4400 Sergeant Road Sioux City, IA 51106	Simon	(212) 421-8200
815.	Hollister Co	30681	60 Smithfield Boulevard Plattsburgh, NY 12901	Pyramid	(315) 422-7000

	Store Brand	Store Number	Address	Landlord Name	Landlord Contact Number
816.	Hollister Co	30682	1 Galleria Drive Middletown, NY 10941	Pyramid	(315) 422-7000
817.	Hollister Co	30683	1151 Galleria Blvd Suite 2150 Roseville, CA 95678	Westfield	(310) 445-2472
818.	Hollister Co	30684	2615 Medical Center Parkway Murfreesboro, TN 37129	Cousins	(615) 809-3402
819.	Hollister Co	30687	300 Lycoming Mall Circle Williamsport, PA 17756	PREIT	(215) 875-0712
820.	Hollister Co	30688	2901 Brooks Street Missoula, MT 59801	Southgate
821.	Hollister Co	30689	2551 McMenamin Street Hampton, VA 23666	Steiner + Associates, Inc.	(614) 416-8302
822.	Hollister Co	30690	600 Broadway New York, NY 10012	One Step Up	(212) 398-3970
823.	Hollister Co	30692	22500 Town Circle Moreno Valley, CA 92553	Spinoso	(951) 653-1177
824.	Hollister Co	30694	29 Wyoming Valley Mall Wilkes Barre, PA 18702	PREIT	(215) 875-0712
825.	Hollister Co	30695	663 Stillwater Avenue Bangor, ME 4401	Simon	(212) 421-8200
826.	Hollister Co	30697	320 West Kimberly Road Davenport, IA 52806	Macerich	(241) 373-5200
827.	Hollister Co	30698	6000 Sepulveda Blvd Culver City, CA 90230	Westfield	(310) 445-2472
828.	Hollister Co	30700	755 State Route 18 E Brunswick, NJ 8816	Simon	(212) 421-8200
829.	Hollister Co	30701	7007 Friars Road San Diego, CA 92108	Simon	(212) 421-8200
830.	Hollister Co	30703	1600 Del Monte Center Monterey, CA 93940	Farallon	(858) 350-2657
831.	Hollister Co	30705	655 Cheshire Road Lanesborough, MA 1237	CBL	(423) 490-8317
832.	Hollister Co	30708	400 Commons Way Bridgewater, NJ 8807	General Growth	(312) 960-5270
833.	Hollister Co	30709	14567 SW 5th Street Pembroke Pines, FL 33027	Jeffrey R. Anderson Real Estate
834.	Hollister Co	30710	11500 Midlothian Turnpike Richmond, VA 23235	Rouse	(314) 695-5170
835.	Hollister Co	30711	2200 South 10th Street McAllen, TX 78503	Simon	(212) 421-8200
836.	Hollister Co	30712	19575 Biscayne Blvd Aventura, FL 33180	Turnberry
837.	Hollister Co	30713	One Sunrise Mall Massapequa, NY 11758	Westfield	(310) 445-2472
838.	Hollister Co	30714	6001 West Waco Drive Waco, TX 76710	CBL	(423) 490-8317
839.	Hollister Co	30715	3001 Knoxville Center Drive Knoxville, TN 37924	Simon	(212) 421-8200
840.	Hollister Co	30716	75 Oakbrook Center Oak Brook, IL 60523	General Growth	(312) 960-5270
841.	Hollister Co	30717	210 Andover Street Peabody, MA 1960	Simon	(212) 421-8200
842.	Hollister Co	30719	5870 E. Broadway Blvd Tucson, AZ 85711	General Growth	(312) 960-5270
843.	Hollister Co	30722	1321 N. Columbia Center Blvd Kennewick, WA 99336	Simon	(212) 421-8200
844.	Hollister Co	30725	One Susquehanna Valley Mall Drive Selinsgrove, PA 17870	PREIT	(215) 875-0712

	Store Brand	Store Number	Address	Landlord Name	Landlord Contact Number
845.	Hollister Co	30726	280 Cedar Sage Drive Garland, TX 75040	Simon	(212) 421-8200
846.	Hollister Co	31001	668 Fifth Avenue New York, NY 10103	Vornado
847.	Hollister Co	31003	1365 N. Dupont Highway Dover, DE 19901	Simon	(212) 421-8200
848.	Hollister Co	31004	7427 Dadeland Mall Miami, FL 33156	Simon	(212) 421-8200
849.	Hollister Co	31019	4015 I-35 South San Marcos, TX 78666	Tanger	(336) 856-6013
850.	Hollister Co	31280	1500 SE East Devils Lake Road Lincoln City, OR 97367	Tanger	(336) 856-6013
851.	Hollister Co	31281	6170 W. Grand Avenue Gurnee, IL 60031	Simon	(212) 421-8200
852.	Hollister Co	31284	5000 Katy Mills Circle Katy, TX 77494	Simon	(212) 421-8200
853.	Hollister Co	31286	2788 Paragon Outlets Drive Livermore, CA 94551	Simon	(212) 421-8200
854.	Hollister Co	31393	18527 Outlet Boulevard, Unit 760 Chesterfield, MO 63005	Simon	(212) 421-8200
855.	LA/Santa Monica Office[2]		5670 Wilshire Blvd Los Angeles, CA 90036	Trizec	(312)798-5044

_____________________________
2 As of the Closing Date, the Loan Parties are lessees under, but not operating out of, the LA/Santa Monica Office. This office space is sub-leased by the Loan Parties to Shawmut Woodworking & Supply, effective as of March 1, 2013.

Schedule 5.09
Environmental Matters
None.

Those portions of this Schedule 5.10
marked with an [*] have been omitted pursuant
to a request for confidential treatment and
have been filed separately with the SEC.

Schedule 5.10
Insurance

Type of Policy	Name of Insurer	Policy Number	Premium	Effective Date	Expiration Date
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]

Schedule 5.13

Subsidiaries; Other Equity Investments

(a)	Loan Party Subsidiaries:

Subsidiaries of Abercrombie & Fitch Co.	Jurisdiction of Organization	Percentage of Equity Interests Owned
Abercrombie & Fitch Holding Corporation (a)	Delaware	100%
Abercrombie & Fitch Distribution Company (b)	Ohio	100%
Abercrombie & Fitch Management Co. (b)	Delaware	100%
A & F Trademark, Inc. (c)	Delaware	100%
Abercrombie & Fitch Stores, Inc. (c)	Ohio	100%
Hollister Co. (c)	Delaware	100%
Abercrombie & Fitch International, Inc. (c)	Delaware	100%
Fan Company, LLC (c)	Ohio	100%
Canoe, LLC (c)	Ohio	100%
Crombie, LLC (c)	Ohio	100%
DFZ, LLC (c)	Ohio	100%
NSOP, LLC (c)	Ohio	100%
J.M.H. Trademark, Inc. (d)	Delaware	100%
J.M. Hollister, LLC (e)	Ohio	100%
Ruehl No. 925, LLC (e)	Ohio	100%
Gilly Hicks, LLC (e)	Ohio	100%
Abercrombie & Fitch Europe SA (f)	Switzerland	100%
Abercrombie & Fitch Hong Kong Limited (f)	Hong Kong	100%
AFH Puerto Rico LLC (f)	Ohio (Qualified in Puerto Rico)	100%
AFH Brasil Participacoes Ltda (f)*	Brazil	99%
A&F Canada Holding Co. (f)	Delaware	100%
Abercrombie & Fitch Trading Co. (g)	Ohio	100%
AFH Canada Stores Co. (h)	Nova Scotia	100%
AFH Japan GK (i)	Japan	100%
Abercrombie & Fitch Italia SRL (i)	Italy	100%
Abercrombie & Fitch (UK) Limited (i)	United Kingdom	100%
AFH Stores UK Limited (i)	United Kingdom	100%
Abercrombie & Fitch (France) SAS (i)	France	100%
Abercrombie & Fitch (Denmark) ApS (i)	Denmark	100%
Abercrombie & Fitch (Spain) S.L. (i)	Spain	100%
Abfico Netherlands Distribution B.V. (i)	The Netherlands	100%
European Regional Inventory Control NL B.V. (i)	The Netherlands	100%
AFH Hong Kong Limited (i)	Hong Kong	100%
A&F Hollister Ireland Limited (i)	Ireland	100%
AFH Hong Kong Stores Limited (i)	Hong Kong	100%
AFH Singapore Pte. Ltd. (i)	Singapore	100%
A&F HCo Stores AT GmbH (i)	Austria	100%
AFH Belgium SPRL (i)**	Belgium	99%
AFH Korea Yuhan Hoesa (i)	South Korea	100%
AFH Poland Sp. Z o.o (i)	Poland	100%

Subsidiaries of Abercrombie & Fitch Co.	Jurisdiction of Organization	Percentage of Equity Interests Owned
AFHCo Stores NL BV (i)	The Netherlands	100%
AFH Switzerland SA (i)	Switzerland	100%
AFH Fulfillment NL BV (i)	The Netherlands	100%
AFH Australia Pty. Ltd. (i)	Australia	100%
AFH Finland Oy (i)	Finland	100%
AFH Taiwan Co., Ltd. (i)	Taiwan	100%
AFH Logistics DWC-LLC (i)	United Arab Emirates (Dubai)	100%
Abercrombie & Fitch Procurement Services, LLC (j)	Ohio	100%
Hollister Co. California, LLC (j)	California	100%
AFH Germany GmbH (k)	Germany	100%
AFH Sweden AB (k)	Sweden	100%
AFH Trading (Shanghai) Co., Ltd. (l)	China	100%
AFH International Trading Shanghai Co., Ltd. (l)	China	100%
AFH BLP HK Limited (i)	Hong Kong	100%
AFH HK DTC Limited (dormant) (f)	Hong Kong	100%

(a)	Wholly-owned subsidiary of Abercrombie & Fitch Co., the registrant

(b)	Wholly-owned subsidiary of Abercrombie & Fitch Holding Corporation

(c)	Wholly-owned subsidiary of Abercrombie & Fitch Management Co.

(d)	Wholly-owned subsidiary of A & F Trademark, Inc.

(e)	Wholly-owned subsidiary of Abercrombie & Fitch Stores, Inc.

(f)	Wholly-owned subsidiary of Abercrombie & Fitch International, Inc.

(g)	Wholly-owned subsidiary of J.M.H. Trademark, Inc.

(h)	Wholly-owned subsidiary of A&F Canada Holding Co.

(i)	Wholly-owned subsidiary of Abercrombie & Fitch Europe SA

(j)	Wholly-owned subsidiary of Abercrombie & Fitch Trading Co.

(k)	Wholly-owned subsidiary of Abfico Netherlands Distribution B.V.

(l)	Wholly-owned subsidiary of AFH Hong Kong Limited

* Abercrombie & Fitch Management Co. owns 1% (8,600 shares @ R$1.00/share) of AFH Brasil Participacoes Ltda. Abercrombie & Fitch International, Inc. owns the remaining 99% (841,400 shares @ R$1.00/share).
** Abfico Netherlands Distribution B.V. owns three shares (EUR 300.00) of AFH Belgium SPRL. Abercrombie & Fitch Europe SA owns the remaining 169,997 shares.

(b)	Other equity investments: Other than Permitted Investments, none.

(c)	Capitalization of Loan Parties[3]:

Name of Loan Party	Name of Owner	Class	Number of Shares	Percentage Owned
Abercrombie & Fitch Management Co.	Abercrombie & Fitch Holding Corporation	Common stock	100	100%
Abercrombie & Fitch Stores, Inc.	Abercrombie & Fitch Management Co.	Common stock	100	100%
Abercrombie & Fitch Trading Co.	J.M.H. Trademark, Inc.	Common stock	100	100%
J.M. Hollister, LLC	Abercrombie & Fitch Stores, Inc.	Membership Interests	N/A	100%
Gilly Hicks, LLC	Abercrombie & Fitch Stores, Inc.	Membership Interests	N/A	100%
Abercrombie & Fitch Holding Corporation	Abercrombie & Fitch Co.	Common stock	100	100%
Abercrombie & Fitch Procurement Services, LLC	Abercrombie & Fitch Trading Co.	Membership Interests	N/A	100%
A&F Canada Holding Co.	Abercrombie & Fitch International, Inc.	Common stock	100	100%
A & F Trademark, Inc.	Abercrombie & Fitch Management Co.	Common stock	105	100%
Hollister Co.	Abercrombie & Fitch Management Co.	Common stock	100	100%
Hollister Co. of California, LLC	Abercrombie & Fitch Trading Co.	Membership Interests	N/A	100%
J.M.H. Trademark, Inc.	A & F Trademark, Inc.	Common stock	100	100%
AFH Puerto Rico LLC	Abercrombie & Fitch International, Inc.	Membership Interests	N/A	100%

3 Capitalization of Abercrombie & Fitch Co., an entity publicly traded on the New York Stock Exchange (ticker symbol ANF), is not set forth in the below chart.

Schedule 5.17
Intellectual Property Matters
None.

Schedule 5.18
Collective Bargaining Agreements
None.

Those portions of this Schedule 5.21(a)
marked with an [*] have been omitted pursuant
to a request for confidential treatment and
have been filed separately with the SEC.

Schedule 5.21(a)
DDAs and Securities Accounts
With regard to all DDAs and Securities Accounts maintained by the Loan Parties as of the Closing Date, below is a listing of all (i) the name and address of the depository or securities intermediary, as applicable; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository or securities intermediary.
For purposes of the Agreement, as of the Closing Date, the following institutions are Blocked Account Banks: [*], [*], [*], [*], [*], [*], and [*].

Those portions of this Schedule 5.21(a)
marked with an [*] have been omitted pursuant
to a request for confidential treatment and
have been filed separately with the SEC.

(a)For purposes of Section 6.13(a)(ii), and subject to clause 6.13(b), the deposit accounts listed below are designated as Blocked Accounts:

Blocked Accounts
Account Holder	Account Number	Type of Account	Financial Institution	Financial Institution Contact Information
Abercrombie & Fitch Management Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Management Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Management Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Management Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Management Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Management Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Management Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Management Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Management Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Management Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Management Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Management Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Management Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Management Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Management Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Management Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Management Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Management Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Management Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Management Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Management Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Management Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Management Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Management Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Stores Inc.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Stores Inc.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Stores Inc.	[*]	[*]	[*]	[*]
Hollister Co.	[*]	[*]	[*]	[*]
Hollister Co.	[*]	[*]	[*]	[*]
Hollister Co.	[*]	[*]	[*]	[*]
AFH Puerto Rico LLC	[*]	[*]	[*]	[*]

Those portions of this Schedule 5.21(a)
marked with an [*] have been omitted pursuant
to a request for confidential treatment and
have been filed separately with the SEC.

Blocked Accounts
Account Holder	Account Number	Type of Account	Financial Institution	Financial Institution Contact Information
Abercrombie & Fitch Stores Inc.	[*]	[*]	[*]	[*]
Hollister Co.	[*]	[*]	[*]	[*]
Hollister Co.	[*]	[*]	[*]	[*]
Hollister Co.	[*]	[*]	[*]	[*]
AFH Puerto Rico LLC	[*]	[*]	[*]	[*]
Abercrombie & Fitch Stores Inc.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Stores Inc.	[*]	[*]	[*]	[*]
Hollister Co.	[*]	[*]	[*]	[*]
Gilly Hicks, LLC	[*]	[*]	[*]	[*]
Abercrombie & Fitch Stores Inc.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Stores Inc.	[*]	[*]	[*]	[*]
Hollister Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Stores Inc.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Stores Inc.	[*]	[*]	[*]	[*]

Those portions of this Schedule 5.21(a)
marked with an [*] have been omitted pursuant
to a request for confidential treatment and
have been filed separately with the SEC.

(b)For purposes of Section 6.13(a)(ii), the deposit accounts listed below are not designated as Blocked Accounts and will not be subject to Blocked Account Agreements:

Deposit Accounts Not Deemed Blocked Accounts
Account Holder	Account Number	Type of Account	Financial Institution	Financial Institution Contact Information
Abercrombie & Fitch Stores Inc.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Stores Inc.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Stores Inc.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Stores Inc.	[*]	[*]	[*]	[*]
Hollister Co.	[*]	[*]	[*]	[*]
Hollister Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Stores Inc.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Stores Inc.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Stores Inc.	[*]	[*]	[*]	[*]
Hollister Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Stores Inc.	[*]	[*]	[*]	[*]
AFH Puerto Rico LLC	[*]	[*]	[*]	[*]

Those portions of this Schedule 5.21(a)
marked with an [*] have been omitted pursuant
to a request for confidential treatment and
have been filed separately with the SEC.

(c)For purposes of Section 6.13(a)(iii), the following Securities Accounts will be subject to Securities Account Control Agreements:

Securities Accounts
Account Holder	Account Number	Type of Account	Financial Institution	Financial Institution Contact Information
Abercrombie & Fitch Management Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Management Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Management Co.	[*]	[*]	[*]	[*]
Abercrombie & Fitch Management Co.	[*]	[*]	[*]	[*]

As of the Closing Date, the Loan Parties also maintain a Securities Account with [*], as Trustee, regarding the Non-Qualified Savings and Supplemental Retirement Plan. This account will not be subject to a Securities Account Control Agreement.

Those portions of this Schedule 5.21(b)
marked with an [*] have been omitted pursuant
to a request for confidential treatment and
have been filed separately with the SEC.

Schedule 5.21(b)
Credit Card Arrangements
As of the Closing Date, the Loan Parties have arrangements in place under which they receive processing and/or payment of proceeds of credit card charges and debit card charges for sales made by such Loan Parties with the following companies:

Credit/Debit Card Processor	Credit/Debit Card
[*]	Mastercard and Visa
[*]	American Express
[*]	Discover
[*]	Private Label
[*]	On-Line Commerce

Schedule 6.02
Collateral Reporting
Pursuant to the terms of the Credit Agreement, the Loan Parties shall provide the Agent, on the applicable day specified below, original counterparts of the following documents (each in such form and detail as the Agent from time to time may specify):

1.	Quarterly Reports: Quarterly, the Loan Parties shall provide to Wells Fargo the following; provided however that if at any time there are direct borrowings, then monthly;

a.	Within fifteen (15) days after the end of each Fiscal Quarter for the immediately preceding Fiscal Quarter/Month, as applicable:

i.	Borrowing Base Certificate and supporting documentation;

ii.	Purchases and accounts payable analysis report* (together with account payable aging);

iii.	Inventory summary by department;

iv.	Inventory certificate*.

b.	Within thirty (30) days after the end of each Fiscal Quarter for the immediately preceding Fiscal Quarter/Month, as applicable:

i.	Reconciliation of the stock ledger to the general ledger;

ii.	Statement of Store Activity*; and

iii.	Such other information as the Agent may from time to time reasonably request.
For purposes of Sections (a) and (b) above, the first Fiscal Quarter in respect of which the items required by such Section shall be provided shall be the Fiscal Quarter ending August 2, 2014.

*Typically provided in the Agent’s format

Schedule 6.19

Post-Closing Matters

1.
Original Stock Certificates. Within 15 Business Days after the Closing Date (or such later date as agreed to by the Term Agent in its sole discretion), the Loan Parties shall deliver to the Term Agent the original stock certificates, with accompanying undated stock powers executed in blank, for each of (a) A & F Trademark, Inc., representing its shares of stock owned by Abercrombie & Fitch Management Co. and (b) Abercrombie & Fitch International, Inc., representing no more than 65% of its shares of stock owned by Abercrombie & Fitch Management Co.

2.
Customs Broker/Carrier Agreements. The Loan Parties shall use commercially reasonable efforts to deliver, within 90 days after the Closing Date, Customs Broker/Carrier Agreements in form and substance reasonably satisfactory to the Agent and duly executed by the applicable Loan Parties and each of (i) Damco; (ii) Expeditors International (iii) Maersk Agency U.S.A., Inc., (iv) Hanjin Shipping, (v) MOL, and (vi) K-Line.

3.
Foreign Intercompany Notes. Within 30 days after the Closing Date (or such later date as agreed to by the Agent in its sole discretion), the Loan Parties shall deliver to the Agent certain original foreign intercompany notes.

4.
Domestic Intercompany Notes. By April 30, 2015 (or such later date as agreed to by the Term Agent in its sole discretion), the Borrower shall deliver to the Term Agent certain original domestic intercompany notes that are being restructured.

5.
Original Stock Certificates. Within 15 Business Days after the Closing Date (or such later date as agreed to by the Term Agent in its sole discretion), the Loan Parties shall deliver to the Term Agent the original stock certificates, with accompanying undated stock powers executed in blank, for each of (a) A & F Trademark, Inc., representing its shares of stock owned by Abercrombie & Fitch Management Co. and (b) Abercrombie & Fitch International, Inc., representing no more than 65% of its shares of stock owned by Abercrombie & Fitch Management Co.

6.
Insurance Endorsements. Within 5 days after the Closing Date (or such later date as agreed to by the Agent in its sole discretion), the Loan Parties shall deliver to the Agent, in form and substance reasonably satisfactory to the Agent, such endorsements as are required by Section 6.07 of the Credit Agreement with respect to the Stock Throughput Insurance policy.

Those portions of this Schedule 7.01
marked with an [*] have been omitted pursuant
to a request for confidential treatment and
have been filed separately with the SEC.
Schedule 7.01
Existing Liens
The Loan Parties maintain trust accounts that secure deductibles owed to insurance companies that may become due in connection with the Loan Parties’ general liability and worker’s compensation policies. Currently, these trust accounts are established at [*] (in favor of [*]), [*] (in favor of [*]) and the [*]. As of the Closing Date, the account balances are approximately [*], [*] and [*], respectively. The financial institutions, insurance carriers and account balances may vary from time to time.

Those portions of this Schedule 7.02
marked with an [*] have been omitted pursuant
to a request for confidential treatment and
have been filed separately with the SEC.
Schedule 7.02
Existing Investments
The Loan Parties have the following Investments:

1.	Blocked Accounts, DDAs and Securities Accounts listed on Schedule 5.21(a).

2.
A&F Canada Holding Co. owns 100% of the issued equity interests in AFH Canada Stores Co., a Nova Scotia company. As of the first fiscal quarter of 2014, A&F Canada Holding Co. has a total equity investment of [*] in AFH Canada Stores Co., consisting of [*] of contributed capital and [*] of retained earnings.

3.
Abercrombie & Fitch International, Inc. owns 100% of the issued equity interests in Abercrombie & Fitch Europe, SA, a Swiss company, AFH Brasil Participações Ltda., a Brazil company, Abercrombie & Fitch Hong Kong Limited, a Hong Kong Company, and AFH HK DTC Limited, a Hong Kong company. As of the first fiscal quarter of 2014, Abercrombie & Fitch International, Inc. has a total equity investment of (a) [*] in AFH Brasil Participações Ltda., consisting of [*] of contributed capital and [*] of retained earnings, (b) [*] in [*] in Abercrombie & Fitch Europe, SA, consisting of [*] of contributed capital and [*] of retained earnings, and (c) [*] in Abercrombie & Fitch Hong Kong Limited, consisting of [*] of contributed capital and [*] of retained earnings.

4.	Abercrombie & Fitch Co. serves as a guarantor to several leases entered into by Foreign Subsidiaries.

5.	AFH Logistics DWC-LLC, a Subsidiary of Abercrombie & Fitch Co., has a 49% interest in a joint venture with Majid Al Futlaim Fashion LLC (51% interest).

6.	Instruments, or loan agreements in connection therewith, are paid or payable to the Loan Parties from foreign subsidiaries:

[*]

7.	Instruments, or loan agreements in connection with, are paid or payable to the Loan Parties from domestic subsidiaries or other Loan Parties:

[*]

Schedule 7.03
Existing Indebtedness

None.

Those portions of this Schedule 7.05
marked with an [*] have been omitted pursuant
to a request for confidential treatment and
have been filed separately with the SEC.
Schedule 7.05
Store Closings

Number of Anticipated Store Closings
Year	Domestic	International	Total
2014	[*]	[*]	[*]
2015	[*]	[*]	[*]
2016	[*]	[*]	[*]
2017	[*]	[*]	[*]
2018	[*]	[*]	[*]
2019	[*]	[*]	[*]

Schedule 10.02

Agent’s Office; Certain Addresses for Notice

If to the Lead Borrower:

Abercrombie & Fitch Management Co.
6301 Fitch Path,
New Albany, Ohio 43054
Attention: Treasurer
Facsimile No.
Email:

If to any other Loan Party, to such Loan Party at:

c/o Abercrombie & Fitch Management Co.
6301 Fitch Path,
New Albany, Ohio 43054
Attention: Treasurer
Facsimile No.
Email:

And, whether to Lead Borrower or to any other Loan Party, in each case, with copies to:

c/o Abercrombie & Fitch Management Co.
6301 Fitch Path,
New Albany, Ohio 43054
Attention: General Counsel
Facsimile No.

If to the Agent:

Wells Fargo Bank, National Association
One Boston Place, 19th Floor
Boston, Massachusetts 02108
Attention: Peter Foley
Telephone:
Facsimile No.
Email:

with a copy to:

Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attention: Marjorie S. Crider, Esq.
Facsimile No.
Telephone:
Email:

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date: ___________, _____

To:	Wells Fargo Bank, National Association, as Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of August 7, 2014 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Abercrombie & Fitch Management Co., a Delaware corporation, for itself and as Lead Borrower (in such capacity, the “Lead Borrower”) for the other Borrowers party thereto from time to time (individually, a “Borrower” and, collectively, the “Borrowers”), (ii) the Borrowers party thereto from time to time, (iii) the Guarantors party thereto from time to time, (iv) Wells Fargo Bank, National Association, as administrative and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (v) Wells Fargo Bank, National Association, as Swing Line Lender and L/C Issuer, and (vi) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

1.	The Lead Borrower hereby requests [a Borrowing][a conversion of Committed Loans from one Type to the other][a continuation of LIBO Rate Loans][1]:

(a)	On ____________ (a Business Day)[2]

(b)	In the amount of $_____________________[3]

(c)	Comprised of [Base Rate][LIBO Rate]Loans (Type of Committed Loan)[4]

(d)	For LIBO Rate Loans: with an Interest Period of ____ months[5]

1 A Borrowing must be a borrowing consisting of simultaneous Loans of the same Type and, in the case of LIBO Rate Loans, must have the same Interest Period.

2 Each notice of a Borrowing must be received by the Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBO Rate Loans, or of any conversion of LIBO Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.

3 Each Borrowing, conversion to, or continuation of LIBO Rate Loans must be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

4 Committed Loans may be either Base Rate Loans or LIBO Rate Loans. If the Type of Committed Loan is not specified, then the applicable Committed Loans will be made as Base Rate Loans.

The Lead Borrower hereby represents and warrants (for itself and on behalf of the other Borrowers) that (a) the Borrowing requested herein complies with Section 2.02 and the other provisions of the Credit Agreement and (b) the conditions specified in Sections 4.01 and 4.02 of the Credit Agreement have been satisfied or waived on and as of the date specified in Item 1(a) above.

[signature page follows]

_____________________________________________________________________________________________
5 The Lead Borrower may request a Borrowing of LIBO Rate Loans with an Interest Period of one, two, three or six months. If no election of Interest Period is specified, then the Lead Borrower will be deemed to have specified an Interest Period of one month.
2

Dated as of the date above first written.

ABERCROMBIE & FITCH MANAGEMENT
CO., as Lead Borrower

By:     ____________________________________
Name:     ____________________________________
Title:     ____________________________________

Signature Page to Committed Loan Notice

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date: ___________, _____

To:	Wells Fargo Bank, National Association, as Swing Line Lender
Wells Fargo Bank, National Association, as Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of August 7, 2014 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Abercrombie & Fitch Management Co., a Delaware corporation, for itself and as Lead Borrower (in such capacity, the “Lead Borrower”) for the other Borrowers party thereto from time to time (individually, a “Borrower” and, collectively, the “Borrowers”), (ii) the Borrowers party thereto from time to time, (iii) the Guarantors party thereto from time to time, (iv) Wells Fargo Bank, National Association, as administrative and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (v) Wells Fargo Bank, National Association, as Swing Line Lender and L/C Issuer, and (vi) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

The Lead Borrower hereby requests a Swing Line Borrowing:
1.On ______________________ (a Business Day)1

2.In the amount of $______________________2

The Swing Line Borrowing requested herein complies with the provisions of Section 2.04 of the Credit Agreement.

ABERCROMBIE & FITCH MANAGEMENT
CO., as Lead Borrower

By: ______________________________________
Name: ____________________________________
Title: ____________________________________

1 Each notice of a Swing Line Borrowing must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the requested date of any Swing Line Borrowing.

2 Each Swing Line Borrowing must be in a minimum amount of $100,000.

EXHIBIT C

FORM OF NOTE

NOTE

$_______________    _______________, ____

FOR VALUE RECEIVED, the undersigned (individually, a “Borrower” and, collectively, the “Borrowers”), jointly and severally promise to pay to the order of _____________________ (hereinafter, with any subsequent Eligible Assignee, the “Lender”), c/o Wells Fargo Bank, National Association, One Boston Place, 18th Floor, Boston, Massachusetts 02108, the principal sum of ___________________ ($______________), or, if less, the aggregate unpaid principal balance of Committed Loans made by the Lender to or for the account of any Borrower pursuant to the Credit Agreement dated as of August 7, 2014 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) by and among (i) the Borrowers, (ii) the Guarantors party thereto from time to time, (iii) Wells Fargo Bank, National Association, as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (iv) Wells Fargo Bank, National Association, as Swing Line Lender and L/C Issuer, and (v) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”), with interest at the rate and payable in the manner stated therein.

This is a “Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. The principal of, and interest on, this Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Agent’s books and records concerning the Committed Loans, the accrual of interest thereon, and the repayment of such Committed Loans, shall, absent manifest error, be prima facie evidence of the indebtedness to the Lender hereunder.

No delay or omission by the Agent or the Lender in exercising or enforcing any of such Agent’s or the Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. Unless otherwise agreed in writing subject to the terms and conditions of the Credit Agreement, no waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver of any such Event of Default.

Each Borrower, and each endorser and guarantor of this Note, waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof. Each Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by the Agent and/or the Lender with respect to this Note and/or any Collateral or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of any Borrower or any other Person obligated on account of this Note.

This Note shall be binding upon each Borrower, and each endorser and guarantor hereof, and upon their respective successors, assigns, and representatives, and shall inure to the benefit of the Lender and its successors, endorsees, and assigns.

The liabilities of each Borrower, and of any endorser or guarantor of this Note, are joint and several, provided, however, the release by the Agent or the Lender of any one or more such Persons shall not release any other Person obligated on account of this Note. Each reference in this Note to any Borrower, any endorser, and any guarantor, is to such Person individually and also to all such Persons jointly. No Person obligated on account of this Note may seek contribution from any other Person also obligated unless and until all of the Obligations have been paid in full in cash.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

1

EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, SUBJECT TO THE LAST SENTENCE HEREOF, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY AGREES THAT, SUBJECT TO THE LAST SENTENCE HEREOF, ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE BORROWERS AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS NOTE OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT OR THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT AGAINST ANY OF THE BORROWERS OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO ABOVE. EACH OF THE BORROWERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

2

Each Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Agent and the Lender, in the establishment and maintenance of their respective relationship with the Borrowers contemplated by this Note, are each relying thereon. EACH BORROWER, EACH GUARANTOR, ENDORSER AND SURETY, AND THE LENDER, BY ITS ACCEPTANCE HEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH BORROWER (A) CERTIFIES THAT NO REPRESENTA-TIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDER HAVE BEEN INDUCED TO ENTER INTO THE CREDIT AGREE-MENT, THIS NOTE AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

[SIGNATURE PAGES FOLLOW]

3

IN WITNESS WHEREOF, the Borrowers have caused this Note to be duly executed as of the date set forth above.

BORROWERS:

ABERCROMBIE & FITCH
MANAGEMENT CO., as Lead Borrower
ABERCROMBIE & FITCH STORES, INC.
J.M. HOLLISTER, LLC
GILLY HICKS, LLC
ABERCROMBIE & FITCH TRADING CO.,
as Borrowers

By:         ___________________________
Name:     ___________________________
Title:    ___________________________

Signature Page to Note

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE

To:    Wells Fargo Bank, National Association        Date:    _____________________
One Boston Place, 18th Floor
Boston, Massachusetts 02108
Attention: ________________

Re:    Credit Agreement dated as of August 7, 2014 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Abercrombie & Fitch Management Co., a Delaware corporation, for itself and as Lead Borrower (in such capacity, the “Lead Borrower”) for the other Borrowers party thereto from time to time (individually, a “Borrower” and, collectively, the “Borrowers”), (ii) the Borrowers party thereto from time to time, (iii) the Guarantors party thereto from time to time, (iv) Wells Fargo Bank, National Association, as administrative and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (v) Wells Fargo Bank, National Association, as Swing Line Lender and L/C Issuer, and (vi) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

The undersigned, a duly authorized and acting Responsible Officer of the Lead Borrower, hereby certifies to you, in [his][her] capacity as a Responsible Officer and not in [his][her] individual capacity, as follows:

1.	No Default.

a.	To the knowledge of the undersigned Responsible Officer, except as set forth in Appendix I, no Default or Event of Default has occurred and is continuing.

b.	If a Default or Event of Default has occurred and is continuing, the Borrowers propose to take action as set forth in Appendix I with respect to such Default or Event of Default.

2.
No Material Accounting Changes, Etc. The financial statements furnished to the Agent for the month/quarter/year ending [_____] were prepared in accordance with GAAP consistently applied and present fairly in all material respects the financial condition of the Parent and its Subsidiaries on a consolidated basis at the close of, and the results of the Borrowers’ operations, Shareholders’ Equity and cash flows for, the period(s) covered, subject to, with respect to the monthly/quarterly financial statements, normal year end audit adjustments and the absence of footnotes. There has been no change in GAAP or the application thereof since the date of the audited financial statements furnished to the Agent for the year ending [_____], other than the material accounting changes as disclosed on Appendix II hereto.

3.
Restricted and Unrestricted Subsidiaries. There has been no change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such Fiscal Year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent Fiscal Year or period, as the case may be other than as disclosed on Appendix III hereto.

4.
Immaterial Subsidiaries. Attached on Appendix IV hereto are reasonably detailed calculations for each Immaterial Subsidiary evidencing compliance with the definition of “Immaterial Subsidiary” and showing compliance with such definition.

[signature page follows]

IN WITNESS WHEREOF, I have executed this certificate as of the date first written above.

LEAD BORROWER:

ABERCROMBIE & FITCH MANAGEMENT CO.

By: _______________________________
Name:_____________________________
Title:______________________________

Appendix I
Except as set forth below, no Default or Event of Default presently exists. [If a Default or Event of Default exists, the following describes the nature of the Default in reasonable detail and the steps being taken or contemplated by the Borrowers to be taken on account thereof.]

Appendix II

Except as set forth below, no material changes in GAAP or the application thereof have occurred since [the date of the most recently delivered financial statements to the Agent prior to the date of this Certificate]. [If material changes in GAAP or in application thereof have occurred, the following describes the nature of the changes in reasonable detail and the effect, if any, of each such material change in GAAP or in application thereof in the determination of the calculation of the financial statements described in the Credit Agreement].

Appendix III

Except as set forth below, there has been no change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such Fiscal Year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders [on the Closing Date] [in the most recent Fiscal Year or period, as the case may be].

Appendix IV

[Attach reasonably detailed calculations for each Immaterial Subsidiary evidencing compliance with the definition of “Immaterial Subsidiary” and showing compliance with such definition.]

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an]2 “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and the other Loan Documents to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below [(including, without limitation, participations in L/C Obligations and Swing Line Loans included in such facilities)] and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Documents or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]: ______________________________

______________________________

2.	Assignee[s]: ______________________________

______________________________
[for each Assignee, indicate if [Affiliate][Approved Fund] of [identify Lender]]

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the scond bracketed language.

3 Select as appropriate.

4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

3.
Borrowers: Abercrombie & Fitch Management Co., a Delaware corporation, as Lead Borrower (the “Lead Borrower”) for itself and the other Borrowers party thereto from time to time (together with the Lead Borrower, individually, a “Borrower”, and collectively, the “Borrowers”).

4.	Agent: Wells Fargo Bank, National Association, as the Agent under the Credit Agreement.

5.
Credit Agreement: Credit Agreement dated as of August 7, 2014 (as amended, modified, supplemented or restated hereafter) by, among others, (i) the Lead Borrower, (ii) the Borrowers, (iii) the Guarantors party thereto from time to time, (iii) Wells Fargo Bank, National Association, as administrative agent and collateral agent for its own benefit and the benefit of the other Credit Parties referred to therein, (iv) Wells Fargo Bank, National Association, as Swing Line Lender and L/C Issuer, and (v) the lenders from time to time party thereto.

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Amount of Assignor’s Commitment/Loans[8]	Amount of Commitment/ Loans Assigned[9]	Percentage of Assignor’s Commitment/ Loans[10]	Resulting Commitment/ Loans of Assignor	Resulting Commitment/ Loans of Assignee
			$__________	$______	_________%	$______	_________%
			$__________	$______	_________%	$______	_________%

[7.	Trade Date:__________________][11]

Effective Date: __________________, 201_ [TO BE INSERTED BY AGENT AND WHICH SHALL BE

THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

5 List each Assignor, as appropriate.

6 List each Assignee, as appropriate.

7 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. "Revolving Loan Facility", etc.).

8 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

9 Subject to minimum amount requirements pursuant to Section 10.06(b)(i) of the Credit Agreement and subject to proportionate amount requirements pursuant to Section 10.06(b)(ii) of the Credit Agreement.

10 Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders thereunder.

11 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:     _____________________________
Name:    _____________________________
Title:    _____________________________

ASSIGNEE
[NAME OF ASSIGNEE]

By:     _____________________________
Name:    _____________________________
Title:    _____________________________

[Consented to and] 12Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as
Agent

By:     _____________________________
Name:    _____________________________
Title:    _____________________________

12 To the extent that the Agent's consent is required under Section 10.06(b)(i)(B) or 10.06(b)(iii)(B) of the Credit Agreement.

[Consented to:] 13

ABERCROMBIE & FITCH MANAGEMENT
CO., as Lead Borrower

By:     _____________________________
Name:    _____________________________
Title:    _____________________________

[Consented to:] 14

WELLS FARGO BANK, NATIONAL ASSOCIATION, as
Swing Line Lender and L/C Issuer

By:     _____________________________
Name:    _____________________________
Title:    _____________________________

________________________________

13 To the extent required under Sections 10.06(b)(i)(B) or 10.06(b)(iii)(A) of the Credit Agreement.

14 To the extent that the Swing Line Lender's and/or L/C Issuer's consent is required under Section 10.06(b)(iii)(C) or 10.06(b)(iii)(D) of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement dated as of August 7, 2014 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by, among others, (i) Abercrombie & Fitch Management Co., a Delaware corporation, for itself and as Lead Borrower (in such capacity, the “Lead Borrower”) for the other Borrowers party thereto from time to time (individually, a “Borrower” and, collectively, the “Borrowers”), (ii) the Borrowers party thereto from time to time, (iii) the Guarantors from time to time party thereto, (iv) Wells Fargo Bank, National Association, as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (v) Wells Fargo Bank, National Association, as Swing Line Lender and L/C Issuer, and (vi) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Loan Parties or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Loan Parties or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee, and (viii) it is not a Disqualified Institution; and (b) agrees that (i) it will, independently and without reliance upon the Agent, the Arranger, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued up to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy, pdf or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

4.    Fees. Unless waived by the Agent in accordance with Section 10.06(b)(iv) of the Credit Agreement, this Assignment and Assumption shall be delivered to the Agent with a processing and recordation fee of $3,500.

5.    Delivery.    If the Assignee is not a Lender, the Assignee shall deliver to the Agent an Administrative Questionnaire.

EXHIBIT F
FORM OF BORROWING BASE CERTIFICATE

[see attached]

Abercrombie & Fitch Management Co.		As of Date:
Borrowing Base Certificate		Month:
Consolidated Company		Certificate #

Credit Card Receivables			$—
Less: Amounts over 5 days outstanding			0
Less: Accrued and unpaid fees			0
Total Ineligibles			$—

Total Eligible Credit Card Receivables			$—

Credit Card Advance Rate			90.0%

Credit Card Receivables Availability			$—

Trade Receivables			$—
Less: Disputed Invoices and Variances			0
Less: Dilution			0
Total Ineligibles			$—

Total Eligible Trade Receivables			$—

Trade Receivables Advance Rate			85.0%

Trade Receivables Availability			0

Ending Inventory per Perpetual (US Inventory) as of			$—

Less Ineligibles:
Shrink Reserve			0
Sample Reserve (Location #83500 - Building R)			0
Vendor Workroom/DC SKU Change Inventory in excess of $10,000,000		0	0
RTVs On-Hand			0
Unprocess Damages			0
Workroom Orders In-Transit (GL Reserve Balance)			0
Closed Store Reserve			0
Total Ineligibles			$—

Total Eligible Inventory			$—

Advance Rate (90.0% of Net Orderly Liquidation Value - "NOLV")		105.0%	94.5%

Total US Inventory Availability (Net)			0

Ending In-Transit Inventory to US DC Locations as of			$—

Less Ineligibles:
Air Shipments			0
Bangladesh Ocean Shipments			0
Aged in-transits			0
Total Ineligibles			$—

Total Eligible In-Transit Inventory			$—

Advance Rate (90.0% of NOLV)		105.0%	94.5%

Total In-Transit Inventory Availability (Net)			$—

Gross Borrowing Base Availability			$—

Less: Availability Reserves
Gift Cards (50% of GL)	1/0/1900	0	0
Landlord Lien Reserve (one months rent for stores in PA, VA, and WA)			0
Freight & Duty Landing Costs on In-Transit Inventory			0
Payables Due to Workroom Vendors			0
Total Availability Reserves			$—

Total Borrowing Base (Capped at $400,000,000)			$—
Suppressed Availability			$—

Beginning Principal Balance	as of:		$—
ADD:		Prior days advance	0
ADD:		Fees charged today	0
ADD:		Prior day's requested lending	0
LESS:		Prior day's paydown	0

Ending principal balance prior to advance request			$—

ADVANCE REQUEST			$—

Ending Principal Balance			0

ADD:		Standby Letters of Credit	0
ADD:		Commercial Letters of Credit	0

Total exposure			$—

Net Availability After Today's Request / Paydown			$—

The undersigned, a Responsible Officer (as defined in the Credit Agreement referred to below) of Abercrombie & Fitch Management Co. (the “Borrower”), represents and warrants that (A) the information set forth above and the supporting documentation and information delivered herewith (i) is true and correct in all respects, (ii) has been prepared in accordance with the requirements of that certain Credit Agreement dated August 7, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by, among others, (1) the Borrower, (2) the Lenders party thereto, and (3) Wells Fargo Bank, National Association, as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”), and (iii) is based on supporting documentation that is satisfactory to the Administrative Agent, and (B) all accounts payable and Taxes are being paid on a timely basis and (C) no Default or Event of Default (as such terms are defined in the Credit Agreement) has occurred and is continuing.

Responsible Officer: Abercrombie & Fitch Management Co.

	Print Name Title Date

EXHIBIT G

FORM OF CREDIT CARD NOTIFICATION

PREPARE ON BORROWER LETTERHEAD - ONE FOR EACH PROCESSOR and issuer

__________, ____

To:    [Name and Address of Credit Card Processor or Credit Card Issuer] (The “Processor”)

Re:     [___________] (the “Company”)
Merchant Account Number: ____________
Dear Sir/Madam:

Under various agreements between and among the Company, certain affiliates of the Company, Wells Fargo Bank, National Association, a national banking association with offices at One Boston Place, 18th Floor, Boston, Massachusetts 02108, as administrative agent and collateral agent (in such capacities, the “Agent”) for a syndicate of lenders and other credit parties (the “Credit Parties”) party to a Credit Agreement dated as of August 7, 2014 (as amended, modified, supplemented or restated, the “Credit Agreement”), the Company has granted to the Agent, for Agent’s benefit and the benefit of the other Credit Parties, a security interest in and to the Company’s inventory, accounts, general intangibles, equipment, and certain other assets, including, without limitation, all amounts due or to become due from the Processor to the Company.

Under such agreements, the Company is obligated to deliver (or cause to be delivered) all proceeds of the Company’s accounts, accounts receivable, and inventory to the Agent. Such proceeds include all payments with respect to credit card charges (the “Charges”) submitted by the Company to the Processor for processing and the amounts which the Processor owes to the Company on account thereof (the “Credit Card Proceeds”).

1.
Until the Processor receives written notification from an officer of the Agent to the contrary, all amounts as may become due from time to time from the Processor to the Company shall continue to be transferred only as follows:

(a)	By ACH, Depository Transfer Check, or Electronic Depository Transfer to:

[______________________________]
ABA # _________________________
Account No. ____________________
Re: _______________________

or

(b)	As the Processor may be instructed from time to time in writing by an officer of the Agent.

2.
Upon request of the Agent, a copy of each periodic statement provided by the Processor to the Company should be provided to the Agent at the following address (which address may be changed upon seven (7) days’ written notice given to the Processor by the Agent):

Wells Fargo Bank, National Association
One Boston Place, 18th Floor
Boston, Massachusetts 02108
Attention: ________________
Re:    ___________________

3.
The Processor shall be fully protected in acting on any order or direction by the Agent respecting the Charges and the Credit Card Proceeds without making any inquiry whatsoever as to the Agent’s right or authority to give such order or direction or as to the application of any payment made pursuant thereto.

This letter may be amended only by the written agreement of the Processor, the Company, and an officer of the Agent and may be terminated solely by written notice signed by an officer of the Agent.

Very truly yours,

[_________________], as the Company

By:        ___________________________
Name:    ___________________________
Title:    ___________________________

cc:    Wells Fargo Bank, National Association

Signature Page to Credit Card Notification

EXHIBIT H-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of August 7, 2014 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Abercrombie & Fitch Management Co., a Delaware corporation, for itself and as Lead Borrower (in such capacity, the “Lead Borrower”) for the other Borrowers party thereto from time to time (individually, a “Borrower” and, collectively, the “Borrowers”), (ii) the Borrowers party thereto from time to time, (iii) the Guarantors party thereto from time to time, (iv) Wells Fargo Bank, National Association, as administrative and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (v) Wells Fargo Bank, National Association, as Swing Line Lender and L/C Issuer, and (vi) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By: _______________________

Name: ________________________

Title: ________________________

Date: ________ __, 20[ ]

EXHIBIT H-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of August 7, 2014 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Abercrombie & Fitch Management Co., a Delaware corporation, for itself and as Lead Borrower (in such capacity, the “Lead Borrower”) for the other Borrowers party thereto from time to time (individually, a “Borrower” and, collectively, the “Borrowers”), (ii) the Borrowers party thereto from time to time, (iii) the Guarantors party thereto from time to time, (iv) Wells Fargo Bank, National Association, as administrative and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (v) Wells Fargo Bank, National Association, as Swing Line Lender and L/C Issuer, and (vi) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By: _______________________

Name: ________________________

Title: ________________________

Date: ________ __, 20[ ]

EXHIBIT H-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of August 7, 2014 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Abercrombie & Fitch Management Co., a Delaware corporation, for itself and as Lead Borrower (in such capacity, the “Lead Borrower”) for the other Borrowers party thereto from time to time (individually, a “Borrower” and, collectively, the “Borrowers”), (ii) the Borrowers party thereto from time to time, (iii) the Guarantors party thereto from time to time, (iv) Wells Fargo Bank, National Association, as administrative and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (v) Wells Fargo Bank, National Association, as Swing Line Lender and L/C Issuer, and (vi) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By: _______________________

Name: ________________________

Title: ________________________

Date: ________ __, 20[ ]

EXHIBIT H-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of August 7, 2014 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Abercrombie & Fitch Management Co., a Delaware corporation, for itself and as Lead Borrower (in such capacity, the “Lead Borrower”) for the other Borrowers party thereto from time to time (individually, a “Borrower” and, collectively, the “Borrowers”), (ii) the Borrowers party thereto from time to time, (iii) the Guarantors party thereto from time to time, (iv) Wells Fargo Bank, National Association, as administrative and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (v) Wells Fargo Bank, National Association, as Swing Line Lender and L/C Issuer, and (vi) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By: _______________________

Name: ________________________

Title: ________________________

Date: ________ __, 20[ ]